SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 2002
(To prospectus dated September 18, 2002)

                       [ LOGO Green Square above wording ]


                                  $250,000,000
                         LANDWIRTSCHAFTLICHE RENTENBANK
                             3.375% NOTES DUE 2007



                                   ----------

                   Interest payable on May 15 and November 15


                                   ----------


    This supplement relates to the offering by us of $250,000,000 of additional notes. On October 30, 2002, we sold $1,000,000,000 of notes pursuant to a prospectus supplement. Additional information about the notes and this offering is contained in the accompanying prospectus and prospectus supplement.

    The notes are not redeemable at any time prior to maturity, except (1) at our option in the case of certain changes in the tax laws of the Federal Republic of Germany and (2) at the holder's option in the case of certain changes related to the backing of our obligations by the Federal Republic. See the sections entitled "- Redemption for Tax Reasons" and "- Redemption at Holder's Option" under "Description of the Notes".

    Under our governing law, the notes will be effectively backed by the full faith and credit of the Federal Republic. See "Responsibility of the Federal Republic for Rentenbank" in the accompanying prospectus.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.



                                   ----------

                  PRICE 100.061% AND ACCRUED INTEREST, IF ANY

                                   ----------



                               UNDERWRITING DISCOUNTS AND
           PRICE TO PUBLIC(1)          COMMISSIONS         PROCEEDS TO RENTENBANK
Per Note        100.061%                  0.10%                    99.961%
Total         $250,152,500              $250,000                $249,902,500




----------
(1) Plus accrued interest from and including November 6, 2002.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including Euroclear and Clearstream Banking, on February 10, 2003.


                                   ----------


                               Joint Bookrunners

              NOMURA SECURITIES                     UBS WARBURG


                                   ----------



    The date of this supplement to the prospectus supplement is January 30, 2003

                                TABLE OF CONTENTS

                                   SUPPLEMENT

                                                        PAGE
Where You Can Find More Information..................   SS-3
Presentation of Financial Data.......................   SS-3
Forward-looking Statements...........................   SS-3
Recent Developments..................................   SS-5
Use of Proceeds......................................   SS-8
Exchange Rate Information............................   SS-8
Description of The Notes.............................   SS-9
Underwriting.........................................  SS-10
Validity of The Notes................................  SS-11
General Information..................................  SS-12


                    PROSPECTUS SUPPLEMENT
Where You Can Find More Information..................    S-3
Presentation of Financial Data.......................    S-3
Recent Developments..................................    S-4
Use of Proceeds......................................    S-5
Exchange Rate Information............................    S-5
Description of The Notes.............................    S-6
Underwriting.........................................   S-10
Validity of The Notes................................   S-12
General Information..................................   S-13


                         PROSPECTUS
Presentation of Financial Data.......................      3
About this Prospectus................................      3
Prospectus Summary...................................      4
Recent Developments..................................      7
Use of Proceeds......................................     10
Exchange Rate Information............................     10
Capitalization.......................................     11
Business.............................................     13
Management's Report..................................     22
Management...........................................     29
Employees............................................     32
Supervision and Regulation...........................     33
Debt Record..........................................     37
Description of The Securities........................     38
Responsibility of the Federal Republic for Rentenbank     43
German Taxation......................................     44
United States Taxation...............................     46
Plan of Distribution.................................     56
Validity of Securities...............................     57
Limitations on Actions against the Federal Republic..     58
Enforcement of Civil Liabilities against Rentenbank..     58
Authorized Representative in the United States.......     58
Official Statements and Documents....................     58
Further Information..................................     58
Index to Financial Statements........................    F-1
The Federal Republic Of Germany......................    G-1


    This document consists of three parts. The first part is the supplement, which describes the present offering. The second part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The third part, the accompanying prospectus, gives more general information about us, our business and the Federal Republic of Germany. Generally, when we refer to the prospectus we are referring to all parts combined. If the description of your notes varies between this supplement and the accompanying prospectus supplement and the prospectus, you should rely on the information in this supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

    This supplement should be read together with the accompanying prospectus supplement dated October 30, 2002 and the prospectus dated September 19, 2002, which contain information regarding Rentenbank and other matters, including a description of the terms of the notes being offered. Further information concerning Rentenbank, the Federal Republic of Germany and the notes may be found in the registration statement (registration no. 333-98953) and its exhibits filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 and relating to the debt securities of Rentenbank described in the accompanying prospectus and prospectus supplement. These documents are also available free of charge at the offices of Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

    You should rely only on the information provided in this supplement, accompanying prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of such documents.

    This supplement and accompanying prospectus supplement include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Landwirtschaftliche Rentenbank.

    The distribution of the accompanying prospectus, the accompanying prospectus supplement and this supplement and the offering of the notes in some jurisdictions may be restricted by law. Persons into whose possession the prospectus, the prospectus supplement and this supplement come should inform themselves about and observe any such restrictions. The accompanying prospectus and prospectus supplement and this supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting".


                         PRESENTATION OF FINANCIAL DATA

    In this prospectus supplement, references to "euro" or "euro" are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this prospectus supplement, references to "Deutsche Mark" or "DM" are to the former national currency unit of the Federal Republic of Germany, which was a legal tender until December 31, 2001 as a non-decimal sub-unit of the euro, and references to "U.S. dollars" or "$" are to United States dollars. See "The Federal Republic of Germany --- Monetary and Financial System --- Foreign Exchange Rates and Controls" in the accompanying prospectus for information regarding the rates of conversion of Deutsche Mark into United States dollars and other major currencies for the period 1997 through 1998 and for information regarding the rates of conversion of euro into United States dollars and other major currencies for the period 1999 through 2001. See "Exchange Rate Information" for information regarding the rates of conversion of the euro into United States dollars for the period from January 1, 1999 through December 31, 2002. On January 29, 2003, the Noon Buying Rate for cable transfers in New York City payable in euros was euro 1.00 = $1.0861.

                                   ----------

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Except as required under the Federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

                                   ----------



    In this prospectus supplement, references to "Rentenbank", "we" or "us" are to Landwirtschaftliche Rentenbank.

                               RECENT DEVELOPMENTS

RECENT BOND ISSUANCES

    Under our U.S. $35 billion Euro Medium-Term Note Program we issued U.S. $500 million 2.875% Notes due December 20, 2005 on December 20, 2002, euro1 billion 3.625% Bonds due February 15, 2008 on January 21, 2003, U.S. $500 million 4% Bonds due January 28, 2010 on January 28, 2003 and CHF250 million 1.75% Notes due February 12, 2008 on February 12, 2003.


BUSINESS

    Rentenbank plans to raise the equivalent of euro 8 billion --- 10 billion equivalent in medium and long-term funding in 2003. This figure includes all transactions in the domestic and international capital markets with maturities of more than two years. The roughly euro 10.5 billion raised in 2002 slightly exceeded the predicted range of euro8 billion --- 10 billion. According to preliminary figures, total assets in 2002 increased by 8.8 % (15.0 %) to euro
64.3 billion (euro 59.1 billion). The securities portfolio grew at a lower rate by 6.1 % (13.8 %) amounting to euro 15.6 billion (euro 14.7 billion) due to a lower growth rate in the demand for refinancing in certificate form.

    According to an initial review, the Board of Managing Directors was satisfied with the bank's earnings situation. Due to favourable refinancing conditions in domestic and international financial markets, tight cost management and the increased loan volume, net interest income as well as the operating result were slightly increased in the business year 2002. According to preliminary calculations, net interest income rose by 5.0 % to euro 177.4 million (euro 168.9 million). Based on these figures, the Board of Managing Directors is expecting an operating result (before risk provisions and net valuation adjustments) of euro 143.1 million (euro 134.0 million) for 2002 after deduction of general administrative expenses of euro 34.4 million (euro
34.6 million). Net income for the year is expected to reach euro 35.0 million (euro 34.0 million) of which euro 26.3 million (euro 25.5 million) will be added to disclosed reserves. Liable capital is expected to be further strengthened by allocating euro 70.0 million to the fund covering general banking risks.

    The discussion above is based on preliminary, unaudited results for our fiscal year ended December 31, 2002. Consequently, the amounts discussed above could be subject to change as a result of the audit process. We expect our final, audited financial statements for 2002 to be announced at a press conference and published before the end of April 2003.

    On November 7, 2002, we participated in a capital increase for DZ Bank for an amount of approximately euro16.2 million. DZ Bank is one of the chief lenders in the co-operative loan sector. By participating in this transaction we maintained our current 3.35% stake in DZ Bank.


FEDERAL REPUBLIC OF GERMANY

GERMANY'S BUDGET DEFICIT

    On November 13, 2002, the German Federal Ministry of Finance released an official statement of its final estimate of 2002 tax revenues. The official statement indicated that total general government tax receipts for 2002 were estimated to be approximately 3.5% below previous estimates, which would result in a budget deficit in 2002 exceeding the 3% of gross domestic product ("GDP") permitted under the Maastricht Treaty. According to the Ministry's statement, the 2002 deficit is expected to be approximately 3.75% of GDP, but the 2003 deficit is expected to fall below 3% of GDP, mainly as a result of planned tax reforms and budgetary measures.

    The terms of the Maastricht Treaty provide that, if the European Commission determines that the Maastricht 3% budget deficit threshold has been breached, the European Commission is required to initiate the excessive-deficit procedure of the Stability and Growth Pact, initially involving confidential recommendations and a review of corrective measures implemented by the Federal Government. On November 13, 2002, in response to the Ministry of Finance's official statement, Pedro Solbes, Member of the European Commission responsible for Economic and Financial Affairs, announced the initiation of the excessive-deficit procedure against the Federal Republic. The first step of this procedure was the preparation of a report on Germany's budget and economic situation, which was publicly made available on November 19, 2002. In the report, the European Commission found that Germany's general government deficit is expected to reach 3.8% of GDP in 2002, thus exceeding the maximum deficit allowed under the Maastricht Treaty. The report also noted that Germany's general government gross debt was expected to increase from 59.5% to 60.9% of GDP in 2002, exceeding the 60% ceiling set by the Treaty. The report also concluded that preliminary projections showed a deficit of 3.1% of GDP in 2003. The report noted, however, that if economic growth in

Germany were to reach approximately 1.5% in 2003 as the Commission assumed and reform measures were carried out as proposed, the 2003 deficit could fall below 3%. The report also stated that measures on the expenditure side are not sufficiently specified to allow for a full assessment. On January 21, 2003, the European Council adopted the opinion of the European Commission that, based on the November report, an excessive deficit exists in Germany. The Council recommended that if necessary, and provided that the growth outlook is not significantly weaker than assumed in the government's budget projections, the German government should take further steps by May 21, 2003 to reduce the deficit.

    In the event that the European Commission goes on to review the corrective measures and determines after such review that the Federal Government has failed to take adequate corrective measures, the Pact provides for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of Germany's GDP. Financial penalties may not be imposed, however, until the end of a further review period.

    In response to the projected budget deficit, the Federal Government has announced a package of tax reforms and spending cuts. The first part of this package, consisting of tax increases for certain energy products and cuts in tax benefits related to the use of energy by companies, was adopted by the Bundestag on November 14, 2002. The rest of the package comprises a range of measures designed to broaden the German tax base, including, among other things, limitations on the deductible amounts, and periods of use, of loss carry-forwards and a modification of the capital gains tax on real estate transactions and sales of securities. The Ministry of Finance has not publicly announced estimates on the overall revenues expected to be generated by such tax reforms. However, according to the Ministry of Finance, consolidation measures on the expenditure side of the budget (in particular labor market and pension system expenditure) are expected to result in total savings of as much as euro 4.6 billion for the federal budget in 2003. On November 20, 2002, the Federal Cabinet adopted the second package of measures as a bill, which needs to be presented to the Bundestag and which also requires approval by the Bundesrat.

    On December 4, 2002, the Federal Government presented to the Bundestag a supplementary federal budget for 2002 as well as the new federal budget plan for 2003. For 2002, additional borrowings of euro13.5 billion have been planned, resulting in a total of euro34.6 billion in new borrowings for 2002. In the 2003 federal budget plan, new borrowings have been limited to euro 18.9 billion, with the difference expected to be covered by tax reforms, the savings generated by the expense-consolidation measures and increased economic growth.

(Sources: http://www.bundesfinanzministerium.de/wwwroot-BMF/BMF-.336.14883/
..htm;
http://www.bundesregierung.de/emagazine_entw,-449342/Haushaltskonsolidierung-
trotz-.htm;
http://www.bundesregierung.de/index-,413.450027/Bundesregierung-reagiert-auf-
s.htm;
http://eng.bundesregierung.de/frameset/index.jsp; http://www.europa.eu.int/
news/index_en.htm.)


OUTLOOK FOR THE GERMAN ECONOMY

    On November 13, 2002, the German Council of Economic Experts (Sachverstandigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung), an independent academic body formally mandated by law to advise the Federal Government and the Parliament on economic policy issues, submitted its annual report 2002/2003 to Chancellor Schroder. According to the report, the Council expects a very moderate continuation of upward macroeconomic development in 2003. The Council expects Germany's economic growth rate to be 0.2% for the year 2002 and 1% in 2003. By comparison, the Federal Government initially indicated that it expects a real growth rate of 0.5% for the year 2002 and assumed 1.5% growth for 2003. Such projections are largely in line with the OECD's publicly announced projection of a growth rate of 0.4% for 2002 and 1.5% for 2003. The projections announced by the European Commission were similar:
0.4% for 2002 and 1.4% for 2003. In respect of the budget deficit, whereas the Council expects the 2003 budget deficit to be 3.3% of Germany's GDP, the Ministry of Finance assumes that it will be able to be reduced to below the 3% threshold. The OECD has publicly announced its conclusion that the deficit could drop below 3% of GDP for 2003 if the announced reform measures are fully implemented and the German economy grows at the OECD's current estimates. However, the OECD also cautions that "negative growth shocks could easily push the deficit up further" and notes that some of the measures are one-off in nature and therefore not repeatable after 2003.

    On January 29, 2003, German Federal Ministry of Economics and Labor predicted that the German economic growth rate would be around 1% in 2003, thereby revising its earlier prediction of 1.5%. It confirmed the previous announcement by the German Federal Statistic Office that the German gross domestic product rose by a real rate of 0.2% in 2002. The Federal Government confirmed its previous statement that it expects the budget deficit to be below 3% in 2003.

(Sources: http://eng.bundesregierung.de/frameset/index.jsp;
http://www.sachverstaendigenrat-wirtschaft.de/;
http://www.destatis.de/presse/deutsch/pm2003/p0200121.htm;
http://www.bmwi.de/Homepage/Politikfelder/wirtschaftspolitik/wirtschaftsfakten/
wirtschaftsfakten.jsp.)


PROPOSED GERMAN TAX CHANGES

    In November 2002, the German Federal Government introduced draft legislation for the repeal of certain tax benefits. According to this draft, certain capital gains derived from the disposition of notes would be taxable to individuals tax resident in the Federal Republic, irrespective of a holding period, even if the notes do not form part of the property of a German trade or business. However, a flat tax rate below the personal income tax rates would apply to such capital gain. The netting of capital gains from the disposition of notes or other securities by private individuals with losses from other categories of income may be restricted. This draft legislation is subject to further deliberations. Changes and adjustments may be made in the course of the legislative procedures. We cannot predict what the final outcome will be.

    On December 16, 2002, the Federal Government announced plans for granting tax amnesty to taxpayers receiving unreported interest income from funds invested offshore. As part of the incentive to repatriate such assets to Germany, the existing tax regime in respect of interest income would be changed. Instead of the interest withholding tax currently imposed at a rate of 30% as a prepayment towards the taxpayer's ultimate tax liability, a security holder's liability to income tax on interest received would be satisfied by the withholding of tax from interest payments, currently expected to be at a rate of 25%. It is presently unclear whether these plans will actually be implemented.


PROPOSED EU SAVINGS TAX DIRECTIVE

    As outlined in the Base Prospectus, according to a proposed draft directive regarding the taxation of savings income that was approved by the Council of the European Union on December 13, 2001, each EU Member State under its domestic law must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its EU Member State details of the payment of interest (within the meaning of the directive) to any individual resident in another EU Member State. The competent authority of the EU Member State of the paying agent is then required to communicate this information to the competent authority of the EU Member State of which the recipient is a resident. The proposed directive is supposed to be implemented by the EU Member States by January 1, 2004.

    However, on January 21, 2003 the Ministers of Finance of the EU Member States politically agreed that Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments at a rate of 15% for the first three years starting January 1, 2004, of 20% as from January 1, 2007 and 35% as from January 1, 2010. Austria, Belgium and Luxembourg shall become obliged to supply information rather than to withhold tax only if and when: Switzerland, Monaco, Liechtenstein, Andorra and San Marino, after having levied withholding tax similar to the one to be imposed in Austria, Belgium and Luxembourg for a transitional period first, agree to supply information as well; and the Council of the European Union concludes unanimously that the United States is committed to exchange information upon request. It is envisaged that the Council of the European Union will decide on a final text of the directive in March 2003 and adopt the proposal in a way that substantially reflects the understanding reached on January 21, 2003. However, insofar only a political agreement has been reached, it is still not yet possible to predict precisely when or in what form the proposal will ultimately be adopted. It is also expected that Switzerland, Monaco, Liechtenstein, Andorra and San Marino will agree to the proposed transitional withholding tax, followed by information reporting, and that certain associated territories and dependencies of EU Member States will apply the same measures as the EU Member States. The timing of these actions and measures is uncertain however.

                                 USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the notes will be approximately $249,902,500 (after deduction of underwriting discounts and commissions but before expenses of the offering). The net proceeds from the sale of the notes will be used to finance our lending activities as described in the accompanying prospectus, including the refinancing of existing liabilities.



                            EXCHANGE RATE INFORMATION

    Because the euro did not exist prior to January 1, 1999, we cannot present actual exchange rates between the euro and the U.S. dollar for any period prior to that date. For these prior periods we present U.S. dollar exchange rates for the Deutsche Mark, one of the legacy currencies of the euro. The following table shows the period end, average, high and low noon buying rates for the Deutsche Mark, expressed in Deutsche Mark per $1.00, for the periods and the dates indicated. The official fixed rate of the Deutsche Mark per euro is DM1.95583 per euro 1.00. No representation is made that the Deutsche Mark or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Deutsche Mark, as the case may be, at any particular rate.

                          PERIOD
YEARS ENDED DECEMBER 31,     END  AVERAGE(1)    HIGH     LOW
------------------------  ------  ----------  ------  ------
1997....................  1.7991      1.7394  1.8810  1.5413
1998....................  1.6670      1.7859  1.8542  1.6060





(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    The following table shows the period end, average, high and low noon buying rates for euro, expressed in U.S. dollars per euro 1.00 for 1999, 2000, 2001 and 2002. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euros, as the case may be, at any particular rate.

                              PERIOD
YEARS ENDED DECEMBER 31,         END  AVERAGE(1)    HIGH     LOW
----------------------------  ------  ----------  ------  ------
Year ended December 31, 1999  1.0070      1.0558  1.1812  1.0016
Year ended December 31, 2000  0.9388      0.9207  1.0335  0.8270
Year ended December 31, 2001  0.8901      0.8909  0.9535  0.8370
Year ended December 31, 2002  1.0485      0.9495  1.0485  0.8594





(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic, including Rentenbank, must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic if this payment exceeds euro 12,500 or the equivalent in a foreign currency.

    On January 29, 2003, the Noon Buying Rate for cable transfers in New York City payable in euros was euro 1.00 = $1.0861.

                            DESCRIPTION OF THE NOTES

    We sold $1,000,000,000 of notes on October 30, 2002. The additional $250,000,000 of notes we are offering by this supplement will be identical to the notes we sold on October 30, 2002, except they will initially be dated as of the closing date of this offering. Interest on the notes will accrue from November 6, 2002. See "Description of the Notes" in the accompanying prospectus supplement.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement, dated January 30, 2003 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and Rentenbank has agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

                                                       PRINCIPAL AMOUNT
NAMES                                                      OF NOTES
-----------------------------------------------------  ----------------
Nomura International plc.............................      $125,000,000
UBS AG, acting through its business group UBS Warburg      $125,000,000
                                                       ----------------

Total................................................      $250,000,000
                                                       ================


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the notes, if any are taken.

    The Underwriters propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

    In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the notes in the offering, if they repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    Each of the Underwriters has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this supplement, the accompanying prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

    Each of the Underwriters has represented and agreed that (i) it has not offered or sold and prior to the expiration of the period of six months from the date of issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, which we refer to below as the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA would not, if Rentenbank was not an authorized person, apply to Rentenbank.

    Each of the Underwriters has acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the Underwriters or Rentenbank that would permit a public offering of the notes, or possession or distribution of any offering materials in any jurisdiction where action for those purposes is required.

    Rentenbank does not intend to apply for listing of the notes on a United States national securities exchange, but has been advised by the Underwriters that they intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    Rentenbank has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended.

    Certain of the Underwriters and their affiliates from time to time have performed, and may in the future perform, various investment banking and/or commercial banking services for Rentenbank in the ordinary course of their respective businesses.

    It is expected that delivery of the notes will be made on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the seventh business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered by the underwriters may be required, by virtue of the fact that the notes initially will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes before delivery of the notes should consult their own advisor.


                              VALIDITY OF THE NOTES


    The validity of the notes will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of the notes will be passed upon by Davis Polk & Wardwell, counsel for the Underwriters. Davis Polk & Wardwell may rely as to all matters of German law on the opinion of the inhouse legal advisors for Rentenbank. Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Davis Polk & Wardwell. Sullivan & Cromwell is advising Rentenbank as to matters of United States Federal and New York law. All statements in this supplement and the accompanying prospectus supplement and accompanying prospectus with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

                               GENERAL INFORMATION

LUXEMBOURG LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. Prior to the listing of the notes, the constitutional documents of Rentenbank along with the legal notice relating to the issue of the notes will be deposited with the Chief Registrar of the District Court in Luxembourg ("Greffier en Chef de Tribunal d'Anrondissement de et a Luxembourg") where such documents may be examined and copies obtained. In addition, copies of the Fiscal Agency Agreement (including the Form of Note), and the Bank's financial statements will be available for inspection at the offices of the Luxembourg Paying Agent. As long as the notes are listed on the Luxembourg Stock Exchange, the Bank will maintain a Paying and Transfer Agent in Luxembourg.


AUTHORIZATION

    Rentenbank's participation in this matter was authorized by the Advisory Board of Rentenbank at its meeting on November 6, 2002.


NO MATERIAL CHANGE

    Except as disclosed in this supplement, the accompanying prospectus supplement or the accompanying prospectus, there has been no material adverse change in the financial position of Rentenbank since December 31, 2001.


LITIGATION

    Rentenbank is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the notes nor, so far as Rentenbank is aware, is any such litigation or arbitration pending or threatened.


INDEPENDENT AUDITORS

    Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprufungsgesellschaft, Dusseldorf, a member of Deloitte & Touche, serves as independent auditors for Rentenbank. The Bank's consolidated and unconsolidated financial statements for the years ending December 31, 2001 and 2000 are included in the accompanying prospectus and have been audited by the independent auditors as stated in their report appearing herein. Rentenbank prepares both consolidated and unconsolidated financial statements and its financial statements for the last two fiscal years as well as its future annual financial statements will be available at the offices of the Listing Agent in Luxembourg free of charge. Rentenbank does not prepare interim financial statements. The fiscal year of Rentenbank runs from January 1 to December 31.


CLEARING SYSTEMS AND SETTLEMENT

    The notes have been accepted for clearance through the facilities of DTC, Euroclear and Clearstream. The CUSIP number for the notes is 515110AD6 the ISIN code for the notes is US515110AD66 and the Common Code for the notes is 0157 56381.


NOTICES

    All notices shall be deemed to have been given upon (1) the mailing by first class mail, postage prepaid, of such notices to each holder of the notes to their registered addresses as recorded in the applicable securities register and, in addition, (2) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to holders of notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions.

PROSPECTUS SUPPLEMENT
(To prospectus dated September 18, 2002)






                                 $1,000,000,000


                         LANDWIRTSCHAFTLICHE RENTENBANK


                              3.375% NOTES DUE 2007

                                ---------------


                   Interest payable on May 15 and November 15


                                ---------------


    This supplement relates to the offering by us of $1,000,000,000 of notes. This supplement does not contain complete information about the offering of the notes. Additional information is contained in the accompanying prospectus. The notes may be redeemed prior to maturity under certain circumstances as described in the prospectus supplement.

    The notes are not redeemable at any time prior to maturity, except (1) at our option in the case of certain changes in the tax laws of the Federal Republic of Germany and (2) at the holder's option in the case of certain changes related to the backing of our obligations by the Federal Republic. See the sections entitled "- Redemption for Tax Reasons" and "- Redemption at Holder's Option" under "Description of the Notes".

    Under our governing law, the notes will be effectively backed by the full faith and credit of the Federal Republic. See "Responsibility of the Federal Republic for Rentenbank" in the accompanying prospectus.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.


                                ---------------

                   PRICE 99.679% AND ACCRUED INTEREST, IF ANY

                                ---------------


                            UNDERWRITING DISCOUNTS AND
           PRICE TO PUBLIC          COMMISSIONS         PROCEEDS TO RENTENBANK
Per Note       99.679%                 0.10%                    99.579%
Total        $996,790,000           $1,000,000               $995,790,000



    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including Euroclear and Clearstream Banking, on November 6, 2002.

                                ---------------

                                Joint Bookrunners

BARCLAYS CAPITAL              NOMURA SECURITIES             SALOMON SMITH BARNEY

                                ---------------


             The date of this prospectus supplement is October 30, 2002

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                       PAGE
Where You Can Find More Information..................   S-3
Presentation of Financial Data.......................   S-3
Recent Developments..................................   S-4
Use of Proceeds......................................   S-5
Exchange Rate Information............................   S-5
Description of The Notes.............................   S-6
Underwriting.........................................  S-10
Validity of The Notes................................  S-12
General Information..................................  S-13


                      PROSPECTUS

Presentation of Financial Data.......................     3
About this Prospectus................................     3
Prospectus Summary...................................     4
Recent Developments..................................     7
Use of Proceeds......................................    10
Exchange Rate Information............................    10
Capitalization.......................................    11
Business.............................................    13
Management's Report..................................    22
Management...........................................    29
Employees............................................    32
Supervision and Regulation...........................    33
Debt Record..........................................    37
Description of The Securities........................    38
Responsibility of the Federal Republic for Rentenbank    43
German Taxation......................................    44
United States Taxation...............................    46
Plan of Distribution.................................    56
Validity of the Securities...........................    57
Limitations on Actions against the Federal Republic..    58
Enforcement of Civil Liabilities against Rentenbank..    58
Authorized Representative in the United States.......    58
Official Statements and Documents....................    58
Further Information..................................    58
Index to Financial Statements........................   F-1
The Federal Republic Of Germany......................   G-1



                       WHERE YOU CAN FIND MORE INFORMATION

    This prospectus supplement should be read together with the accompanying prospectus dated September 19, 2002, which contains information regarding Rentenbank and other matters, including a description of the terms of the notes being offered. Further information concerning Rentenbank, the Federal Republic of Germany and the notes may be found in the registration statement (registration no. 333-98953) and its exhibits filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 and relating to the debt securities of Rentenbank described in the accompanying prospectus. These documents are also available free of charge at the offices of Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

    You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of such documents.

    This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Landwirtschaftliche
Rentenbank.

    The distribution of the accompanying prospectus and this prospectus supplement and the offering of the notes in some jurisdictions may be restricted by law. Persons into whose possession the prospectus and this prospectus supplement come should inform themselves about and observe any such restrictions. The accompanying prospectus and this prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting".



                         PRESENTATION OF FINANCIAL DATA

    In this prospectus supplement, references to "euro" or "euro" are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this prospectus supplement, references to "Deutsche Mark" or "DM" are to the former national currency unit of the Federal Republic of Germany, which was a legal tender until December 31, 2001 as a non-decimal sub-unit of the euro, and references to "U.S. dollars" or "$" are to United States dollars. See "The Federal Republic of Germany -- Monetary and Financial System -- Foreign Exchange Rates and Controls" in the accompanying prospectus for information regarding the rates of conversion of Deutsche Mark into United States dollars and other major currencies for the period 1997 through 1998 and for information regarding the rates of conversion of euro into United States dollars and other major currencies for the period 1999 through 2001. See "Exchange Rate Information" for information regarding the rates of conversion of the euro into United States dollars for the period from January 1, 1999 through September 30, 2002. On October 29, 2002, the Noon Buying Rate for cable transfers in New York City payable in euros was euro 1.00 = $0.9851.



                                ---------------


    In this prospectus supplement, references to "Rentenbank", "we" or "us" are to Landwirtschaftliche Rentenbank.

                               RECENT DEVELOPMENTS

RECENT BOND ISSUANCES

    Under our U.S. $35 billion Euro Medium-Term Note Program, we issued CHF 250 million 3.25% Notes due August 28, 2012 on July 23, 2002 (increased by another CHF 100 million on September 19, 2002) and euro 400 million 3.65% Notes due September 6, 2006 on August 27, 2002.


FEDERAL REPUBLIC OF GERMANY


RESULTS OF 2002 GENERAL ELECTIONS

    On September 22, 2002, the Federal Republic of Germany held general elections to the Bundestag. Based on the final election results published on October 9, 2002, the coalition consisting of the Social Democrats (SPD) and the Bundnis 90/Grune (the Greens), which had formed the government since 1998, has achieved a narrow majority. The two parties have entered into a coalition agreement relating to their collaboration, which was published on October 16, 2002.

    The following table shows the final results of the general elections held on September 22, 2002:

                              NUMBER OF
                  % OF VOTES      SEATS
                  ----------  ---------
SPD.............        38.5        251
CDU.............        29.5        190
CSU.............         9.0         58
Bundnis 90/Grune         8.6         55
FDP.............         7.4         47
PDS.............         4.0          2
Others..........         3.0          -
Total...........       100 %        603


(Source: http://www.bundeswahlleiter.de/e/index_e.htm)


GERMANY'S BUDGET DEFICIT

    On October 16, 2002, the German Minister of Finance, Hans Eichel, publicly stated that he does not expect Germany's budget deficit to remain below 3% of the gross domestic product ("GDP") in 2002, as required by the Maastricht Treaty. An official statement of the Ministry of Finance is expected in November 2002 following final estimate of 2002 tax revenues. The terms of the Stability and Growth Pact provide that, if the European Commission determines that the 3% budget deficit threshold has been breached, the European Commission will be required to initiate the Pact's excessive deficit procedure, involving confidential recommendations and a review of corrective measures implemented by the Federal Government. In the event that the European Commission determines after such review that the Federal Government has failed to take adequate corrective measures, the Stability and Growth Pact provides for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of Germany's GDP. Financial penalties could not be imposed, however, until the end of a further review period. At the present time the Federal Government believes based on public statements by Pedro Solbes, Member of the European Commission responsible for Economic and Financial Affairs, and public news reports regarding the European Commission's position, that it is unlikely that financial penalties will be imposed.

    Pursuant to the coalition agreement that has been agreed between the SPD and the Greens, the Federal Government plans to introduce a package of tax reforms and spending cuts. This package comprises a range of measures designed to broaden the German tax base, including, among other things, by limiting the deductible amount of the loss carry-over and the carry-forward period.

(Source: http://www.bundesregierung.de/Nachrichten/-.6090/Interviews.htm:

http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=IP/02/
1502/0/RAPID&lg=EN&display=)
                                       S-4

                                 USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the notes will be approximately $995,790,000 (after deduction of underwriting discounts and commissions but before expenses of the offering). The net proceeds from the sale of the notes will be used to finance our lending activities as described in the accompanying prospectus, including the refinancing of existing liabilities.



                            EXCHANGE RATE INFORMATION

    Because the euro did not exist prior to January 1, 1999, we cannot present actual exchange rates between the euro and the U.S. dollar for any period prior to that date. For these prior periods we present U.S. dollar exchange rates for the Deutsche Mark, one of the legacy currencies of the euro. The following table shows the period end, average, high and low noon buying rates for the Deutsche Mark, expressed in Deutsche Mark per $1.00, for the periods and the dates indicated. The official fixed rate of the Deutsche Mark per euro is DM1.95583 per euro 1.00. No representation is made that the Deutsche Mark or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Deutsche Mark, as the case may be, at any particular rate.

                          PERIOD
YEARS ENDED DECEMBER 31,     END  AVERAGE(1) HIGH     LOW
------------------------  ------  -------  ------  ------
1997....................  1.7991   1.7394  1.8810  1.5413
1998....................  1.6670   1.7859  1.8542  1.6060





(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    The following table shows the period end, average, high and low noon buying rates for euro, expressed in U.S. dollars per euro 1.00 for 1999, 2000 and 2001. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euros, as the case may be, at any particular rate.

                                      PERIOD
                                         END  AVERAGE(1) HIGH     LOW
                                      ------  -------  ------  ------
Year ended December 31, 1999........  1.0070   1.0558  1.1812  1.0016
Year ended December 31, 2000........  0.9388   0.9207  1.0335  0.8270
Year ended December 31, 2001........  0.8901   0.8909  0.9535  0.8370
Nine months ended September 30, 2002  0.9879   0.9294  1.0156  0.8605





(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic, including Rentenbank, must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic if this payment exceeds euro 12,500 or the equivalent in a foreign currency.

    On October 29, 2002, the Noon Buying Rate for cable transfers in New York City payable in euros was euro 1.00 = $0.9851.

                            DESCRIPTION OF THE NOTES

    The following is a description of certain terms of the notes and supplements the description of the general terms and conditions of the securities in the accompanying prospectus under the heading "Description of the Securities". If the terms described in the following summary differ from the terms described in the accompanying prospectus, you should rely on the terms described in the following description. This description is qualified in its entirety by reference to the terms and conditions of the notes, which are discussed below. Copies of the form of the notes and of the Fiscal Agency Agreement pursuant to which the notes will be issued have been filed with the Securities and Exchange commission as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.


GENERAL

    We will initially offer the notes in an aggregate principal amount of $1,000,000,000. The notes will mature at par on November 15, 2007. The notes will be issued in minimum denominations of $1,000 and multiples thereof.

    The notes will constitute unsecured and unsubordinated obligations of Rentenbank and will rank pari passu without any preference among themselves (whether by reason of priority of date of issue or otherwise) and at least equally with all other unsecured and unsubordinated obligations of Rentenbank, present and future subject to statutory exceptions relating to the payment of certain liabilities ahead of unsecured debts. These exceptions arise under our governing law and the insolvency laws of the Federal Republic and would apply if we were the subject of an insolvency proceeding. These laws dictate that the fees and costs of the insolvency proceedings and either liabilities relating to the administration of the estate or the fulfillment of liabilities the administrator deems necessary for the benefit of the insolvent estate would be paid before unsecured obligations.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.

    At December 31, 2001, the outstanding total of our secured bond obligations was euro 12.3 billion. This includes our registered bonds and secured bearer bonds. There are no material secured obligations other than our registered bonds and secured bearer bonds.

    The notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2003. There will be a long first coupon for the period from and including November 6, 2002 to but excluding May 15, 2003. Payments will be made to the person who is the registered holder at the close of business on the day immediately preceding such interest payment date. If any interest, principal or redemption payment date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

    As used above and in the notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. The notes do not provide for any sinking fund. We may redeem the notes prior to maturity in the circumstances described in "- Redemption for Tax Reasons" below.


BOOK-ENTRY SYSTEM AND FORM OF THE NOTES

    The notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, DTC. Global Notes will be registered in the name of DTC or its nominee. Except as set forth below, Global Notes may be transferred, in whole and not in part, only to DTC or its nominee.

    Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, Societe anonyme, Luxembourg ("Clearstream Banking"). Investors may elect to hold interests in the notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

     Upon issuance of a Global Note, we expect that DTC or its nominee will credit on its book-entry registration and transfer system the principal amount of the notes represented by the Global Note to the accounts of institutions that have accounts with DTC or its nominee ("participants"). Euroclear and Clearstream Banking hold securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers' securities accounts in the depositaries' names on the books of DTC.

    The Fiscal Agent initially will act as depositary for DTC, Euroclear and Clearstream Banking. The accounts to be initially credited will be designated by the underwriters participating in the distribution of notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by the Global Note for all purposes under the Fiscal Agency Agreement. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Fiscal Agency Agreement. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, to the extent relevant, Euroclear or Clearstream Banking, and the participant through which the person owns its interest, to exercise any rights of a holder under the Fiscal Agency Agreement. Rentenbank understands that, under existing practice, in the event that Rentenbank requests any action by a holder or a beneficial owner desires to take any action that a holder is entitled to take, the Depositary would act upon the instructions of the participant or authorize the participant to take such action, and the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal and interest payments on the notes represented by a Global Note registered in the name of DTC or its nominee will be made by us to the Fiscal Agent. The Fiscal Agent will make payments to DTC or its nominee, as the case may be, as the registered holder of the Global Note. None of Rentenbank, the Fiscal Agent or any paying agent for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC to its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in "street name", and will be the responsibility of these participants. Distributions with respect to notes held through Euroclear or Clearstream Banking will be credited to the cash accounts of Euroclear participants or Clearstream Banking participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Neither Rentenbank nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    DTC has informed us that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provision of Section 17A of the U.S. Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and
                                       S-7
trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

    Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

    Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

    The following arrangements will apply to the notes:

    Initial settlement for the notes will be made in U.S. dollars in immediately available funds (i.e., for value on the date of delivery of the notes).

    Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

    Investors electing to hold their notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

    All notes will be recorded in a register maintained by the Fiscal Agent. The Fiscal Agent will be responsible for (1) maintaining a record of the aggregate holdings of all outstanding notes evidenced by the Global Notes; (2) ensuring that payments of principal and interest in respect of the notes received by the Fiscal Agent from Rentenbank are duly credited to the holders of the notes; and
(3) transmitting to Rentenbank any notices from the holders of the notes.

    Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC's Settlement System. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

    If DTC is at any time unwilling or unable to continue as Depositary or is ineligible to act as Depositary, and a successory Depositary is not appointed by Rentenbank within 90 days after Rentenbank is notified by DTC or becomes aware of this condition, Rentenbank will issue notes in definitive form in exchange for the Global Note representing the notes. In addition, Rentenbank may at any time and in its sole discretion determine not to have the notes represented by one or more Global Notes and, in that case, will issue notes in definitive form in exchange for all of the Global Notes representing the notes. In that case, the notes will be issued only in fully registered form without coupons in denominations of U.S. $1,000 and multiples thereof.


REDEMPTION FOR TAX REASONS

    For a discussion of our option to redeem the notes for tax reasons, please see "Description of the Securities-Redemption for Tax Reasons" in the accompanying prospectus.


REDEMPTION AT HOLDER'S OPTION

    If, as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the notes are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the notes may be redeemed at the option of the holders. Under the terms of the notes, these events are referred to as "Redemption Events". After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the notes will have 60 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the notes to be redeemed. After this 60-day period, holders will not have the option to redeem the notes unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.


FURTHER ISSUES

    For a discussion of our ability to issue notes of the same series, please see "Description of the Securities-Further Issues of Securities of Same Series" in the accompanying prospectus.


FISCAL AGENT

    There will be a registrar, Fiscal Agent and principal paying agent (the "Fiscal Agent") for Rentenbank, whose duties will be governed by the Fiscal Agency Agreement. Deutsche Bank Trust Company Americas, which will act as Fiscal Agent for the notes, has its principal corporate agency and trust office at 100 Plaza One, MS JCY03-0603, Jersey City, New Jersey 07311. We may replace the Fiscal Agent. We may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of Rentenbank, is not a trustee for the holders of notes and does not have the same responsibilities or duties to act for such holders as would a trustee.


NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, so long as the notes are listed on the Luxembourg Stock Exchange, in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).


REPLACEMENT NOTES

    In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made with the Fiscal Agent. Any such definitive note will be replaced by the Fiscal Agent in compliance with such procedures as Rentenbank and the Fiscal Agent may require and subject to applicable laws and regulations of the State of New York and the Luxembourg Stock Exchange.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement, dated October 30, 2002 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and Rentenbank has agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

                                                       PRINCIPAL AMOUNT OF
NAMES                                                         NOTES
---                                                    -------------------


Barclays Bank PLC....................................         $300,000,000
Nomura International plc.............................          300,000,000
Salomon Smith Barney Inc.............................          300,000,000

ABN AMRO Bank N.V....................................           10,000,000
Bear Stearns International Limited...................           10,000,000
BNP Paribas..........................................           10,000,000
Credit Suisse First Boston (Europe) Limited..........           10,000,000
Lehman Brothers International (Europe)...............           10,000,000
Merrill Lynch International..........................           10,000,000
Mizuho International plc.............................           10,000,000
Royal Bank of Canada Europe Limited..................           10,000,000
The Toronto-Dominion Bank............................           10,000,000
UBS AG, acting through its business group UBS Warburg           10,000,000
                                                       -------------------
Total................................................      $ 1,000,000,000
                                                       ===================

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the notes, if any are taken.

    The Underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.08% of the principal amount of the notes. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.08% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

    In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the notes in the offering, if they repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    Each of the Underwriters has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

    Each of the Underwriters has represented and agreed that (i) it has not offered or sold and prior to the expiration of the period of six months from the date of issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer
                                      S-10
to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, which we refer to below as the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA would not, if Rentenbank was not an authorized person, apply to Rentenbank.

    Each of the Underwriters has acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the underwriters or Rentenbank that would permit a public offering of the notes, or possession or distribution of any offering materials in any jurisdiction where action for those purposes is required.

    Rentenbank does not intend to apply for listing of the notes on a United States national securities exchange, but has been advised by the Underwriters that they intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    Rentenbank has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended.

    Certain of the Underwriters and their affiliates from time to time have performed, and may in the future perform, various investment banking and/or commercial banking services for Rentenbank in the ordinary course of their respective businesses.

    It is expected that delivery of the notes will be made on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered by the underwriters may be required, by virtue of the fact that the notes initially will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes before delivery of the notes should consult their own advisor.

                              VALIDITY OF THE NOTES

    The validity of the notes will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of the notes will be passed upon by Davis Polk & Wardwell, counsel for the Underwriters. Davis Polk & Wardwell may rely as to all matters of German law on the opinion of the in-house legal advisors for Rentenbank. Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Davis Polk & Wardwell. Sullivan & Cromwell is advising Rentenbank as to matters of United States Federal and New York law. All statements in the accompanying prospectus and this prospectus supplement with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

                               GENERAL INFORMATION

LUXEMBOURG LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. Prior to the listing of the notes, the constitutional documents of Rentenbank along with the legal notice relating to the issue of the notes will be deposited with the Chief Registrar of the District Court in Luxembourg (``Greffier en Chef de Tribunal d'Anrondissement de et a Luxembourg") where such documents may be examined and copies obtained. In addition, copies of the Fiscal Agency Agreement (including the Form of Note), and the Bank's financial statements will be available for inspection at the offices of the Luxembourg Paying Agent. As long as the notes are listed on the Luxembourg Stock Exchange, the Bank will maintain a Paying and Transfer Agent in Luxembourg.


AUTHORIZATION

    Rentenbank's participation in this matter was authorized by the Advisory Board of Rentenbank at its meeting on April 17, 2002.


NO MATERIAL CHANGE

    Except as disclosed in this prospectus supplement or the accompanying prospectus, there has been no material adverse change in the financial position of Rentenbank since December 31, 2001.


LITIGATION

    Rentenbank is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the notes nor, so far as Rentenbank is aware, is any such litigation or arbitration pending or threatened.


INDEPENDENT AUDITORS

    Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprufungsgesellschaft, Dusseldorf, a member of Deloitte & Touche, serves as independent auditors for Rentenbank. The Bank's consolidated and unconsolidated financial statements for the years ending December 31, 2001 and 2000 are included in the accompanying prospectus and have been audited by the independent auditors as stated in their report appearing herein. Rentenbank prepares both consolidated and unconsolidated financial statements and its financial statements for the last two fiscal years as well as its future annual financial statements will be available at the offices of the Listing Agent in Luxembourg free of charge. Rentenbank does not prepare interim financial statements. The fiscal year of Rentenbank runs from January 1 to December 31.


CLEARING SYSTEMS AND SETTLEMENT

    The notes have been accepted for clearance through the facilities of DTC, Euroclear and Clearstream. The CUSIP number for the notes is 515110AD6 the ISIN code for the notes is US515110AD66 and the Common Code for the notes is 0157 56381.


NOTICES

    All notices shall be deemed to have been given upon (1) the mailing by first class mail, postage prepaid, of such notices to each holder of the notes to their registered addresses as recorded in the applicable securities register and, in addition, (2) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to holders of notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions.

                      [This page intentionally left blank]

PROSPECTUS








                         LANDWIRTSCHAFTLICHE RENTENBANK



                                 DEBT SECURITIES





                                   ----------





    Landwirtschaftliche Rentenbank ("Rentenbank"), an institution organized under the public law of the Federal Republic of Germany, from time to time may offer up to U.S.$3,000,000,000 (or its equivalent in other currencies or composite currencies or in amounts determined by reference to an index) aggregate principal amount of its debt securities consisting of bonds, notes and/or other evidences of indebtedness ("Securities"). These Securities will be unconditional obligations of Rentenbank.

    Under our governing law, the Securities will be effectively backed by the full faith and credit of the Federal Republic. See "Responsibility of the Federal Republic for Rentenbank".

    For each offer and sale of Securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.




                                   ----------






NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                                   ----------







                The date of this prospectus is September 18, 2002

                                TABLE OF CONTENTS

                                                       PAGE
PRESENTATION OF FINANCIAL DATA.......................     3
ABOUT THIS PROSPECTUS................................     3
PROSPECTUS SUMMARY...................................     4
RECENT DEVELOPMENTS..................................     7
USE OF PROCEEDS......................................    10
EXCHANGE RATE INFORMATION............................    10
CAPITALIZATION.......................................    11
BUSINESS.............................................    13
MANAGEMENT'S REPORT..................................    22
MANAGEMENT...........................................    29
EMPLOYEES............................................    32
SUPERVISION AND REGULATION...........................    33
DEBT RECORD..........................................    37
DESCRIPTION OF THE SECURITIES........................    38
RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR RENTENBANK    43
GERMAN TAXATION......................................    44
UNITED STATES TAXATION...............................    46
PLAN OF DISTRIBUTION.................................    56
VALIDITY OF THE SECURITIES...........................    57
LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC..    58
ENFORCEMENT OF CIVIL LIABILITIES AGAINST RENTENBANK..    58
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES.......    58
OFFICIAL STATEMENTS AND DOCUMENTS....................    58
FURTHER INFORMATION..................................    58
INDEX TO FINANCIAL STATEMENTS........................   F-1
THE FEDERAL REPUBLIC OF GERMANY......................   G-1



                         PRESENTATION OF FINANCIAL DATA

    In this prospectus, references to "euro" or "euro" are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this prospectus, references to "Deutsche Mark" or "DM" are to the former national currency unit of the Federal Republic of Germany, which was legal tender therein until December 31, 2001 (from January 1, 1999 as a non-decimal sub-unit of the euro), and references to "U.S. dollars" or "$" are to United States dollars. See "The Federal Republic of Germany -- Monetary and Financial System -- Foreign Exchange Rates and Controls" for information regarding the rates of conversion of Deutsche Mark into United States dollars and other major currencies for the years 1997 and 1998 and for information regarding the rates of conversion of euro into United States dollars and other major currencies for the period 1999 through 2001. See "Exchange Rate Information" for information regarding the rates of conversion of the euro into United States dollars for the period from January 1, 1999 through December 31, 2001. On August 28, 2002, the Noon Buying Rate for cable transfers in New York City payable in euros was euro 1.00 = $0.9820.







                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before you invest.

    You should rely only on the information as provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover pages of these documents.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus.


LANDWIRTSCHAFTLICHE RENTENBANK

    Landwirtschaftliche Rentenbank is an institution organized under public law of the Federal Republic of Germany. Established in 1949, Rentenbank serves as the Federal Republic's central bank for providing financing to the agriculture, forestry, fishing, food industries and for rural development in Germany. Our activities and governance structure are regulated by our governing law, which provides that the principal purpose of the credit extended must be the promotion of agriculture and agribusiness. We carry out our activities primarily by extending medium and long-term credit to German and other European public and private sector banks. These banks, in turn, lend the money they have received from us to borrowers that are active in the agriculture, forestry, fishing and food industries. We also make loans to (1) financial institutions to finance rural development and infrastructure projects, (2) a limited number of German regional state governments and (3) specific agencies of the Federal Republic. Since 1994, Rentenbank has expanded some of its banking activities beyond Germany by extending credit to banks in other European Union countries. This expansion is consistent with our governing law and was approved by the banking commissioner of the Federal Republic responsible for our oversight.

    Rentenbank's founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz uber die Rentenbankgrundschuld), dated May 11, 1949.

    As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits. At December 31, 2001, Rentenbank had total consolidated assets of approximately euro 59.2 billion.

    Our headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.


RELATIONSHIP WITH THE FEDERAL GOVERNMENT

    As a creature of federal law, Rentenbank has no shareholders and Germany's federal parliament exercises ultimate control over Rentenbank. For example, our governing law specifies the scope of our activities. The federal government exercises supervision of Rentenbank through a commissioner specifically charged with protecting the public interest and with ensuring that our business operations comply with our governing law and related federal laws. Moreover, we may only be liquidated pursuant to legislative action by the federal parliament.

    Our obligations are effectively backed by the full faith and credit of the Federal Republic. Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic is responsible for ensuring that we meet our obligations, including our publicly issued debt securities, or our guarantee of debt securities, should a substitute obligor be substituted for Rentenbank, when they are due. Under the Anstaltslast principle, the Federal Republic, as the government body that established Rentenbank, has an institutional liability to Rentenbank requiring the Federal Republic to safeguard our economic basis and to keep us in a position to pursue our operations and enable us, in the event of financial difficulties, to perform our obligations when due. Anstaltslast is not a formal guarantee of Rentenbank's obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under it. However, the Federal Republic is required on its own authority to take steps to enable us to perform our obligations when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including security holders. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the federal parliament. For additional information on Anstaltslast, see "Recent Developments -- European Commission and Status of Anstaltslast".

LANDWIRTSCHAFTLICHE RENTENBANK -- SELECTED CONSOLIDATED FINANCIAL DATA

    The selected balance sheet and profit and loss account data presented below are derived from the financial statements included elsewhere in this prospectus. In order to facilitate a clear presentation, certain line items in the financial statements have been combined for purposes of the selected financial data as described in the footnotes below. The selected consolidated financial data presented below should be read in conjunction with and are qualified in their entirety by reference to the financial statements and notes thereto and "Management's Report" included elsewhere in the prospectus. The financial statements have been prepared in accordance with generally accepted accounting principles in Germany ("German GAAP"). German GAAP relevant to Rentenbank differs in various material respects from U.S. generally accepted accounting principles ("U.S. GAAP"). For a discussion of significant differences between German GAAP and U.S. GAAP as they relate to Rentenbank, see "Summary of Material Differences between German GAAP and U.S. GAAP". Rentenbank has translated certain amounts from prior periods into euro using the official exchange rate of EUR 1 = DM 1.95583.

                                                       AS OF DECEMBER 31,
                                                  ----------------------------
                                                    2001      2000      1999
                                                  --------  --------  --------

                                                        (EUR IN MILLIONS)
BALANCE SHEET DATA:
ASSETS
Cash reserves...................................       0.1       0.4       0.4
Loans and advances to banks.....................  41,600.8  35,830.7  32,319.4
Loans and advances to customers.................   2,370.9   2,141.5   1,822.8
Bonds and other fixed-interest securities.......  14,762.5  12,986.5  12,213.6
Shares and other variable-yield securities......       2.8       7.9      10.2
Investments and shares in affiliated enterprises     173.0     172.6     173.7
Trust assets....................................     192.6     198.6     203.3
Other assets(1).................................      58.8     136.1     148.0
                                                  --------  --------  --------

Total assets....................................  59,161.5  51,474.3  46,891.4
                                                  ========  ========  ========


LIABILITIES AND EQUITY
Liabilities to banks............................  16,775.1  15,341.9  17,689.9
Liabilities to customers........................   4,605.5   4,883.9   5,093.9
Certificated liabilities(2).....................  35,207.5  28,685.1  21,605.3
Trust liabilities...............................     192.6     198.6     203.3
Other liabilities(3)............................     262.6     336.7     255.5
Subordinated liabilities........................     880.6     886.4     913.4
Profit participation rights.....................       0.0       0.0      76.7
Funds for general banking risks.................     555.0     485.0     421.8
Equity (subscribed capital and reserves)........     682.6     656.7     631.6
                                                  --------  --------  --------

Total liabilities and equity....................  59,161.5  51,474.3  46,891.4
                                                  ========  ========  ========





(1) Includes public sector recovery claims, fixed assets, other assets and deferred income.

(2) Consists of debt securities, bonds and notes issued.

(3) Includes other liabilities, Edmund Rehwinkel Foundation, deferred income and accrued expenses.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                         FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                                                     -------------------------
                                                                       2001     2000     1999
                                                                     -------  -------  -------

                                                                         (EUR IN MILLIONS)
PROFIT AND LOSS ACCOUNT DATA:
Interest income(1).................................................  2,950.4  2,653.4  2,227.0
Interest expense...................................................  2,781.5  2,502.9  2,074.6
                                                                     -------  -------  -------

Net interest income................................................    168.9    150.5    152.4
Net commission income..............................................     (0.3)    (0.3)    (0.3)
Other income(2)....................................................      2.3      4.4      7.5
General administrative expenses and other expenses(3)..............    (39.7)   (38.5)   (32.5)
                                                                     -------  -------  -------

Operating income (before risk provisions and valuation adjustments)    131.2    116.1    127.1
Risk provisions and valuation adjustments, net(4)..................    (97.1)   (83.2)   (95.2)
                                                                     -------  -------  -------

Pre-tax income.....................................................     34.1     32.9     31.9
Taxes..............................................................     (0.1)    (0.2)    (0.2)
                                                                     -------  -------  -------

Net income.........................................................     34.0     32.7     31.7
                                                                     =======  =======  =======





(1) Includes   interest   income   from   lending   operations,   money   market
    transactions, fixed interest securities and debt register claims and current income from shares and other variable-yield securities, investment holdings and shares in affiliated companies.

(2) Includes net revenue from financial operations and other operating income.

(3) Includes depreciation and valuation adjustments on intangible and tangible assets, extraordinary expenditures and other operating expenses.

(4) Includes (a) depreciation and valuation adjustments on loans and certain securities as well as allocations to reserves for lending operations, allocations to the fund for general banking risks and depreciation and valuation adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets, less (b) income from write-ups on loans and certain securities and from write-downs of provisions for the lending business and income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets.

                               RECENT DEVELOPMENTS

LANDWIRTSCHAFTLICHE RENTENBANK -- SUMMARY FINANCIAL AND OTHER INFORMATION FOR FISCAL YEAR 2001

    Our 2001 financials were reviewed and approved by our general meeting on May 8, 2002. The following is a summary of this information.

    The following information reflects the financial condition and results of operations of Rentenbank only on an unconsolidated basis. See
"Landwirtschaftliche Rentenbank -- Business -- Subsidiaries" below.

                                              AS OF
                                            DECEMBER
                                               31,
                                           ----------
                                           2001  2000
                                           ----  ----

                                             (EUR IN
                                            BILLIONS)
CONSOLIDATED BALANCE SHEET DATA
Total assets.............................  59.2  51.5
Loans and advances to banks..............  41.6  35.8
Bonds and other fixed-interest securities  14.8  13.1
Liabilities to banks.....................  16.8  15.3
Certificated liabilities(2)..............  35.2  28.7
Capital resources(3).....................   2.1   2.0





(2) Consist of debt securities, bonds and notes issued.

(3) Include   subordinated  liabilities,  profit   participation  rights,  funds
    covering general banking risks and equity (subscribed capital and reserves).

                                                                     FOR THE YEAR
                                                                         ENDED
                                                                     ------------
                                                                      2001   2000
                                                                     -----  -----

                                                                        (EUR IN
                                                                       MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNT DATA
Net interest income and net commission income......................  168.6  150.2
General administrative expenses....................................   36.7   32.4
Operating income (before risk provisions and valuation adjustments)  131.2  121.2

NEW BUSINESS

    Our new loan commitments for medium- and long-term extensions of credit increased from euro 9,611 million in 2000 to euro 11,058 million on an unconsolidated basis for the year ended December 31, 2001. We extend credit both by making traditional loans and by purchasing issuances of bonds and other fixed interest securities from German and other European Union banks. For more information regarding our new loan commitments, see "Business-Loans to Banks and Customers -- New Business".


EUROPEAN COMMISSION AND STATUS OF ANSTALTSLAST

    On March, 1, 2002, representatives of the German Government and the EU-Commission reached an understanding on the treatment of State guarantees for federal development banks such as Rentenbank for purposes of the European Union State aid rules. The contents of the understanding were summarized in a press release issued by the parties which reads as follows:

       "Common press statement on the understanding on Anstaltslast and Gewahrtragerhaftung for special credit institutions

       Member of the European Commission, Mario Monti, responsible for competition, State-Secretary in the German Federal Ministry of Finance, Caio Koch-Weser, Chairman of the Managing Board of the Kreditanstalt fur Wiederaufbau (KfW), Hans Reich, as well as the German Federal Association of Public Banks (VOB) have today reached an agreement on the treatment under the State Aid rules of State guarantees -- Anstaltslast, Gewahrtragerhaftung and refinancing guarantees -- for German special credit institutions.

       The important issues of the continuance of State guarantees for special credit institutions and the difficult delimitation between promotional tasks and commercial activities could hereby be solved.

       Consequently, the continuance of State guarantees is lastingly ensured for the performance of public promotional activities. The future orientation of special credit institutions with promotional tasks and commercial activities is regulated in a clear way.

       The agreement contains the following essential elements:

       The use of advantages for special credit institutions immanent to Anstaltslast and other State guarantees relevant under the State aid rules is allowed for the performance of promotional tasks at the request of the State in promotional areas like financing of SMEs, infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. The promotional tasks are to be specified in the legal texts.

       Activities, which do not fall under the areas in line with the State aid rules, must be either discontinued by the special credit institutions or hived off to legally independent subsidiaries without State support. The time limit for the legally binding specification of the legislative framework for special credit institutions (e.g. promotional missions) is 31st March 2004. The hiving off must be achieved by 31st December 2007 at the latest. In particular in the interest of capital markets, it is clarified in the understanding that the application of the general State aid rules will not have an effect on the continuance of the State guarantees as such.

       The understanding on special credit institutions supplements the understanding on Landesbanken and savings banks of 17th July 2001. It therefore concludes the discussion on competition aspects regarding Anstaltslast and Gewahrtragerhaftung for public credit institutions.

       Brussels, on 1st March 2002"

    Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understanding.


GOVERNING LAW

    Rentenbank's governing was recently updated to specify more clearly Rentenbank's role and objectives as an instrumentality of public policy active in the agricultural sector of the Federal Republic. A further objective was to comply with the Federal Government's intention to increase the Federal influence on Rentenbank as a Federal development bank through increased federal governmental representation on the Advisory Board. Representatives from the Federal Ministry of Consumer Protection, Food and Agriculture and the Federal Ministry of Finance will be added to the advisory board's new composition. At the same time, the number of state agricultural, farming and trade union representatives will be reduced. The number of advisory board members will be reduced from the current 31 to 18, starting with the next term of the advisory board beginning in May 2004.

    Additionally, the amended text of the law provides explicitly for the promotion of agriculture and its related areas and of rural areas including environmental protection related to agriculture, the promotion of renewable energy and resources, the diffusion of organic agriculture and the promotion of animal protection.

    The Act was published in the Federal Gazette (Bundesgesetzblatt) on July 29, 2002 and is effective as of August 1, 2002.


RECENT BOND ISSUANCE

    Under our US$ 35 billion Euro Medium-Term Note Program we issued euro 1 billion 5.00% Notes due August 17, 2007 on April 18, 2002, US$ 500 million 4.375% Notes on May 31, 2002 and euro 300 million 4.125% Notes due January 24, 2005 on June 10, 2002 (an increase of existing euro 1.25 billion 4.125% Notes due January 24, 2005 issued in two tranches on January 24, 2002 and March 11,
2002), US$ 500 million 4.625% Notes due December 14, 2007 on July 15, 2002 and euro 500 million 4.25% Notes due December 22, 2005 on July 29, 2002. For more information regarding our Euro Medium-Term Note Program, see "Business-Sources of Funds".


FEDERAL REPUBLIC OF GERMANY

FLOODING

    In August 2002, severe flooding occurred in parts of Germany, mainly in the southern and eastern Lander, causing substantial damage. Although it is still too early to assess the precise extent of the damage and the potential impact on the German economy, preliminary estimates indicate that the damage will be in the billions of euros. In response to the flooding, the German government has decided to, among other
                                        8
things, postpone by one year the next stage of the ongoing tax reform that was scheduled to take effect in 2003. The Federal Government expects that this measure will yield additional tax revenues in the amount of approximately euro
6.9 billion, which it intends to use to provide financial assistance to the flood victims. The Federal Government believes that the proposed measures will not cause it to violate the deficit criteria of the European Stability and Growth Pact.

(Source: http://eng.bundesregierung.de/dokumente/Artikel/ix_432478_4317.htm;
 http://eng.bundesregierung.de/dokumente/Artikel/ix_432453.htm?)

                                 USE OF PROCEEDS

    As may be more specifically described in the relevant prospectus supplement, the net proceeds from the sale of the Securities will be used to finance our lending activities as described in this prospectus, including the refinancing of existing liabilities.



                            EXCHANGE RATE INFORMATION

    Because the euro did not exist prior to January 1, 1999, we cannot present actual exchange rates between the euro and the U.S. dollar for any period prior to that date. Accordingly, for these prior periods we present U.S. dollar exchange rates for the Deutsche Mark, one of the legacy currencies of the euro. The following table shows the period end, average, high and low noon buying rates for Deutsche Mark, expressed in Deutsche Mark per $1.00, for the periods and the dates indicated. The official fixed rate of the Deutsche Mark per euro is euro 1.00-DM1.95583. No representation is made that the Deutsche Mark or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Deutsche Mark, as the case may be, at any particular rate.

                  YEARS ENDED DECEMBER 31,
           --------------------------------------
           PERIOD END  AVERAGE(1)   HIGH     LOW
           ----------  ----------  ------  ------

1996.....      1.5387      1.5070  1.5655  1.4354
1997.....      1.7991      1.7394  1.8810  1.5413
1998.....      1.6670      1.7859  1.8542  1.6060





(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    The following table shows the period end, average high and low noon buying rates for euro, expressed in U.S. dollars per euro 1.00 for 1999 through 2001. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euros, as the case may be, at any particular rate.

                              --------------------------------------
                              PERIOD END  AVERAGE(1)   HIGH     LOW
                              ----------  ----------  ------  ------

Year ended December 31, 1999      1.0070      1.0558  1.1812  1.0016
Year ended December 31, 2000      0.9388      0.9207  1.0335  0.8270
Year ended December 31, 2001      0.8901      0.8909  0.9535  0.8370




(1) The average of the noon buying rates on the last business day of each month during the relevant period.

    There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic, including Rentenbank, must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic if this payment exceeds euro 12,500 or the equivalent in a foreign currency.

                                 CAPITALIZATION

    The following table shows Rentenbank's capitalization on a consolidated basis as of December 31, 2001. Long-term borrowings include all borrowings and bonds issued with remaining maturities in excess of one year.

                                    AS OF
                                DECEMBER 31,
                                    2001
                                ------------

                                   (EUR IN
                                MILLIONS)(1)
Long-term borrowings from:
 Banks .......................         5,202
 Other lenders ...............         4,090
                                ------------

   Total long-term borrowings.         9,292
 Bonds .......................        24,829
                                ------------

   Total long-term debt.......        34,121

Subordinated liabilities......           881
Fund for general banking risks           555
Equity
 Subscribed capital ..........           135
 Reserves(2) .................           548
                                ------------

   Total equity...............           683
                                ------------

   Total capitalization.......        36,240
                                ============






(1) On August 28, 2002, the noon buying rate for cable transfers in New York City was euro .9820 per U.S. Dollar.

(2) Includes principal reserve, guarantee reserve, other reserves, differences from capital consolidation and net profit for the year.

    As of December 31, 2001, Rentenbank's Core Capital (or Tier I) ratio amounted to 9.2% and its Supplementary Capital (or Tier II) ratio amounted to 6.0%. For a discussion of capital adequacy requirements under the Banking Act, see "Supervision and Regulation -- Capital Adequacy Requirements".

    There has been no material change in our capitalization since June 29,
2002.1




(1) During the course of 2001 the Bank issued EUR 28.8 billion of debt represented by the following instruments:

                                      EUR
                                 -------------

                                 (IN BILLIONS)
(a)    Promissory note loans ..            0.2
(b)    Registered bonds .......            0.4
(c)    Bearer bonds ...........           28.2
             of which - secured            1.1
                      - unsecured         27.1


   During the course of the period from 1st January, 2002 to 31st May, 2002, the Bank issued EUR 12.2 billion of debt represented by the following instruments:

                                      EUR
                                 -------------

                                 (IN BILLIONS)
(a)    Promissory note loans ..            0.1
(b)    Registered bonds .......            0.2
(c)    Bearer bonds ...........           11.9
             of which - secured            0.0
                      - unsecured         11.9



    The following table shows the amount of our long-term borrowing, on an unconsolidated basis, that is secured:

                                                       AS OF
                                                   DECEMBER 31,
                                                       2001
                                                   ------------

                                                      (EUR IN
                                                     MILLIONS)

Agricultural Bonds (Landwirtschaftsbriefe).......         2,939
Medium-Term Fixed Rate Notes (Kassenobligationen)            89
Due to Banks (registered bonds)..................         3,777
Other lendings (registered bonds)................         3,382
                                                   ------------
Total............................................        10,187
                                                   ============


                                    BUSINESS

OVERVIEW

INTRODUCTION

    Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfahige Anstalt des offentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

    Our activities and governance structure are regulated by our governing law. Under this governing law, we are charged with providing loans and other types of financing for the agriculture and the food industries, including fisheries and forestry. We carry out our statutory activities primarily by extending medium and long-term credit to German and other European public and private sector banks, both by means of traditional loans and by purchasing issuances of banks' bonds and other fixed-interest securities. These banks, in turn, lend the money they have received from us to end-borrowers that are active in the agriculture, forestry, fishing and food industries. We also make loans to (1) financial institutions for the financing of rural development and infrastructures projects, (2) a limited number of German regional state governments and (3) specific agencies of the Federal Republic. As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

    With the emergence of the single European market, in 1994 we granted loans for the first time at prevailing market rates to credit institutions in other countries of the European Union. Although there is no provision in our governing law that restricts the granting of loans just to credit institutions in Germany, this step was taken only after consultation with the banking commissioner responsible for Rentenbank. The commissioner consented to the broadening of Rentenbank's borrowers on the conditions that (1) no preferential loans may be extended to credit institutions in other European Union member states, and (2) the emphasis of Rentenbank's loan business remain within Germany. We have followed these requirements and our governing law as we have expanded our activities.

    Rentenbank's founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz uber die Rentenbankgrundschuld), dated May 11, 1949.

    At December 31, 2001, Rentenbank had total consolidated assets of approximately euro 59.2 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this prospectus, we discuss our consolidated financial information unless we note otherwise. For more information on our unconsolidated statements, see our financial statements and the notes thereto beginning on page F-1.

LIABILITY FOR THE OBLIGATIONS OF RENTENBANK

    Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will (1) safeguard the economic basis of Rentenbank, (2) keep it in a position to pursue its operations throughout its existence as a statutory body under public law and
(3) in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including the Securities or our guarantee of the Securities if a substitute obligor is substituted for Rentenbank. This duty under public law exists solely as between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including security holders. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations, including our obligations to the holders of Securities, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the German parliament. For additional information on Anstaltslast, see "Recent Developments -- European Commission and Status of Anstaltslast.

SUPERVISION OF RENTENBANK BY THE FEDERAL REPUBLIC

    Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic.

Although our day-to-day operations are managed independently by our management board under the supervision of the advisory board, the Federal Republic has the right to appoint a supervisory commissioner and deputy commissioner to exercise federal control and supervision over us. Both the commissioner and deputy commissioner are Federal Republic officials. The commissioner is appointed by the Federal Ministry for Consumer Protection, Food and Agriculture and the deputy commissioner is appointed by the Federal Ministry of Finance. The statutory functions of the commissioner include, among other things, ensuring that we adhere to our governing law and our statutes and that loans are made only to qualified borrowers. It is this commissioner that approved the expansion of our lending activities to banks in other European Union countries. In order to fulfill their statutory duties, the commissioner and deputy commissioner have full investigative powers as well as the power to convene meetings of the management board, the advisory board and a general meeting and to submit resolutions to those bodies. The commissioner is also entitled to prohibit the performance of directives and resolutions which would violate the laws of the Federal Republic or our statutes. See "Management -- Management Board, -- Advisory Board, -- General Meeting".

    We are also subject to supervision and regulation by the German Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz uber das Kreditwesen). See "Supervision and Regulation" and "The Federal Republic of Germany -- Financial Supervisory Authority".


BUSINESS

    Our principal business is providing loans and other types of financing for the German agricultural and food industries, including fisheries and forestry, and for rural development in Germany. We do so primarily by extending credit to German public and private sector banks, both by means of traditional loans and by purchasing issuances of banks' bonds and other fixed-interest securities. These banks then lend the proceeds to eligible borrowers. We also lend to other European Union banks. Our governing law also authorizes us to lend directly to borrowers engaged in activities that are important to German agricultural production. Nevertheless, other than direct lending to certain affiliates, a limited number of German regional state governments and specific agencies of the Federal Republic, our policy is to lend exclusively to financial institutions.

    Throughout this prospectus and in our financial statements, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination.

    We provide credit to banks to be loaned to borrowers engaged in the following activities:

       * Agriculture, Forestry and Fishing. This sector includes borrowers engaged in all types of agricultural production (including wine production and horticulture), forestry and fishing. It also includes borrowers engaged in related businesses such as manufacturers and distributors of machinery, fertilizers and other goods used in farming, forestry and fishing and commercial and service businesses with close links to agriculture and forestry (for example, those trading in rural products, timber, livestock or agricultural equipment).

       * Food Industry. Eligible borrowers in this sector include businesses involved in the processing or distribution of food products in all market segments, including businesses in the commodity and luxury food industries and the food trade.

       * Rural Infrastructure. This category covers lending for activities intended to improve rural infrastructure, including drinking water treatment and distribution, sewage and waste treatment, land consolidation, environmental protection, public transportation, housing and job creation and protection in rural communities. As a rule, eligible projects must be in communities with populations of less than 50,000.

       * Local Government Authorities in Rural Areas. Loans may also be made to local governments and other public agencies and authorities such as water and sewage treatment boards and other public utilities in communities with populations of less than 50,000.

    Although we provide credit to banks which make loans to borrowers engaged in these activities, we do not separately record in our financial statements the loan amounts that are extended for each of the above named activities.

LOANS TO BANKS AND CUSTOMERS

    We extend credit and earn income by making traditional loans and by purchasing bonds and other fixed-interest securities from German and other European Union banks. Our traditional loan portfolio consists primarily of loans to financial institutions that are made on a market-rate basis. These market-rate loans are made to German and European Union private sector banks and accounted for 85.4% of our loan portfolio at December 31, 2001. For a further description of our traditional lending activities, see "-Loan Portfolio" below.

    A major portion of our loans to non-financial institutions is the credit facility we have extended to the Federal Agency for Agriculture and Food (Bundesanstalt fur Landwirtschaft und Ernahrung) in connection with its implementation of European Union agricultural policies (see "-- Market-Rate Short-Term Loans" below).

New Business

    The following table shows our new loan commitments for medium- and long-term extensions of credit for the years ended December 31, 2001 and 2000.

                                                                      FOR THE YEAR
                                                                         ENDED
                                                                      DECEMBER 31,
                                                                     -------------
                                                                      2001    2000
                                                                     ------  -----

                                                                        (EUR IN
                                                                       MILLIONS)

Loan commitments(1)................................................   7,665  6,820
 New market-rate loan commitments .................................   3,834  4,162
 New preferential loan commitments ................................   1,264    928
 Renewals .........................................................   2,567  1,730
Purchases of issuances of bonds and other fixed-interest securities   3,393  2,791
                                                                     ------  -----

Total medium- and long-term extensions of credit...................  11,058  9,611
                                                                     ======  =====



(1) Loan commitments represent the volume of funds committed in the relevant period, including amounts to be disbursed in future periods, and do not include amounts disbursed in the relevant periods pursuant to commitments made in prior periods.

LOAN PORTFOLIO

    The following table shows, on an unconsolidated basis, the preferential loan portions of our loan portfolio and the geographic placement of our market-rate loans at December 31, 2001 and 2000.

                                AT DECEMBER
                                    31,
                              --------------
                               2001    2000
                              ------  ------

                                  (EUR IN
                                 MILLIONS)
Preferential Loans..........   6,214   5,779
Market-Rate Loans:
 Inside Germany.............  24,450  21,634
 In Other European Countries  11,901   9,374
                              ------  ------

Total.......................  42,565  36,787
                              ======  ======




    The following table provides, on an unconsolidated basis, a breakdown of our loan portfolio according to maturity at December 31, 2001 and 2000.

                                                  AT DECEMBER
                                                      31,
                                                --------------
                                                 2001    2000
                                                ------  ------


Loans to other Financial Institutions:
 Long-term (five years or more)...............  11,128  11,046
 Medium-term (between one year and five years)  12,676  10,969
 Short-term (less than one year)..............  16,388  12,581
Direct Loans:
 Long-term (five years or more)...............     176     184
 Medium-term (between one year and five years)      88     121
 Short-term (less than one year)..............   2,109   1,886
                                                ------  ------

Total.........................................  42,565  36,787
                                                ======  ======


    Our portfolio of traditional loans consists primarily of medium and long-term loans that are made either at a market-rate or on a preferential-rate basis, as well as market-rate short-term loans. As noted above, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination. Our loan portfolio at December 31, 2001 totaled euro 42.6 billion, an increase of 15.7% from euro 36.8 billion at December 31, 2000. At December 31, 2001, this loan portfolio represented 72.0% of our total assets.

    The market-rate portion of the loan portfolio, which accounted for 85.4% of the loan portfolio at December 31, 2001 compared with 84.3% of the loan portfolio at December 31, 2000, is composed of secured and unsecured loans to German and European Union public sector and private sector banks. Some public sector borrowers benefit from institutional liability or an explicit statutory guaranty (Gewahrtragerhaftung) of a state government or the Federal Republic. Landesbanken, public universal banks, and Sparkassen, a type of public savings bank benefiting from institutional liability (Anstaltslast) and an explicit statutory guarantee of their founders (typically German local or regional governments), are the principal German public sector banks to which we lend. Market-rate medium- and long-term loans are essentially wholesale, interbank loans made on commercial terms and conditions reflecting prevailing market conditions.

    Generally, once a financial institution has qualified to be a borrower of our market-rate loans, that financial institution is free to apply with us for loans to be on-lent for purposes related to the areas of agricultural and food industries, fisheries, forestry, and for rural development in Germany. However, there is no further certification made by either the end-borrower or the borrowing bank that the funds were used for these purposes. For more information on our review process for approving borrowing banks, see "-- Participating Financial Institutions" below.

    The preferential portion of the loan portfolio, which accounted for 14.6% of the loan portfolio at the end of 2001 compared with 15.7% of the loan portfolio at the end of 2000, is composed exclusively of secured loans to German public and private sector banks. Preferential medium- and long-term loans are made to German banks which on-lend the proceeds to end-borrowers who meet the qualifications under one of our special lending programs designed to further agriculture-related policy goals. The interest rate on these loans is generally close to our own cost of funds and the terms and conditions of the corresponding loan made to the end-borrower are more favorable to the end-borrower than would otherwise be commercially obtainable.

Market-Rate Medium- and Long-Term Loans

    Borrowing terms on market-rate medium- and long-term loans are negotiated with each bank and reflect, among other things, an evaluation of the bank's creditworthiness and prevailing market conditions. In our risk evaluation, we consider, among other things, the term of the loan, the creditworthiness of the bank, our existing credit exposure to the particular borrower and, if applicable, the country risk. We conduct an annual review of roughly 1,700 private and public sector bank borrowers to ensure that these borrowers continue to meet minimum credit standards. Because, under the terms of our loans, we do not have recourse against the end-borrower, we rely on the creditworthiness of the intermediating financial institution and our credit analysis does not generally extend to an analysis of the end- borrower (see "-- Credit Analysis").

    At December 31, 2001, approximately 57% of our market-rate medium- and long-term loan portfolio was unsecured. Unsecured loans to German and other European private sector banks are made only after a thorough review of the borrower's creditworthiness.

    In recent years, we have begun to make market-rate medium- and long-term loans to European Union public and private sector banks. As explained above in "-- Introduction", this expansion is consistent with our governing law. Although there is no legal restriction on the amount of funds we may lend into any one country, as a matter of internal policy we have set aggregate lending limits for each country of the European Union that we lend into. As of December 31, 2001, loans to non-German financial institutions comprised approximately 28% of the loan portfolio and, in the year ended December 31, 2001, these loans represented about 24.2% of all new market-rate medium- and long-term loans. The average original term of loans to banks in the European Union is approximately 5-7 years, somewhat shorter than the average original term of loans to German banks (roughly 10-12 years).

Market-Rate Short-Term Loans

    The bulk of our market-rate short-term lending consists of loans made to banks and other financial institutions in the wholesale markets.

    Loans to the Federal Agency for Agriculture and Food (Bundesanstalt fur Landwirtschaft und Ernahrung or "BLE"), the Federal Republic's agency responsible for implementing European Union agricultural policies, accounted for nearly all of our market-rate short-term lending to non-financial institutions at December 31, 2001. Under the BLE credit facility, we provide financing for the purchase and storage of commodity foodstuffs and animal feed. The credit extended to BLE is guaranteed by the Federal Republic. We also provide other financial services to BLE. See "-- Activities on Behalf of the Federal Republic and Lander Governments".

Special Loan Programs

    Preferential loans consist exclusively of medium and long-term loans. These loans are extended under one of four special programs designed to further specific policy goals defined by our advisory board. Borrowers must meet requirements to borrow under one of these programs. Unlike our market-rate loans, where banks we lend to review the applicant and make the final approval decision to extend a loan to the end-borrower, under our special loan programs we check the end-borrower's eligibility and make the final loan decision.

    Through these preferential loans, we reduce the interest rates of our loans to specific groups in order to further our promotional objectives. For the year ending December 31, 2001, we set aside a total of euro 32.6 million for these loans, 19.9% more than in 2000. These programs and their requirements include:

       * "Agriculture" and "Young Farmers" programs. Under these programs, we finance medium- and long-term loans to individual end-borrowers who (1) lease or own small farms, (2) meet the definition of a farming operation under the German tax code, and (3) in the case of the "Young Farmers" program, are under 40 years of age. The use of these loan proceeds is restricted to purchasing or modernizing new farm equipment and buildings, purchasing new land or purchasing an existing farming operation. Loans under this program are limited to euro 500,000 per person per year (approximately 72% of preferential loans made during the year ended December 31, 2001);

       * "Village Renewal" program. Under this program, we make available medium- and long term loans to private individuals and rural municipalities for the preservation and restoration of agricultural buildings. The use of loan proceeds is restricted to restoring agricultural buildings (even if they are no longer used for farming activities), construction of buildings related to the improvement of cultural or recreational pursuits in rural areas (such as youth centers) and activities related to creating or retaining jobs in rural areas. Loans under this program are limited to euro 500,000 per organization or person per year (approximately 5% of new preferential loans made during the year ended December 31, 2001); and

       * "Rural Structural Measures" program. Under this program, we make available medium- and long-term loans to rural municipalities for infrastructure development projects. The use of loan proceeds is restricted to improvements of local infrastructure such as the construction of waste treatment facilities, the development of regional tourism through the construction of parks, harbors, camp grounds and public baths and in some cases the enhancement of community
                                       17
            services such as day care centers, fire protection, medical clinics and the energy supply. Loans under this program are limited to euro
            2.5 million per entity per year (approximately 23% of new preferential loans made during the year ended December 31, 2001).

    Although we review the applications and make the final decision to extend credit, preferential loans, like market-rate loans, are channeled through local banks or other financial institutions that identify potentially qualified borrowers under one of our special loan programs. Participating financial intermediaries earn a fixed interest margin set by us (currently 0.75% p.a.) on loans extended under the special loan programs. Preferential loans have maturities of four to more than twenty years and, in the case of loans of more than 10 years, usually include an adjustable interest rate mechanism whereby we reset the interest rate after ten years. More than 50% of our preferential loans have an original maturity of more than 10 years. Unlike market-rate loans, preferential loans have been secured by both an assignment of the underlying loan and the creation in favor of Rentenbank of a security interest in the loan collateral or mortgage. Since April 1, 2001, new preferential loans have been secured by an assignment of the underlying loan and the right to require a transfer of the collateral in which the lending bank has a security interest.

    Special loans are granted at preferential interest rates, which are promoted by debiting our own income. Before the beginning of each fiscal year, the management board allocates a portion of our projected net income for the year to a special reserve. At the time a preferential loan is made, we calculate the difference between our applicable cost of funds and the preferential interest rate for the period from the date the loan is granted through the earlier of the maturity date and the first interest re-set date, if any, and the estimated administrative expenses. We charge these amounts against the reserve established for the year for both new and interest-adjusted sponsored loans. If the portion of our projected net income allocated to sponsored lending remains unused at the end of the year, the unused portion is not rolled over to the next year.

PARTICIPATING FINANCIAL INSTITUTIONS

    Consistent with our purpose of providing financing to the agriculture, forestry, fishing, and food industries, and for rural development, we select financial institutions to whom we make loans based on their lending activities in these areas. In our review process, we generally exclude institutions which are clearly not involved in these areas, such as consumer finance institutions and investment banks. Of the remaining institutions, we review their annual reports and other documents to check the consistency of their activities with our purposes. If their lending activities are consistent with our purposes, they are approved as potential lenders, subject to credit approval. For local and regional banks, we assume that these banks are involved in the development of their local rural areas, and they are included as potential lenders.

    Once an institution is approved as a lender of our market-rate loans, end-borrowers may apply through them for loans related to our development objectives described above. While the purpose of the loan should be for activities related to our development objectives, there is no further certification made to us by either the end-borrower or the borrowing bank that the funds were actually used for these purposes. For a further description of our market-rate loans, see "-- Market-Rate Loans" above.

    Under our special loan programs, we review the applications of the end-borrowers and make the final loan decision based on a review of their stated purposes for using the proceeds of the loan. Once approved, the loan is issued through one of banks we lend to. For a further description of our special loan programs, see "-- Special Loan Programs" above.

SECURITIES PORTFOLIO

    In addition to our traditional loan portfolio, we also extend credit by purchasing issuances of bonds and other fixed-interest securities of German and other European Union banks. The guidelines for our securities portfolio are similar to those we use for our loan portfolio. Just as we restrict loans to financial institutions active in the financing of agricultural and food industries, fisheries, forestry, and for rural development in Germany and elsewhere in the European Union, we only purchase securities issued by these institutions. At December 31, 2001, this securities portfolio accounted for 24.9% of total assets. Of these debt securities, at December 31, 2001, 4.5% were issued by public sector issuers benefiting from institutional liability or a guaranty obligation, compared to 5.5% at December 31, 2000. We value our entire securities portfolio on a strict lower of cost or market basis. See "Summary of Material Differences between German GAAP and U.S. GAAP".

    The following table shows the aggregate book value of bonds and other fixed-interest securities held by Rentenbank on an unconsolidated basis at December 31, 2001, 2000 and 1999.

SECURITIES PORTFOLIO

                                                        AT DECEMBER 31,
                                                 ----------------------------
                                                   2001      2000      1999
                                                 --------  --------  --------

                                                       (EUR IN MILLIONS)

Public sector issuers..........................     658.7     715.7     796.2
Private sector banks...........................  14,073.3  12,220.1  11,362.1
                                                 --------  --------  --------

Total bonds and other fixed-interest securities  14,732.0  12,935.8  12,158.3
                                                 ========  ========  ========

SUBSIDIARIES

    We hold interests in two affiliated companies: LR Beteiligungsgesellschaft mbH ("LRB") and DSV Silo- und Verwaltungsgesellschaft mbH ("DSV"). LRB is a holding company that owns equity interests in a number of private companies engaged in activities related to the agriculture and the food industries. We own 100% of LRB's outstanding capital. At December 31, 2001, LRB had total assets of euro 218.5 million.

    DSV is a holding company that owns equity interests in companies engaged in agriculture and forestry. LRB owns 100% of DSV's outstanding capital. At December 31, 2001, DSV had total assets of euro 16.0 million.

ACTIVITIES ON BEHALF OF THE FEDERAL REPUBLIC AND LANDER GOVERNMENTS

    Our governing law requires us to allocate one-half of our net income, after allocations to the special loan programs and the principal reserve and guarantee reserve, to a special fund we administer that was formed pursuant to the Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung). We make loans from this fund as instructed by the Federal Minister for Consumer Protection, Food and Agriculture. These loans are granted for innovative research and development projects in the agricultural sector.

    We also act on behalf of a number of different Lander and the Federal Republic in administering other sponsored loan programs. The state of Thuringia has appointed us to administer a number of programs through which agriculture-related borrowers in Thuringia receive sponsored loans. We earn a fee for administering the program and acting as conduit vehicle but otherwise have no credit exposure to any borrowers other than the state of Thuringia. We also administer sponsored agricultural and rural infrastructure lending for the states of Hesse and Hamburg. Furthermore, we continue to manage loans for the Federal Government for the financing of resettlement, building measures for old farms and the purchase of land, which were granted before the federal project for the improvement of the agrarian structure and coastal protection in 1973 came into force.

    In addition to providing BLE with financing, we act as agent for BLE in the placement of BLE promissory notes with investors and provide BLE with current account facilities.

SOURCES OF FUNDS

    Our principal sources of funds are (1) interbank loans and issuances in the capital and money markets, both domestic and international, (2) the participation in open market transactions with the European Central Bank (ECB), and (3) secured and unsecured loans and other funding transactions with German and international institutional lenders. We are a continuous issuer in accordance with Section 3(2) of the German Securities Sales Prospectus Act (Wertpapierverkaufsprospektgesetz).

    In the domestic capital markets, we fund ourselves through a variety of different instruments, including short-term money market transactions, medium- to long-term promissory notes, registered bonds and bearer bonds. The registered bonds and some of the bearer bonds are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies; debentures issued the German states and their agencies; other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. At December 31, 2001, we had euro 15.8 billion worth of assets available for use to secure debt we issued, of which euro 12.6 billion was already designated as collateral for our secured debt instruments. Accordingly, at December 31, 2001, we had the capacity to issue an additional euro 3.2 billion of secured debt instruments. Additionally, we have established a reserve for the purpose of providing an additional source of collateral for the issuance of secured debt. Secured debt instruments are placed predominantly with domestic investors.

    We also fund ourselves in the international capital markets, both through various issuing programs and periodically through our stand-alone issuance of various types of unsecured notes and debentures. The issuing programs include a US$ 35 billion Euro Medium-Term Note Program, euro 10 billion Commercial Paper Program and a 5 billion Australian Dollar Domestic Medium-Term Note Program. We also have shelf registrations in Japan for domestic bonds (Samurais) and secondary offerings (Uridashis).

    The international capital markets represent an increasingly important source of funding for us. In the year ended December 31, 2001, we issued the equivalent of euro 11 billion of Euro Medium-Term Notes, euro 14.6 billion of Euro Commercial Paper, euro 1.5 billion of Global bonds and euro 0.1 billion of other notes and bonds in the international markets in different currencies. Because our loan portfolio is denominated predominantly in Euro, we issue debt securities in other currencies principally to take advantage of arbitrage opportunities. We use derivative instruments to hedge our currency and interest rate exposure in connection with such issuances. Typically, we retain only a small portion of the proceeds for investment in securities or other assets denominated in the same currency as the relevant debt obligation. See "-- Risk Management and Derivatives" below.

    With respect to the domestic and international capital markets, the following table shows our sources of funds on an unconsolidated basis and, categorized by type of instrument, during each of the years indicated. We classify almost all instruments issued in the international capital markets as unsecured bearer bonds.

                         AT DECEMBER 31,
                  ----------------------------
                    2001      2000      1999
                  --------  --------  --------

                        (EUR IN MILLIONS)

Promissory notes   3,065.2   4,036.2   5,223.2
Registered bonds   7,512.6   7,438.6   6,733.3
Bearer bonds:
 Secured .......   4,724.4   4,220.2   5,022.1
 Unsecured .....  29,840.5  23,938.4  16,131.6
                  --------  --------  --------

Total...........  45,142.7  39,633.4  33,110.2
                  --------  --------  --------


LIABILITIES TO CUSTOMERS

    Our liabilities primarily consist of debt securities and bonds issued in certificated form, liabilities to banks and liabilities to customers. See the discussion above in this "-- Sources of Funds" section and in "Management's Report -- Sources of Funds" for a description of our funding activities related to debt securities issued in certificate form and our liabilities to banks. Approximately 85% of our liabilities to customers consist of registered bonds and promissory notes that are purchased by insurance companies. The remaining amount of liabilities to customers consists of liabilities to individual German states, or Lander, as well as other local governments. These liabilities are uncertificated and arise from credit accounts with these governments.


RISK MANAGEMENT AND DERIVATIVES

    Our treasury department has responsibility for our risk management system and is overseen directly by the management board. The treasury department applies for and the management board determines market and liquidity risk exposure limits. Daily reports are generated by the risk control department, which analyzes whether our money market, loan and securities portfolios are within market and liquidity risk limits prescribed by the management board. The market risk report analyzes the effect on our trading, liquidity and credit portfolio of a putative 100 basis points upward shift of the yield curve and must be signed daily by the head of the treasury department and a member of the management board. With respect to liquidity risk, our exposure is never greater than the amount of short-term funds available to us from the European Central Bank based on our available eligible collateral for open market transactions with it. The credit department applies for and the board approves the counterparty credit limits for derivatives. Credit risk, including counter-party credit risk, is monitored on a bank-wide basis as part of our annual review of borrowing customers. See "-- Market-Rate Medium- and Long-Term Loans".

    We use derivative instruments, such as swaps, forward contracts and options almost exclusively as part of our asset and liability risk management program. Purchases and sales of derivative instruments are made for hedging purposes in an effort to match as closely as possible the currency, duration and interest rate basis of our assets and liabilities. No derivative activities are undertaken on behalf of clients. Risks are analyzed in accordance with the German Banking Act (Gesetz uber das Kreditwesen) which requires adequate capital coverage for securities transactions, transactions in derivative products and foreign exchange transactions. See "Supervision and Regulation".


CREDIT ANALYSIS

    We examine whether credit should be extended in response to direct inquiries either from potential borrowers themselves or from third parties such as other banks or brokers. This examination includes whether or not we can provide funds based on the applicable laws and regulations that govern Rentenbank.

    An application for credit and credit worthiness is judged on the basis of a diverse set of documents including business reports, ratings letters and our own credit analysis. Approval for the extension of credit is made in compliance with our own credit approval regulations. Only after this approval are transactions allowed to go forward.


FOREIGN CURRENCY RISKS

    In 2001, we issued bonds in seven different currencies on the international capital markets. Approximately 51% of this borrowing was denominated in a currency other than Euro. Because our loan business is denominated almost exclusively in Euro, we have avoided any exchange-rate risk by swapping the proceeds from foreign denominated issues virtually exclusively into Euro through so-called cross-currency swaps.

    Because our international lending is carried out within The European Union, we have not been historically affected by credit risk associated with Asia, Latin America or Russia. In 2001, only 1.2% of our lending was denominated in a currency other than Euro.


LIQUIDITY MANAGEMENT

    We manage our liquidity requirements by projecting our expected liquidity on a daily basis. Each day, we compile a projection of our net liquidity balance for each day of the coming twelve months. We also produce a projection of assets in our central clearing account with the German Central Bank (Deutsche Bundesbank) eligible for borrowing under the standing facilities of the European Central Bank. Among these facilities is the European Central Bank's marginal lending facility. Under this facility, we have an account with the Deutsche Bundesbank which has assets designated for use as collateral against which the European Central Bank would automatically extend credit if there was negative liquidity in our account. This standing facility allows us to obtain overnight liquidity from the European Central Bank, according to the amount of the our eligible assets. The interest rate on the marginal lending facility normally provides a ceiling for the overnight market interest rate we would be forced to pay.

    We have used this facility occasionally in the past to cover daily liquidity deficits. In each case, the European Central Bank automatically covered the deficit by extending an overnight loan in the required amount against the collateral in our Deutsche Bundesbank asset account. After each of these occasions, we were able to shortly thereafter restore liquidity to our account and return any amount owed to the European Central Bank, which freed up our assets to again be eligible to cover any future liquidity deficits.

    Our cash reserves consist of cash in hand and the balance of our central clearing account with the Deutsche Bundesbank which reflects our obligation to hold minimum reserves in line with the requirements of the European Central Bank.

                               MANAGEMENT'S REPORT

OVERVIEW

    Our core business is to provide loans and other types of financing to German banks that have customers involved in the agricultural sector of the German economy. Since 1994 we have begun to increase our international activities by the extension of credit to banks in other European Union countries. The major factor affecting our results of operations has been the growth and stability of the German banking system and, to a lesser extent, the banking system of those European Union countries in which we also extend credit. Management's strategy has been to maintain a steady rate of growth in our asset portfolio without sacrificing the credit quality of that portfolio. On the funding side of the business, management's strategy has been to develop new sources of low cost funding including the expansion of our international funding base.

    Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this prospectus, we discuss our consolidated financial information unless we note otherwise. For more information on our stand-alone statements, see our financial statements and the notes thereto beginning on page F-1.

BALANCE SHEET TRENDS

    Our total consolidated assets and our total consolidated liabilities and equity increased by 15.2% to euro 59.2 billion at December 31, 2001, as compared with euro 51.4 billion at December 31, 2000.

    We extend credit both by making traditional loans and by purchasing issuances of bonds and other fixed-interest securities from German and other European Union banks. Consistent with these activities, loans and advances to banks, loans and advances to customers and bonds and other fixed-interest securities accounted for the large majority of our assets. These items amounted to euro 58.7 billion, or 99.2% of total assets, at December 31, 2001, as compared with euro 51.1 billion, or 99.3% of total assets, at December 31, 2000. The increase in these amounts at year-end reflected the increase lending activity in 2001.

    Our most significant liabilities relate to the funding of these activities and are concentrated in liabilities to banks, liabilities to customers and certificated liabilities. These liabilities totaled euro 56.6 billion, or 95.7% of total liabilities and equity, at December 31, 2001, as compared with euro
48.9 billion, or 95% of total liabilities and equity, at December 31, 2000. Our equity (subscribed capital, reserves and funds for general banking risks) increased from euro 1.1 billion at December 31, 2000 to euro 1.2 billion at December 31, 2001. Subscribed capital remained unchanged at euro 0.1 billion. The principal reserve and the guarantee reserve increased by euro 25.5 million reflecting the transfer of 2001 net income to these reserves.

    The following tables set forth the key trends in our balance sheet, on a consolidated basis, at the dates indicated:

CONSOLIDATED BALANCE SHEET TRENDS

                                                                                 INCREASE
                                                                                (DECREASE)
                                                                                 IN 2001
                                                  DECEMBER 31,  DECEMBER 31,  COMPARED WITH
                                                     2001(1)       2000(1)       2000(1)
                                                  ------------  ------------  -------------
                                                       (EUR IN MILLIONS)           (%)
ASSETS
Cash reserves...................................           0.1           0.4          (75.0)
Loans and advances to banks(2)(3)...............      41,600.8      35,830.7           16.1
Loans and advances to customers(2)(4)...........       2,370.9       2,141.5           10.7
Bonds and other fixed-interest securities(2)....      14,762.5      12,986.5           13.7
Shares and other variable-yield securities......           2.8           7.9          (64.6)
Investments and shares in affiliated enterprises         173.0         172.6            0.2
Trust assets....................................         192.6         198.6           (3.0)
Public sector recovery claims...................           8.3          72.5          (88.6)
Tangible assets.................................           7.9           8.0           (1.3)
Other assets....................................           6.5          10.8          (39.8)
Deferred income.................................          36.1          44.8          (19.4)
                                                  ------------  ------------  -------------
Total assets....................................      59,161.5      51,474.3           14.9
                                                  ============  ============  =============





(1) Columns may not add due to rounding.

(2) Includes accrued interest.

(3) Includes amounts due from companies in which Rentenbank has investment holdings.

(4) Includes amounts due from affiliated companies and from companies in which Rentenbank has investment holdings.

                                                                         INCREASE
                                                                        (DECREASE)
                                                                         IN 2001
                                          DECEMBER 31,  DECEMBER 31,  COMPARED WITH
                                             2001(1)       2000(1)       2000(1)
                                          ------------  ------------  -------------

                                               (EUR IN MILLIONS)           (%)
LIABILITIES AND EQUITY
Liabilities to banks(2)(3)..............      16,775.1      15,341.9            9.3
Liabilities to customers(2)(4)..........       4,605.5       4,883.9           (5.7)
Certificated liabilities(2)(5)..........      35,207.5      28,685.1           22.7
Trust liabilities.......................         192.6         198.6           (3.0)
Other liabilities(6)....................          24.6         106.4          (76.9)
Deferred income.........................          38.4          47.2          (18.6)
Accrued expenses........................         199.6         183.1            9.0
Subordinated liabilities................         880.6         886.4           (0.7)
Funds covering general banking risks....         555.0         485.0           14.4
Equity (subscribed capital and reserves)         682.6         656.7            3.9
                                          ------------  ------------  -------------

Total...................................      59,161.5      51,474.3           14.9
                                          ============  ============  =============

Memo Items:
Contingent liabilities(7)...............          92.5          17.8          419.7
Other liabilities(8)....................         402.4       1,343.4          (70.0)




(1) Columns may not add due to rounding.

(2) Include accrued interest.

(3) Include   liabilities  to  companies  in  which  Rentenbank  has  investment holdings.

(4) Include   liabilities  to  companies  in  which  Rentenbank  has  investment holdings and liabilities to affiliated companies.

(5) Consist of debt securities, bonds and notes.

(6) Include other liabilities and Edmund Rehwinkel Foundation.

(7) Consist of contingent liabilities resulting from discounted bills of exchange and liabilities resulting from guarantees and indemnity agreements.

(8) This item consists entirely of irrevocable loan commitments made by Rentenbank.

EDMUND REHWINKEL FOUNDATION

    Rentenbank established the Edmund Rehwinkel Foundation in 1974 for the purpose of further supporting agricultural development. The initial endowment fund included our donations and was raised by us. This fund sponsors research projects relating to agriculture from the proceeds of the endowment fund. The fund is not an independent entity, but a special trust fund that we administer. The nature of our liability is an obligation to provide ongoing funding to the foundation.


VOLUME OF CREDIT

    We extend credit both by making traditional loans and by purchasing issuances of bonds and other fixed-interest securities from German and other European Union banks. Consequently, the growth in lending activity is reflected in the increase in loans and advances to banks, loans and advances to customers and bonds and other fixed-interest securities.

    At December 31, 2001, loans and advances to banks amounted to euro 41.6 billion, of which euro 361.5 million was payable on demand, as compared with euro 35.8 billion at December 31, 2000, of which euro 286.8 million was payable on demand.

    Loans and advances to customers increased to euro 2.4 billion at December 31, 2001, from euro 2.1 billion at December 31, 2000. This increase does not represent a trend in our credit practices, but only the fact that certain short-term advances to customers happened to be outstanding on the balance sheet date.

    The following table sets forth, on an unconsolidated basis, the trends in Rentenbank's extensions of credit in 2001 and 2000.

                                                                         INCREASE
                                                                        (DECREASE)
                                                                         IN 2001
                                           DECEMBER 31,  DECEMBER 31,  COMPARED TO
                                               2001          2000          2000
                                           ------------  ------------  -----------

                                                (EUR IN MILLIONS)          (%)
MARKET-RATE LOANS:
Inside Germany...........................        24,450        21,634         13.0
Outside Germany..........................        11,901         9,374         27.0
Preferential loans.......................         6,214         5,779          7.5
                                           ------------  ------------  -----------

Total traditional loans..................        42,565        36,787         15.7
Bonds and other fixed-interest securities        14,763        12,987         13.7
                                           ------------  ------------  -----------

Total extensions of credit...............        57,328        49,774         15.2
                                           ============  ============  ===========


    This table emphasizes two things. First, our traditional loan portfolio is increasingly composed of loans made in the European Union but outside Germany. Our market-rate loans inside Germany increased by euro 2,816 million, or 13% to euro 24,450 million at December 31, 2001, compared with euro 21,634 million at December 31, 2000. By contrast, our market rate loans outside Germany increased by euro 2,527 million, or 27%, to euro 11,901 million at December 31, 2001, compared with euro 9,374 million at December 31, 2000.

    Second, our portfolio of bonds and other fixed-interest securities increased by euro 1,776 million, or 13,7%, to euro 14,763 million at December 31, 2001, compared with euro 12,987 million at December 31, 2000. This reflects the increasing securitization of our credit market. We increasingly extend credit, not by making traditional loans, but rather by purchasing banks' issuances of bonds and other fixed-interest securities. This general market-wide development is favorable to our borrowers, to us and other bank lenders because of the greater liquidity and fundability of these securities.


SOURCES OF FUNDS

    Our principal source of funds for our loan and securities portfolios are interbank loans and issuances in the capital markets, both domestic and international, the participation in open market transactions with the European Central Bank, and secured and unsecured loans and other funding transactions with German and international institutional lenders.

    Our most significant liabilities relate to these funding activities.

    Liabilities to banks increased by euro 1.4 billion, or 9.3%, to euro 16.8 billion at December 31, 2001 from euro 15.3 billion at December 31, 2000 and liabilities to customers decreased 0.3 billion, or 5.7%, to euro 4.6 billion at December 31, 2001 from euro 4.9 billion at December 31, 2000.

    The decline in liabilities to banks and customers reflects our increasing use of the capital markets to fund our lending activities.

    With respect to the domestic and international capital markets, the following table sets forth the trends in our sources of funds, on an unconsolidated basis and categorized by type of instrument, during 2001 and 2000.

                  FOR THE YEAR ENDED
                     DECEMBER 31,
                  ------------------
                                         INCREASE
                                        (DECREASE)
                                         IN 2001
                                      COMPARED WITH
                    2001      2000         2000
                  --------  --------  -------------

                   (EUR IN MILLIONS)       (%)

Promissory notes   3,065.2   4,036.2          (24.1)
Registered bonds   7,512.6   7,438.6            1.0
Bearer bonds:
Secured.........   4,724.4   4,220.2           11.9
Unsecured.......  29,840.5  23,938.4           24.7
                  --------  --------  -------------

Total...........  45,142.7  39,633.4           13.9
                  ========  ========  =============

    At December 31, 2001, the total of Rentenbank's outstanding borrowings amounted to euro 45.1 billion compared with euro 39.6 billion at December 31, 2000. This increase of 13.9% reflects primarily an increased use of the capital markets to fund growth in extensions of credit, particularly on a medium- and long-term basis and through our Euro Commercial Paper Program.

    Our outstanding promissory notes decreased by euro 1.0 billion, or 24.1%, from euro 4.0 billion at December 31, 2000 to euro 3.1 billion at December 31, 2001. Promissory notes (Schuldscheindarlehen) are almost exclusively placed in Germany, and the decline in their use reflects our increasing use of the international, as opposed to the domestic, capital markets.

    Our outstanding unsecured bearer bonds increased by euro 5.9 billion, or 24.7%, from euro 23.9 billion at December 31, 2000, to euro 29.8 billion at December 31, 2001. This strong growth also reflects our increasing use of the international capital markets including our Euro Commercial Paper Program with which we issued euro 14.6 billion and our Euro Medium-Term Note Program with which we raised the equivalent of euro 11.0 billion in 2001.

    For a more detailed discussion of the types of instruments and programs we use in the domestic and international capital markets, see "Business -- Sources of Funds" above.


CAPITAL ADEQUACY

    We are subject to the capital adequacy requirements established by the German Financial Supervisory Authority. See "Supervision and Regulation" below. The table below sets forth the components of our regulatory capital ratios and the components of these ratios on a consolidated basis at December 31, 2001, 2000 and 1999 as determined in accordance with the German Banking Act (Gesetz uber das Kreditwesen).

                                                            DECEMBER 31,
                                                        --------------------
                                                         2001    2000   1999
                                                        ------  -----  -----

                                                          (EUR IN MILLIONS)

Core capital..........................................   1,088  1,000    982
Total liable capital..................................   1,782  1,661  1,567
Total risk-adjusted assets and off balance sheet items  11,841  9,845  8,954
Core capital ratio....................................     9.2%  10.2%  11.0%
Solvency ratio........................................    15.1%  16.9%  17.5%

    Our equity capital is fixed by the governing law at euro 135 million. Our equity capital was accumulated during the ten year period following our establishment through payments by owners and lessees of certain lands permanently used for agricultural and forestry purposes, known as the land charge. The land charge was established pursuant to a law of May 11, 1949 (Gesetz uber die Rentenbankgrundschuld) enacted simultaneously with our governing law. Contributors to Rentenbank's equity capital through the land charge have no ownership rights in the bank.

    In addition to capital contributed through the land charge, our governing law requires that we contribute a portion of our annual earnings to two reserve funds: the principal reserve fund and the guarantee reserve fund. In addition, pursuant to Section 340(g) of the German Commercial Code, our advisory board may allocate, on a discretionary basis, a portion of our annual profits and certain previously-established reserves to a fund covering general banking risks, which is Tier I capital and essentially functions as a reserve against potential future loan losses.

    The principal reserve is part of our Tier I capital and is funded by mandatory annual contributions of 50 percent of Rentenbank's annual profits after allocations to the guarantee reserve. At December 31, 2001, the principal reserve stood at euro 177.8 million. The guarantee reserve provides additional collateral for Rentenbank's issuance of secured instruments. The advisory board decides on the annual allocation to the guarantee reserve and may allocate up to 50 percent of the bank's annual profits to the guarantee reserve but the aggregate size of the guarantee reserve is limited to an amount equal to 5 percent of the face amount of all secured instruments outstanding.

    We also have several other forms of liable capital. Liable capital consists principally of subordinated debt that qualifies as supplementary or Tier II capital for regulatory purposes. At December 31, 2001, our liable capital included euro 880.6 million of subordinated debt.

PROFIT AND LOSS ACCOUNT

    Rentenbank's overall profit and loss account improved in 2001 compared to 2000. Net income increased to euro 34.0 million for the year ended December 31, 2001, compared with euro 32.7 million for the year ended December 31, 2000.

    The following table sets forth Rentenbank's consolidated profit and loss account for each of the years ended December 31, 2001 and 2000.


CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                               INCREASE
                                                                                              (DECREASE)
                                                                            FOR THE YEAR       IN 2001
                                                                                ENDED       COMPARED WITH
                                                                            DECEMBER 31,         2000
                                                                          -------------------------------
                                                                          2001(1)  2000(1)
                                                                          -------  -------  -------------

                                                                               (EUR IN
                                                                              MILLIONS)          (%)


Interest income(2)......................................................  2,950.4  2,653.4           11.2
Interest expense........................................................  2,781.5  2,502.9           11.1
                                                                          -------  -------  -------------

Net interest income.....................................................    168.9    150.5           12.2
Other operating income(3)...............................................      2.3      4.4          (47.7)
Net commission expense..................................................     (0.3)   (0.3)            0.0
General administrative expenses.........................................    (34.2)   (30.1)          13.6
Depreciation and valuation adjustments on intangible and tangible assets     (2.5)    (2.3)           8.7
Other operating expenses................................................     (3.0)    (1.0)         200.0
                                                                          -------  -------  -------------

Extraordinary expenditure...............................................      0.0     (5.1)        (100.0)
                                                                          -------  -------  -------------

Operating income (before risk provisions and valuation adjustments).....    131.2    116.1           13.0
Risk provisions and valuation adjustments, net..........................    (97.1)   (83.2)          16.7
                                                                          -------  -------  -------------

Pre-tax income..........................................................     34.1     32.9            3.6
Taxes(4)................................................................     (0.1)    (0.2)         (50.0)
                                                                          -------  -------  -------------

Net income..............................................................     34.0     32.7            4.0
                                                                          =======  =======  =============




(1) Columns may not add due to rounding.

(2) Includes   interest   income   from   lending   operations,   money   market
    transactions, fixed interest securities and debt register claims and current income from shares and other variable-yield securities, investment holdings and shares in affiliated companies.

(3) Includes net revenue from financial operations and other operating income.

(4) Although Rentenbank is not subject to corporate tax, it is subject to real property and vehicle taxes. In addition, Rentenbank's subsidiary LR Beteiligungsgesellschaft is subject to corporate and trade tax.

Net Interest Income

    The following table sets forth the principal components of Rentenbank's net interest income, on a consolidated basis, for the years ended December 31, 2001 and 2000:

                                                                 INCREASE
                                                                (DECREASE)
                                              FOR THE YEAR       IN 2001
                                                  ENDED       COMPARED WITH
                                              DECEMBER 31,       2000(1)
                                            -------------------------------
                                              2001     2000
                                            -------  -------  -------------

                                                 (EUR IN
                                                MILLIONS)          (%)


Interest income:
 Loans and advances to banks and customers  2,202.8  1,917.5           14.9
 Debt securities..........................    739.2    725.0            2.0
 Dividends and other income...............      8.4     10.8         (22.2)
                                            -------  -------  -------------

Total.....................................  2,950.4  2,653.4           11.2
                                            =======  =======  =============


Interest expense:
 Liabilities to banks and customers.......    936.4    804.9           16.3
 Certificated liabilities.................  1,802.9  1,655.1            8.9
 Subordinated liabilities.................     42.2     42.9          (1.6)
                                            -------  -------  -------------

Total.....................................  2,781.5  2,502.9           11.1
                                            -------  -------  -------------

Net interest income.......................    168.9    150.5           12.2
                                            =======  =======  =============

    Total interest income increased by euro 297.1 million, or 11.2%, to euro 2,950.4 million for the year ended December 31, 2001, as compared with euro 2,653.4 million for the year ended December 31, 2000. Total interest expense increased by euro 278.6 million, or 11.1%, to euro 2,781.5 million for the year ended December 2001, as compared with euro 2,502.9 million for the year ended December 31, 2000. Because the increase in income was greater than the increase in expense, net interest income increased by euro 18.4 million, or 12.2%, to euro 168.9 million for the year ended December 31, 2001, as compared with euro 150.5 million for the year ended December 31, 2000.

Other Operating Income

    Other operating income decreased by euro 2.1 million, or 47.7%, to euro 2.3 million in 2001 from euro 4.4 million in 2000. Other operating income also includes rental income from real estate owned by Rentenbank, reversals of provisions, which decreased in 2001 and some special income of the affiliated companies, which decreased also in 2001.

Net Commission Expense

    Net commission expense remained constant at euro 0.3 million for 2001 and 2000. We earn commission income from fees paid by banks that we arrange loans for. Commission income remained constant at euro 1.1 million for 2001 and 2000. Our commission expense comes from fees we pay in connection with loans that other banks arrange for us. Our commission expense remained unchanged at euro
1.4 million.

General Administrative Expenses

    The following table sets forth, on a consolidated basis, the principal components of our general administrative expenses for the years ended December 31, 2001 and 2000.

                                                                       2001  2000  CHANGE
                                                                       ------------------
                                                                         (EUR IN
                                                                        MILLIONS)     %


Salaries and wages...................................................  13.4  12.1    10.7
Social security contributions and expenditure on pensions and support   9.9   8.4    17.9
Other administrative expenses........................................  10.9   9.6    13.5
                                                                       ----  ----  ------

Total general administrative expenses................................  34.2  30.1    13.6
                                                                       ====  ====  ======

    General administrative expenses increased by euro 4.1 million, or 13.6%, to euro 34.2 million in 2001 from euro 30.1 million in 2000. The most significant component of this increase were costs for social security contributions and expenditure on pensions and welfare benefits and other administrative expenses.

Depreciation and Valuation Adjustments on Intangible and Tangible Assets

    Depreciation and valuation adjustments on intangible and tangible assets increased by euro 0.2 million, or 8.7%, to euro 2.5 million in 2001 compared with 2.3 million in 2000.

Other Operating Expenses

    Other operating expenses increased by euro 2.0 million to euro 3 million in 2001 compared with euro 1.0 million in 2000, which is caused by a singular expense by an affiliated company.

Operating Income

    For the reasons described above, operating income (before risk provisions and valuation adjustments) increased by euro 15.1 million, or 13%, to euro 131.2 million in 2001 compared with euro 116.1 million in 2000.

Net Risk Provisions and Valuation Adjustments

    Net risk provisions and valuation adjustments increased by euro 13.9 million, or 16.7%, to euro 97.1 million in 2001 compared with euro 83.2 million in 2000. Net risk provisions include (a) depreciation and valuation adjustments on loans and certain securities as well as allocations to reserves for lending operations, allocations to the fund for general banking risks and depreciation and valuation adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets, less (b) income from write-ups on loans and certain securities and from write-downs of provisions for the lending business and income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets.

                                   MANAGEMENT

    Pursuant to our governing law we have three principal governing bodies: the management board, the advisory board and the general meeting.

Management Board

    The management board is responsible for the day-to-day conduct of our business and the administration of our assets in accordance with the governing law and represents us in dealings with third parties and the judiciary. In accordance with the general guidelines for the granting of loans which have been established by the advisory board, the management board is required to report semi-annually to the loan committee (Kreditausschuss) of the advisory board and to the commissioner on the development of unsecured credit and large exposures pursuant to the German banking regulations.

    The management board is comprised of at least two, and no more than four, members. Its members are appointed, and may be withdrawn by, the advisory board.

    The current members of the management board are:

       Herr Karl-Ingo Bruns
       Herr Hans Jurgen Ploog
       Herr Dipl. Kfm. Dr. h. c. Uwe Zimpelmann

Advisory Board

    Currently, the advisory board consists of 31 members, of whom fifteen represent agricultural and food organizations, three represent not-for-profit trade unions, six are agricultural ministers of the German states or their permanent official representatives, one represents the Kreditanstalt fur Wiederaufbau, one represents Deutsche Genossenschaftsbank and three represent agricultural credit institutions or other loan experts appointed by the advisory board. The advisory board is responsible for the overall conduct of our business and administration of our assets and supervises the management board. In particular, the advisory board establishes general guidelines for the granting of loans, passes resolutions directing specific actions consistent with our statutory activities, approves employment contracts with members of the management board, and allocates reserves consistent with the governing law. In addition, the following actions require the approval of the advisory board: the issuance of bearer debentures; the acquisition and sale of investments; the purchase and sale of land and buildings; the establishment of policies regarding the types of collateral to be used securing payment of principle and interest on certain types of bearer instruments; approval of material employment contracts; and the issuance of pension guidelines. The advisory board must meet at least semi-annually. In May of 2004, the composition of the advisory board will change to reflect the recent amendment to Rentenbank's governing law. For more information, see "Recent Developments -- Governing Law".

    The current advisory board consists of the following members:

Chairman:                       Prasident Gerd Sonnleitner,
                                Deutscher Bauernverband e.V.,
                                Bonn

Deputy Chairman:                Prasident Wilhelm Niemeyer,
                                Landesverband des Niedersachsischen
                                Landvolks e.V., Hannover

Representatives of the not-     Prasident Heinz Christian Bar, Hessischer
for-profit German Farmers'      Bauernverband e.V.,
Association                     Friedrichsdorf/Ts.
(Deutscher Bauernverband        Generalsekretar Dr. Helmut Born,
e.V.):                          Deutscher Bauernverband e.V.,
                                Bonn

                                Prasident Wilhelm Grimm,
                                Bauernverband Hamburg e.V.,
                                Hamburg

                                Prasident Werner Gutzmer,
                                Landesbauernverband Sachsen-Anhalt e.V.,
                                Magdeburg

                                Prasident Gerd Hockenberger,
                                Landesbauernverband in Baden-Wurttemberg e.V., Stuttgart

                                Prasident Horst Hoferichter,
                                Bauernverband der Vertriebenen e.V.,
                                Bonn

                                Prasident Franz-Josef Mollers,
                                Westfalisch-Lippischer Landwirtschafts-verband
                                e.V.,
                                Munster

                                Prasident Heinz-Dieter Nieschke,
                                Landesbauern-Verband Brandenburg e.V.,
                                Teltow/Ruhlsdorf

                                Prasident Norbert Schindler, MdB,
                                Bauern-und Winzerverband
                                Rheinland-Pfalz Sud e.V.,
                                Mainz

                                Prasident Otto-Dietrich Steensen,
                                Schleswig-Holsteinischer Bauernverband e.V.
                                Rendsburg

State Ministers of
Agriculture or their
permanent official
representatives:2

Bremen:                         Staatsrat Dr. Uwe Farber
                                Der Senator fur Wirtschaft und Hafen,
                                Bremen

Rhineland-Palatinate:           Hans-Artur Bauckhage
                                Minister fur Wirtschaft, Verkehr,
                                Landwirtschaft und Weinbau,
                                Mainz

Saarland:                       Stefan Morsdorf
                                Minister fur Umwelt,
                                Saarbrucken

Saxony:                         Steffen Flath
                                Staatsminister fur Umwelt und Landwirtschaft, Dresden

Saxony-Anhalt:                  Petra Wernicke
                                Ministerin fur Landwirtschaft und Umwelt,
                                Magdeburg

Schleswig-Holstein:             Ingrid Franzen
                                Ministerin fur landliche Raume, Landesplanung,
                                Landwirtschaft und Tourismus,
                                Kiel

Representative of the           Detlef Leinberger,
Kreditanstalt fur               Mitglied des Vorstandes,
Wiederaufbau:                   Frankfurt/Main

Representative of the           Dr. Ulrich Brixner, Vorsitzender des
Deutsche                        Vorstandes,
Genossenschaftsbank:3           DZ BANK AG Deutsche Zentral-Genossenschafts-
                                Bank,
                                Frankfurt/Main


(2) The Bundesrat, the upper house of Germany's parliament, has established a rotational system pursuant to which every two years a different set of German States is represented on our advisory board.

(3) DZ BANK AG Deutsche Zentral-Genossenschaftsbank is a German bank that is majority owned by German cooperative holding companies, a cooperative central bank and credit cooperatives and that provides financing to cooperative enterprises. We hold a 3.35% ownership interest in DZ BANK AG.

Elected Specialists:            Dr. Rolf E. Breuer, Vorsitzender des
                                Aufsichtsrats,
                                Deutsche Bank AG,
                                Frankfurt/Main

                                Dr. Dietrich Hoppenstedt,
                                Prasident des Deutschen Sparkassen-und
                                Giroverbandes e.V.,
                                Berlin

                                Dr.h.c. Friedel Neuber,
                                ehemaliger Vorsitzender des Vorstands,
                                Westdeutsche Landesbank Girozentrale,
                                Dusseldorf

Representatives of the not-     Direktor Wolfgang Deml,
for-profit Farmers' Mutual      Vorstandsvorsitzender, BayWa AG, Munchen
Savings Institution
(Deutscher Raiffeisenverband
e.V.):

                                Prasident Manfred Nussel,
                                Deutscher Raiffeisenverband e. V.,
                                Bonn

Representatives of the Food     Dr. Peter Traumann,
Industry:                       Vorsitzender der Bundesvereinigung der
                                Deutschen Enahrungsindustrie e.V.,
                                Bonn

                                Prasident a.D. Dr. Johannes Stroh,
                                Bundesverband der Agrargewerblichen Wirtschaft e.V.,
                                Bad Oldesloe

Representatives of the not-     Prasident Karl Meise,
for-profit Federation of        Landwirtschaftskammer Westfalen-Lippe,
State Chambers of Agriculture   Munster
(Verband der
Landwirtschaftskammern e.V.):

                                Prasident Carlo Puhl,
                                Landwirtschaftskammer fur das Saarland,
                                Saarbrucken

Representatives of the not-     Eva-Maria Pfeil
for-profit Trade Unions:        Geschaftsfuhrerin der IG BAU Mitglieder Service
                                GmbH, Frankfurt/Main

                                Klaus Wiesehugel, MdB,
                                Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Frankfurt/Main

                                Hans-Joachim Wilms,
                                Stellvertretender Bundesvorsitzender der IG
                                Bauen-Agrar-Umwelt,
                                Frankfurt/Main

General Meeting

    The governing law requires that each year a general meeting be held at which thirty representatives of owners and lessees of land subject to the land charge convene to vote on the allocation of annual profits and formally ratify the acts of the management board and the advisory board. In addition, the general meeting must approve our annual accounts.

                                    EMPLOYEES

    At December 31, 2001, we had 198 employees. Of these, 173, or 87.4% of our workforce, were commercial employees (kaufmannische Angestellte). The remaining 25 employees, or 12.6%, were industrial employees (gewerbliche Angestellte), working as kitchen staff, janitors, tradesmen and drivers. One hundred and twenty (120) employees, or 60.6% of our total staff, are covered by a collective bargaining agreement.

                           SUPERVISION AND REGULATION

GENERAL

    Pursuant to our governing law, we are subject to the supervision of a commissioner and a deputy commissioner who are appointed by the Federal Government. The commissioner is charged with the duty to pursue the public interest, in particular to ensure that our business operations comply with applicable laws and statutes, and is authorized to prohibit directives and resolutions of the management board and the advisory board which offend applicable laws or statutes. The deputy commissioner acts with identical powers in the event of the absence or indisposition of the commissioner. These powers of supervision do not include the right to exercise influence over business decisions by our management board or our advisory board.

    In addition, we are subject to comprehensive supervision and regulation comparable in many respects to the supervision of United States commercial banks. Organized under our governing law, we are authorized to carry on the types of banking business which are set forth in our governing law. We are subject to the requirements of the Banking Act (Gesetz uber das Kreditwesen) and are supervised and regulated by the German Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht) and by the German Central Bank (Deutsche Bundesbank).


REGULATION BY THE GERMAN FINANCIAL SUPERVISORY AUTHORITY

    The German Financial Supervisory Authority (GFSA) is an independent federal authority supervised by the Federal Ministry of Finance. The GFSA is authorized to issue certain regulations and guidelines implementing the provisions of the Banking Act and other laws affecting banks, including Rentenbank. The regulations issued by the GFSA's predecessor lay down important regulatory requirements, including principles relating to capital adequacy and liquidity requirements (the "Principles"). The Banking Act implements certain recommendations on banking supervision issued by the Basel Committee on Banking Supervision and implements certain directives of the European Community (EC) relating to banks.

    Under the Banking Act, every entity that is engaged in one or more of the financial activities defined therein as "banking business" (Bankgeschafte) is subject to the licensing requirements and other provisions of the Banking Act, unless specifically exempted therefrom. The GFSA supervises the operations of banks to ensure that they conduct their business in accordance with the provisions of the Banking Act, including, in particular, compliance with capital adequacy and liquidity requirements, lending limits and restrictions on certain other activities.


REGULATION BY THE DEUTSCHE BUNDESBANK

    The GFSA carries out its supervisory role in close cooperation with the Deutsche Bundesbank, the German central bank. The GFSA must generally consult with the Deutsche Bundesbank before promulgating general rules and regulations. The promulgation of specified rules and regulations, however, such as the Principles, requires the prior consent of the Deutsche Bundesbank. The Deutsche Bundesbank is also responsible for organizing the collection and analysis of periodic and other reports from the banks.


CAPITAL ADEQUACY REQUIREMENTS

    Under the German risk-based capital adequacy rules, each bank and financial institution must maintain a certain solvency ratio of Regulatory Liable Capital (haftendes Eigenkapital) (as defined below) to risk-adjusted assets. These rules implement certain provisions of the EC Capital Adequacy Directive, the EC Own Funds Directive and the EC Solvency Ratio Directive (which now have been replaced by the EC Directive relating to the taking up and pursuit of the business of credit institutions), which in turn were based on the recommendations of the Basel Committee on Banking Supervision.

    Pursuant to the Banking Act, for a banking institution such as Rentenbank, "Regulatory Liable Capital" (the numerator of the solvency ratio) consists principally of:

       *     Core Capital (Kernkapital) (as defined below); and

       *     Supplementary Capital (Erganzungskapital) (as defined below);

    "Core Capital", as this term applies to us, consists primarily of:

       *     Subscribed capital;

       *     Reserves; and

       * the fund covering general banking risks according to section 340g of the German Commercial Code (HGB) (an item which a bank may create on the liability side of its balance sheet in its reasonable commercial judgment in the light of the special risks inherent in the banking business).

    "Supplementary Capital", as this term applies to us, consists principally of:

       *     long-term subordinated liabilities;

       * a general banking risk reserve according to section 340f of the German Commercial Code (HGB); and

       *     revaluation reserves (Neubewertungsreserven).

    Core Capital reflects a similar concept to Tier I capital and the Supplementary Capital reflects a similar concept to Tier II capital (as such terms are used in the U.S. capital adequacy rules). Up to and including fiscal year 1999, profit participation rights (Genussrechte) were included in Supplementary Capital. In determining the aggregate Regulatory Liable Capital, Supplementary Capital may only be included up to the amount of Core Capital, subject to certain other restrictions. Additionally, Regulatory Liable Capital may be reduced by certain deductible items.

    Principle I sets forth the requirements regarding the extent to which a bank must maintain capital to cover its counterparty and market risks.

    In order to limit counterparty risks, the risk-weighted assets of a bank must be covered by Regulatory Liable Capital at a ratio of at least 8%. Risk-weighted assets include, inter alia, credits, securities and equity participations, as well as swaps, forward transactions (Termingeschafte) and option rights, to the extent that they are not required to be covered under Regulatory Liable Capital pursuant to trading book provisions. These assets are to be weighted according to specific risk weighting categories. For example, credits extended to the German public sector or to the public sector of certain other countries are assigned a risk weighting of 0%. Swaps, forward transactions and option rights are converted into credit equivalents, which are then risk-weighted, up to a maximum weighting of 50%.

    To limit market risks resulting from activities such as trading book interest and share transactions or currency and commodity provisions, banks must maintain Regulatory Liable Capital in a certain amount corresponding to the risk associated with these positions. Principle I specifies certain standard procedures to be followed in order to determine such risks. Banks are, however, permitted to use their own risk determination procedures with the prior approval of the GFSA.

    Under the Banking Act's provisions on consolidated supervision, the capital adequacy rules must not only be met by a bank separately, but also by the bank and all banks, financial services institutions, financial enterprises or bank service enterprises of the bank that are subsidiaries of the bank or that are 20% or more owned by the bank or an affiliate on a consolidated basis, if certain other conditions are met.

    We meet the risk-based capital adequacy rules of the Banking Act.

    The Basel Committee on Banking Supervision has promulgated proposals that would alter the currently agreed international requirements for the capital adequacy of banks. These changes could have the effect of increasing the costs of borrowing by small and medium-sized enterprises of the sort that make up the core of our customer base. It is currently not known whether and in what form the proposals will be adopted or what their effect on Rentenbank will be.


LIQUIDITY AND OTHER REGULATORY REQUIREMENTS

    Bank liquidity levels are determined pursuant to Principle II. Under Principle II, we must maintain sufficient liquidity to meet our pending payment obligations.

    At the end of each month, the GFSA evaluates whether the liquidity of each reporting bank is sufficient based on a liquidity figure (Liquiditatskennzahl). The liquidity figure represents the relation between the means of payment available in the first maturity period and the payment obligations which may arise during the same period. Liquidity is considered sufficient if the liquidity figure is not below 1.0. For liquidity obligations in the second to fourth bands, each bank must calculate its so-called liquidity monitoring figures (Beobachtungskennzahlen). Banks must calculate their liquidity monitoring figures at the end of each month. These figures are filed with the appropriate regional office of the Deutsche Bundesbank, which then transmits them to the GFSA.

    Under the Banking Act, a bank's large credit (Grosskredite) exposures to a single borrower or connected group of borrowers that equal or exceed 10% of the bank's Regulatory Liable Capital are subject to a number of restrictions. These essentially consist of the following:

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       *     these exposures may not exceed in the aggregate eight times the bank's Regulatory Liable Capital;

       * no single large exposure may exceed 25% of the bank's Regulatory Liable Capital; and

       * no single large exposure to a bank's unconsolidated affiliate may exceed 20% of the bank's Regulatory Liable Capital

    The limitations on large credit exposures are applied on a risk-adjusted basis in a manner similar to the application of Principle I.

    The limitations on large credit exposures also apply to a bank and all other companies that form a group with a bank (as discussed under "-- Capital
Adequacy Requirements" above), on a consolidated basis. To determine whether a group has a large exposure, the exposures by the members of the group to one borrower are fully consolidated and are measured against the consolidated Regulatory Liable Capital of the group. The consolidated limitation of large credit exposures only applies if an exposure of one member of the group is equal to or exceeds 5% of that member's Regulatory Liable Capital.


AUDITS

    Under German law, Rentenbank itself and its consolidated group must both be audited annually by a certified public accountant (Wirtschaftsprufer) who is appointed by our advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The GFSA must be informed of and may reject this appointment. Under the Banking Act, a bank's public accountant is required to inform the GFSA of any facts coming to his or her attention which give reason to deny or qualify the certification of the bank's annual financial statements or materially adversely affect the financial position of the bank, as well as of any material breach by the bank's management of the law or the bank's articles of association.

    The certified public accountant is required to prepare annually a detailed and comprehensive long-form audit report, which is submitted to our management board and advisory board, the GFSA and the Deutsche Bundesbank. The contents of the report are prescribed in a regulation issued by the GFSA. In the report the certified public accountant must confirm that the bank has complied with, inter alia:

       *     the regulatory reporting requirements;

       *     the large credit exposures calculations;

       *     the limitations on the extension of credit to related companies;

       *     the Principles; and

       *     regulations concerning the prudential granting of credit.

    The audit report must also discuss in detail certain large or important credit exposures and confirm compliance with certain provisions of the Banking Act.

    The GFSA also requires that the long-form audit report discuss and analyze the method by which the bank determines the risk of a change in interest rates. The audit report must match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods. The audit report must also explain the effect of a change of interest rates on the unmatched portion of such assets and liabilities, respectively.


REPORTING REQUIREMENTS AND GFSA POWERS OF ENFORCEMENT

    To enable the GFSA and the Deutsche Bundesbank to monitor compliance with the Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the GFSA and the Deutsche Bundesbank require the routine, periodic filing of information.

    Each bank must file, annually, audited financial statements on a consolidated and unconsolidated basis and, monthly, balance sheet and statistical information and compliance statements regarding the risk-based capital adequacy rules. Each bank must file quarterly statements regarding loans of euro 1.5 million or more, including syndicated loans exceeding this amount regardless of the reporting bank's share. In addition, each bank must notify the GFSA and the Deutsche Bundesbank immediately of certain organizational changes, certain acquisitions and dispositions and changes in equity investments, changes in the bank's capitalization and changes in significant shareholdings in the bank.

    To secure compliance with the Banking Act and the regulations issued thereunder, the GFSA and the Deutsche Bundesbank may require information and documents from a bank. The GFSA may also conduct investigations of a bank without having to give any particular reason. In addition, the GFSA can attend meetings of the bank's supervisory board and may require such meetings to be convened. The GFSA also conducts audits of banks on a random basis as well as in special circumstances.

    If a bank holds a significant interest in other domestic or foreign banks or other companies that form a group with the bank for German regulatory purposes, the bank must have access to information as to the capital and the large credit exposures of these other companies in order to comply with the requirements of the Banking Act (and regulations issued thereunder) with respect to risk-based capital adequacy and limitations on large credit exposures, including the requirements which provide for reporting on a consolidated basis. The Banking Act obliges German companies that are part of a group for German regulatory purposes to provide this information to the German parent bank and obliges the German parent bank to agree with foreign companies that are part of its group on the supply of appropriate information. If it is not possible for the parent bank to obtain from a company information necessary for the consolidation procedure, the book value of the investment in the company must be deducted when computing the Regulatory Liable Capital of the parent bank.

    In the event that the GFSA discovers irregularities, it has a wide range of enforcement powers. The GFSA can challenge the qualifications of a bank's management. If the Regulatory Liable Capital of a bank is not adequate, or if the liquidity requirements are not met and the bank has failed to remedy the deficiency within a period determined by the GFSA, the GFSA may prohibit or restrict the withdrawal of capital, the distribution of profits or the extension of credit. These prohibitions also apply to the parent bank of a group for bank regulatory purposes if the Regulatory Liable Capital of the members of the group does not meet the legal requirements. If the liquidity requirements are not met, the GFSA may also prohibit further investments in illiquid assets.

    If a bank is in danger of defaulting on its obligations to creditors, the GFSA may take emergency measures to avert default. These measures may range from the issuance of instructions to the management of the bank to the revocation of the bank's license and closing of the bank, the prohibition of payments and disposals of assets, the suspension of customer services, and the acceptance of payments other than in payment of debt owed to the bank.

    Violations of the Banking Act may result in criminal and administrative penalties.

                                   DEBT RECORD

    Neither Rentenbank nor the Federal Republic has ever defaulted on the payment of, or premium or interest on, any security issued by it.

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

                          DESCRIPTION OF THE SECURITIES

    The following briefly summarizes the terms and conditions of the Securities to be offered by Rentenbank in distinct series from time to time, and the Fiscal Agency Agreement in respect of the Securities. Copies of the form of the Securities and the form of the Fiscal Agency Agreement are filed as exhibits to the Registration Statement of which this prospectus is a part. This summary is not complete and is qualified in its entirety by reference to such exhibits. Terms that are used in this prospectus and that are defined in the Fiscal Agency Agreement have the respective meanings given to them in the Fiscal Agency Agreement, unless they are otherwise defined in this prospectus.


GENERAL

    Rentenbank may issue Securities in distinct series from time to time. This section summarizes the terms of the Securities that are common to all series of Securities. The financial and other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement applicable to your Securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

    The prospectus supplement that relates to your Securities will specify the following terms:

       *     the title of the Securities;

       *     the price or prices at which Rentenbank will issue the Securities;

       * the aggregate principal amount, and any limitation of that amount, of the Securities;

       * the currency in which the Securities will be denominated and the denominations in which Rentenbank may issue the Securities;

       * the maturity date of the Securities, on which Rentenbank must repay principal;

       * the currency or currencies and in which Rentenbank may pay principal and interest;

       * the interest rate, if any, which the Securities will bear and, if variable, the method by which the interest rate will be determined;

       * the date from which interest will accrue, and the dates on which Rentenbank must pay interest, and the record dates for payment of interest;

       * whether any amount payable on the Securities will be determined based on an index, price or formula, and how any such amount will be determined;

       *     where and how Rentenbank will pay principal and interest;

       * whether and in what circumstances the Securities may be redeemed before maturity;

       * whether the Securities may be issued in fully registered form, in bearer form with interest coupons, or both, and any restrictions on the exchange of one form for the other;

       * in the case of bearer Securities, any applicable United States tax restrictions;

       * whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) Securities; and

       *     any other terms of the Securities.

    If applicable, the prospectus supplement that relates to your Securities will describe whether and in what circumstances they will be exchangeable for other Securities. The prospectus supplement that relates to your Securities will also describe any special United States federal income tax or other considerations applicable to your Securities.

    Rentenbank has appointed Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as fiscal agent (the "Fiscal Agent") in connection with each series of Securities. The duties of the Fiscal Agent are governed by a fiscal agency agreement dated October 16, 2001 between Rentenbank and Bankers Trust Company (the "Fiscal Agency Agreement"). The Fiscal Agent for any series will be the same as the Fiscal Agent for any other series. Rentenbank may replace the Fiscal Agent, which is Rentenbank's agent. The Fiscal Agent is not a trustee for the holders of Securities, nor does it have a trustee's responsibilities or duties to act for them. So long as no conflict of interest arises, the Fiscal Agent may engage or be interested in any financial or other transaction with Rentenbank.

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

RANK OF SECURITIES

    The Securities, when issued, will not be secured by any of Rentenbank's property or assets and will not be subordinated to any of Rentenbank's other general obligations. The Securities therefore will rank equally with each other and with all of Rentenbank's other unsecured and unsubordinated indebtedness, subject to certain exceptions mandated under German law.


ADDITIONAL AMOUNTS

    All payments of, or in respect of, principal of, and interest on, the Securities by Rentenbank or any substitute obligor (as defined under "-- Substitution of Rentenbank" below) permitted by the terms of the Securities will be made without deduction or withholding for or on account of any present or future taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of the Federal Republic or any political subdivision thereof or any authority or agency therein or thereof having power to tax (including any such amounts deducted or withheld under any law or directive of the European Union that has the effect of law in the Federal Republic) ("German tax"), unless the withholding or deduction of the German tax is required by law. In that event, Rentenbank or the substitute obligor shall pay such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts receivable by the holder of the Securities after such withholding or deduction shall equal the respective amounts which would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts shall be payable with respect to any Securities:

       * to, or to a third party on behalf of, a holder or beneficial owner of Securities who is liable for such German tax in respect of the Securities by reason of his having some connection with the Federal Republic other than merely holding the Securities or receiving principal, interest or other amounts in respect of the Securities;

       * where any such German tax is imposed or levied otherwise than by deduction or withholding from any payment of principal or interest;

       * where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive or law; or

       * which are presented (where presentation is required) for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Securities to another Paying Agent in a Member State of the European Union.

    If Rentenbank or a substitute obligor becomes subject generally at any time to any taxing jurisdiction other than or in addition to the jurisdiction of the Federal Republic, the requirement to pay Additional Amounts shall also apply with reference to such other jurisdiction(s). For the avoidance of ambiguity, in such circumstances, the reference to German tax above will be treated as including any taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of such other taxing jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having the power to tax.


REDEMPTION FOR TAX REASONS

    If Rentenbank or any substitute obligor must pay you additional amounts because of tax law changes effective after the date of the prospectus supplement for your series of Securities in the case of Rentenbank or after the date the substitute obligor became such in the case of a substitute obligor, Rentenbank or the substitute obligor may redeem all of the outstanding Securities in your series. If Rentenbank or the substitute obligor decides to redeem your Securities, it will give you at least 30 days' notice, and will pay you the principal amount of your Securities plus any accrued interest. Rentenbank or the substitute obligor cannot notify you that it will redeem your Securities until 90 days before the earliest date on which it must pay additional amounts if it made payment on your Securities on that date.


REDEMPTION AT HOLDER'S OPTION

    Except as otherwise specified in the prospectus supplement relating to a particular series of Securities, if as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the Securities are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the Securities may be redeemed at the option of the

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

holders. Under the terms of the Securities, these events are referred to as "Redemption Events". After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the Securities will have 60 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the Securities to be redeemed. After this 60-day period, holders will not have the option to redeem the Securities unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.


EVENTS OF DEFAULT

    The holder of any Security may, by written notice to Rentenbank and the Fiscal Agent, to be addressed to the specified office of the Fiscal Agent, declare such Security due and payable immediately if:

       * Rentenbank fails to pay any amount of principal of (and premium, if any) or interest on the Securities of such series within 30 days of the due date for payment thereof; or

       * Rentenbank defaults in the performance or observance of any of its other obligations under or in respect of the Securities of such series (except in any case where such default is incapable of remedy when no such continuation or notice, as is hereinafter mentioned, will be required) and such default remains unremedied for 90 days after written notice requiring such default to be remedied has been delivered to Rentenbank, as the case may be, by hand or by registered mail at the specified office of the Fiscal Agent by such holder; or

       * Rentenbank stops or suspends payment of its debts generally, or announces its inability to meet its financial obligations; or

       * A court opens bankruptcy or other insolvency proceedings against Rentenbank, such proceedings are instituted and have not been discharged or stayed within 60 days, or Rentenbank applies for or institutes such proceedings or takes any action for a readjustment or deferment of its obligations generally or makes a general assignment or composition with or for the benefit of its creditors or declares a moratorium in respect of its indebtedness; or

       * Rentenbank goes into liquidation or is dissolved according to its governing law, unless this is done in connection with a merger, consolidation or other form of combination with or into any other company or entity not involving or arising out of insolvency and such other or new company or entity assumes all of the obligations of Rentenbank under the Securities of such series.

    Because each series of Securities shall be independent of each other series, a default with respect to one series of Securities will not, in itself, constitute a default with respect to, or permit the acceleration of maturity of, Securities of a different series, except in the case of the events of default described in the last three bullet points above.


AMENDMENTS

    Rentenbank and the Fiscal Agent may, without the vote or consent of any holder of Securities, amend the Fiscal Agency Agreement or the Securities of any series in order to:

       * add to the covenants of Rentenbank for the benefit of the holders of Securities;

       *     surrender any right or power conferred upon Rentenbank;

       *     secure the Securities;

       * cure any ambiguity or cure, correct or supplement any defective provision of the Fiscal Agency Agreement or the Securities; or

       * amend the Fiscal Agency Agreement or the Securities of such series in any manner which Rentenbank and the Fiscal Agent may determine and which is not inconsistent in any material respect with such Securities and which does not adversely affect in any material respect the interest of any holder of such Securities.

    Rentenbank and the Fiscal Agent may also, with the written consent of the holders of a majority of the principal amount of the Securities of any series, modify any of the other terms or provisions of the Securities of that series or, insofar as relates to that series, the Fiscal Agency Agreement. However, each and every holder of the Securities of a series must consent to any amendment or provision of the Securities of that series or the Fiscal Agency Agreement that would:

       * change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Security of that series;

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

       * reduce the principal amount of any Security of that series, the portion of such principal amount which is payable upon acceleration of the maturity of such Security, the interest rate thereon or the premium payable upon redemption thereof;

       * change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Securities of that series is payable;

       * shorten the period during which Rentenbank is not permitted to redeem the Securities of that series, or permit Rentenbank to redeem the Securities of such series if, prior to such action, Rentenbank is not permitted to do so;

       * reduce the proportion of the principal amount of the Securities of that series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of those Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given; or

       *     change the obligation of Rentenbank to pay additional amounts.


SUBSTITUTION OF RENTENBANK

    Rentenbank may at any time substitute for itself any other company as principal debtor in respect of the Securities of any series so long as the successor obligor, which we refer to as a substitute obligor, is a company 100% of which is owned, directly or indirectly, by Rentenbank. Any such substitution will not require the consent of holders of the Securities of that series, but Rentenbank will be required to guarantee the obligations of the substitute obligor under those Securities. No substitution may occur unless the substitute obligor is in a position to fulfill all payment obligations under such Securities without being required to withhold tax at source.

    A substitution of another company as principal debtor in respect of the Securities of any series is likely to result in the recognition of gain or loss for United States federal income tax purposes by the holders of the Securities of that series and possibly other adverse tax consequences to those holders. Holders should consult their own tax advisors regarding the tax consequences of such a substitution.


FURTHER ISSUES OF SECURITIES OF SAME SERIES

    Rentenbank may from time to time without the consent of the holders of the Securities issue further Securities having identical terms and conditions so that such further Securities shall form a single series with an outstanding series of Securities.

    Rentenbank may offer additional Securities which could be deemed to have original issue discount ("OID") for United States federal income tax purposes as part of such further issue. Purchasers of Securities of the applicable series after the date of the further issue will not be able to differentiate between Securities sold as part of the further issue and previously issued Securities of that series. Under such circumstances, purchasers of Securities of that series after the further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their Securities. This may affect the price of the previously outstanding Securities of the applicable series. Purchasers are advised to consult their own advisors regarding the implications of any future decision by Rentenbank to undertake a further issue of Securities with OID.


JURISDICTION

    Rentenbank will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the Securities that may be maintained by any holder of those Securities. Rentenbank will appoint Corporation Service Company in The City of New York as its authorized agent upon which process in any such action may be served. Rentenbank will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the Securities brought in any state or federal court in the Borough of Manhattan, the City of New York.

    Rentenbank is also subject to suit in competent courts in the Federal Republic to the extent permitted by German law.


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GOVERNING LAW

    The Fiscal Agency Agreement and the Securities will be governed by, and interpreted in accordance with, the internal laws of the State of New York, except that all matters governing Rentenbank's authorization of issuance of any Securities shall be governed by the laws of the Federal Republic.

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              RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR RENTENBANK

    Our obligations are effectively backed by the full faith and credit of the Federal Republic. Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic is responsible for ensuring that we can meet our obligations, including our publicly issued debt securities, or our guarantee of debt securities should a Substitute Obligor be substituted for Rentenbank, when they are due. Under the Anstaltslast principle, the Federal Republic, as the government body establishing an entity with legal capacity such as Rentenbank, has an institutional liability to Rentenbank requiring the Federal Republic to safeguard Rentenbank's economic basis and to keep it in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under it. However, the Federal Republic is required on its own authority to take steps to enable us to perform our obligations when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including Security holders. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the federal parliament.

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

                                 GERMAN TAXATION

    The following is a general discussion of certain German tax consequences of the acquisition and ownership of Notes by persons who are not tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is not located in Germany).

    This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to a decision to purchase Notes. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of Germany currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect.

    PROSPECTIVE PURCHASERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAXES, UNDER THE TAX LAWS IN GERMANY AND EACH COUNTRY OF WHICH THEY ARE RESIDENTS.


INCOME TAX

    Payments of interest on the Notes, including interest having accrued up to the sale of a Note and credited separately ("Accrued Interest") as well as amounts equal to the difference between the issue price of the Note and the redemption amount which upon maturity of a Note the initial subscriber to the Note receives, in addition to or, as in the case of a zero coupon Note, instead of the current interest ("Original Issue Discount") are not subject to German taxation (personal or corporate income tax, solidarity surcharge thereon and possibly also trade tax), unless (i) the Notes form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in Germany by the holder of a Note or (ii) the interest income otherwise constitutes income taxable in Germany (such as income from the letting and leasing of certain German-situs property). In these latter cases and provided that the Note can be classified as a financial innovation (Finanzinnovation) under German tax law, including, among other things, zero coupon Notes, discounted Notes, and is purchased or disposed of while outstanding, or redeemed at maturity, the Original Issue Discount to the extent attributable to the period over which the holder of a Note has held such Note or, alternatively, the difference between the proceeds from the sale or redemption and the purchase price is subject to personal or corporate income tax in the year of the sale or maturity of the Note, unless the Note forms part of the property of a German trade or business, in which case each year the part of the Original Issue Discount attributable to such year as well as interest accrued must be taken into account proportionately as interest income and may also be subject to trade tax. Where the Note is expressed in a currency other than the Euro, the difference referred to in the preceding sentence is computed as the difference between the foreign-currency denominated proceeds and the foreign-currency denominated price. Capital gains from the disposition of Notes other than income from Original Issue Discount exceeding certain thresholds are, however, only taxable in the case of (i) above.


WITHHOLDING TAX

    Nonresidents of Germany are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the Notes are held in a custodial account with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent"), withholding tax is levied as it is levied in case of German tax residents, i.e., a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the Notes qualify as financial innovations, as explained above, and are kept in a custodial account which the Noteholder maintains with a Disbursing Agent such Agent will generally withhold tax at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon) from interest payments, Accrued Interest as well as from the difference between the issue or purchase price of the Notes and the redemption amount or sales proceeds if the Noteholder has kept the Note in the custodial account since the time of issuance or acquisition, respectively. Otherwise the 30% withholding tax is applied to 30% of the amounts paid in partial or final redemption of the Notes or the proceeds from the sale of the Notes, respectively.

    In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a Note to the Disbursing Agent during the same calendar year.

    Where Notes are not kept in a custodial account with a Disbursing Agent and interest or proceeds from the disposition or redemption of a Note are paid by a Disbursing Agent to a nonresident, the
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

withholding tax will apply at a rate of 35% of the gross amount of interest paid by a Disbursing Agent upon presentation of a Coupon (whether or not presented with the Note to which it appertains) to a holder of such Coupon (other than a non-German financial or financial services institution). In this case proceeds from the disposal or redemption of a Coupon, and if the Notes qualify as financial innovations 30% of the proceeds from the disposal or redemption of a Note, will also be subject to withholding tax at a rate of 35%. Where the 35% withholding tax applies no Accrued Interest paid can be taken into account in determining the withholding tax base. Again solidarity surcharge at a rate of 5.5% of the withholding tax applies so that the total tax burden to be withheld is 36.925%.

    Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the holder of a Note to a refund, based on an assessment to tax.


INHERITANCE AND GIFT TAX

    No inheritance or gift taxes with respect to any Note will arise under the laws of Germany, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or, in the case of gift tax, neither the donor nor the donee, is a resident of Germany and such Note is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German expatriates.


OTHER TAXES

    No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Notes. Currently, net assets tax is not levied in Germany.


PROPOSED EU SAVINGS TAX DIRECTIVE

    On 13 December 2001, the Council of the European Union (ECOFIN) approved for the purpose of negotiations with third countries a new draft directive regarding the taxation of savings income. It is proposed that each EU Member State under its domestic law requires paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its EU Member State of establishment details of the payment of interest (within the meaning of the directive) to an individual resident in another EU Member State. The competent authority of the EU Member State of the paying agent shall then communicate this information to the competent authority of the EU Member State of which the recipient is a resident. The proposed directive is to be implemented by the EU Member States by 1 January 2004. However, for a transitional period of seven years thereafter Austria, Belgium and Luxembourg may opt instead to levy a withholding tax at a rate of 15% for the first three years and 20% for the remainder of the period. It is envisaged that the Council of the European Union (ECOFIN) will decide on a final text of the directive no later than 31 December 2002. However, since the adoption of the proposal is subject to certain non EU Member States and associated territories and dependencies of EU Member States also agreeing to supply information or imposing a withholding tax it is currently not possible to predict whether, when, or in what form the proposal will ultimately be adopted.

    Holders who are individuals should note that, if this proposal is adopted, the Issuer will not pay additional amounts under of the Terms and Conditions of the Notes in respect of any withholding tax imposed as a result thereof.

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

                             UNITED STATES TAXATION

    This section describes the material United States federal income tax consequences of owning the Securities and is the opinion of Sullivan & Cromwell, special tax counsel to Rentenbank. It applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

       *     a dealer in securities or currencies,

       * a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

       *     a bank,

       *     a life insurance company,

       *     a tax-exempt organization,

       * a person that owns Securities that are a hedge or that are hedged against interest rate or currency risks,

       * a person that owns Securities as part of a straddle or conversion transaction for tax purposes, or

       * a person whose functional currency for tax purposes is not the U.S. dollar.

    This section deals only with Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.


UNITED STATES HOLDERS

    This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are:

       *     a citizen or resident of the United States,

       *     a domestic corporation,

       * an estate whose income is subject to United States federal income tax regardless of its source, or

       * a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.


PAYMENTS OF INTEREST

    Except as described below in the case of interest on a discount Security that is not qualified stated interest, each as defined below under "-- Original Issue Discount -- General", you will be taxed on any interest on your Security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

    Interest paid by us on the Securities and original issue discount, if any, accrued with respect to the Securities (as described below under "Original Issue Discount") constitutes income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

     Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

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

    Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

    If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

    When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.


ORIGINAL ISSUE DISCOUNT

    General. If you own a Security, other than a short-term Security with a term of one year or less, it will be treated as a discount Security issued at an original issue discount or "OID" if the amount by which the Security's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a Security's issue price will be the first price at which a substantial amount of Securities included in the issue of which the Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Security's stated redemption price at maturity is the total of all payments provided by the Security that are not payments of qualified stated interest. Generally, an interest payment on a Security is qualified stated interest if it is one of a series of stated interest payments on a Security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the Security. There are special rules for variable rate Securities that are discussed under "--Variable Rate Securities".

    In general, your Security is not a discount Security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your Security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the Security, unless you make the election described below under "--Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your Security's de minimis original issue discount by a fraction equal to:

       *     the amount of the principal payment made

       divided by:

       *     the stated principal amount of the Security.

    Generally, if your discount Security matures more than one year from its date of issue, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your Security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Security for each day during the taxable year or portion of the taxable year that you hold your discount Security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Security and you may vary the length of each accrual period over the term of your discount Security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount Security must occur on either the first or final day of an accrual period.

    You can determine the amount of OID allocable to an accrual period by:

       * multiplying your discount Security's adjusted issue price at the beginning of the accrual period by your Security's yield to maturity, and then

       * subtracting from this figure the sum of the payments of qualified stated interest on your Security allocable to the accrual period.

    You must determine the discount Security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Security's adjusted issue price at the beginning of any accrual period by:

       * adding your discount Security's issue price and any accrued OID for each prior accrual period, and then

       * subtracting any payments previously made on your discount Security that were not qualified stated interest payments.

    If an interval between payments of qualified stated interest on your discount Security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

    The amount of OID allocable to the final accrual period is equal to the difference between:

       * the amount payable at the maturity of your Security, other than any payment of qualified stated interest, and

       * your Security's adjusted issue price as of the beginning of the final accrual period.

    Acquisition Premium. If you purchase your Security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your Security after the purchase date but is greater than the amount of your Security's adjusted issue price, as determined above under "-- General", the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by a fraction equal to:

       * the excess of your adjusted basis in the Security immediately after purchase over the adjusted issue price of the Security divided by:

       * the excess of the sum of all amounts payable, other than qualified stated interest, on the Security after the purchase date over the Security's adjusted issue price.

    Market Discount. You will be treated as if you purchased your Security, other than a short-term Security, at a market discount, and your Security will be a market discount Security if:

       * in the case of an initial purchaser, you purchase your Security for less than its issue price as determined above under "-- General" and

       * in the case of all purchasers, the difference between the Security's stated redemption price at maturity or, in the case of a discount Security, the Security's revised issue price, and the price you paid for your Security is equal to or greater than 1/4 of 1 percent of your Security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Security's maturity. To determine the revised issue price of your Security for these purposes, you generally add any OID that has accrued and that has not been paid on your Security to its issue price.

    If your Security's stated redemption price at maturity or, in the case of a discount Security, its revised issue price, exceeds the price you paid for the Security by less than 1/4 of 1 percent multiplied by the number of complete years to the Security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

    You must treat any gain you recognize on the maturity or disposition of your market discount Security as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

    You will accrue market discount on your market discount Security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the Security with respect to which it is made and you may not revoke it.

    Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your Security by the amount of pre-issuance accrued interest if:

       * a portion of the initial purchase price of your Security is attributable to pre-issuance accrued interest,

       * the first stated interest payment on your Security is to be made within one year of your Security's issue date, and

       * the payment will equal or exceed the amount of pre-issuance accrued interest.

    If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Security.

    Securities Subject to Contingencies Including Optional Redemption. Your Security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your Security by assuming that the payments will be made according to the payment schedule most likely to occur if:

       * the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

       * one of such schedules is significantly more likely than not to occur.

    If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your Security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus Supplement.

    Notwithstanding the general rules for determining yield and maturity, if your Security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the Security under an alternative payment schedule or schedules, then:

       * in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your Security and

       * in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your Security.

    If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Security for the purposes of those calculations by using any date on which your Security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your Security as the principal amount payable at maturity.

    If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Security by treating your Security as having been retired and reissued on the date of the change in circumstances for an amount equal to your Security's adjusted issue price on that date.

    Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your Security using the constant-yield method described above under "-- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Securities Purchased at a Premium", or acquisition premium.

    If you make this election for your Security, then, when you apply the constant-yield method:

       *     the issue price of your Security will equal your cost,

       * the issue date of your Security will be the date you acquired it, and

       * no payments on your Security will be treated as payments of qualified stated interest.

    Generally, this election will apply only to the Security for which you make it; however, if the Security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount Security, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a Security or the deemed elections with respect to amortizable bond premium or market discount Securities without the consent of the Internal Revenue Service.

    Variable Rate Securities. Your Security will be a variable rate Security if:

       * your Security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

             * .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

             *   15 percent of the total noncontingent principal payments; and

       * your Security provides for stated interest, compounded or paid at least annually, only at:

             *   one or more qualified floating rates,

             *   a single fixed rate and one or more qualified floating rates,

             *   a single objective rate, or

             * a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    Your Security will have a variable rate that is a qualified floating rate if:

       * variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your Security is denominated; or

       *     the rate is equal to such a rate multiplied by either:

             *   a fixed multiple that is greater than 0.65 but not more than
                 1.35 or

             * a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

       * the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

    If your Security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the Security, the qualified floating rates together constitute a single qualified floating rate.

    Your Security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Security or are not reasonably expected to significantly affect the yield on the Security.

    Your Security will have a variable rate that is a single objective rate if:

       *     the rate is not a qualified floating rate,

       * the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

       * the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

    Your Security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your Security's term.

    An objective rate as described above is a qualified inverse floating rate if:

       * the rate is equal to a fixed rate minus a qualified floating rate and

       * the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

    Your Security will also have a single qualified floating rate or an objective rate if interest on your Security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

       * the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Security that do not differ by more than 0.25 percentage points or

       * the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

    In general, if your variable rate Security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your Security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your Security.

    If your variable rate Security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your Security by:

       * determining a fixed rate substitute for each variable rate provided under your variable rate Security,

       * constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

       * determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

       * adjusting for actual variable rates during the applicable accrual period.

     When you determine the fixed rate substitute for each variable rate provided under the variable rate Security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your Security.

    If your variable rate Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate Security will be treated, for purposes of the first three steps of the determination, as if your Security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate Security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

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

    Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a short-term Security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term Securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term Securities, you will be required to defer deductions for interest on borrowings allocable to your short-term Securities in an amount not exceeding the deferred income until the deferred income is realized.

    When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term Security, including stated interest, in your short-term Security's stated redemption price at maturity.

    Foreign Currency Discount Securities. If your discount Security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount Security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- United States Holders -- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Security.


SECURITIES PURCHASED AT A PREMIUM

    If you purchase your Security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Security by the amount of amortizable bond premium allocable to that year, based on your Security's yield to maturity. If your Security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE SECURITIES

    Your tax basis in your Security will generally be the U.S. dollar cost, as defined below, of your Security, adjusted by:

       * adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your Security, and then

       * subtracting any payments on your Security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your Security.

    If you purchase your Security with foreign currency, the U.S. dollar cost of your Security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your Security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

    You will generally recognize gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Security. If your Security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

       * the date payment is received, if you are a cash basis taxpayer and the Securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

       *     the date of disposition, if you are an accrual basis taxpayer, or

       * the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the Securities are traded on an established securities market, as defined in the applicable Treasury regulations.

    You will recognize capital gain or loss when you sell or retire your Security, except to the extent:

       * described above under "-- Original Issue Discount -- Short-Term Securities" or "-- Market Discount",

       * attributable to accrued but unpaid interest that has not previously been included in your taxable income,

       *     the rules governing contingent payment obligations apply, or

       *     attributable to changes in exchange rates as described below.

    Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

    You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.


EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

    If you receive foreign currency as interest on your Security or on the sale or retirement of your Security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.


INDEXED SECURITIES

    The applicable prospectus Supplement will discuss any special United States federal income tax rules with respect to Securities the payments on which are determined by reference to any index and other Securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate Securities.

UNITED STATES ALIEN HOLDERS

    This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

       *     a nonresident alien individual,

       *     a foreign corporation,

       *     a foreign partnership, or

       * an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

    If you are a United States holder, this subsection does not apply to you.

    Subject to the discussion of backup withholding below, if you are a United States alien holder of a Security, interest on a Security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

       * you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

       *     you both

       * have an office or other fixed place of business in the United States to which the interest is attributable and

       * derive the interest in the active conduct of a banking, financing or similar business within the United States.

    Purchase, Sale, Retirement and Other Disposition of the Securities. If you are a United States alien holder of a Security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Security unless:

       * the gain is effectively connected with your conduct of a trade or business in the United States or

       * you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

    For purposes of the United States federal estate tax, the Securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.


BACKUP WITHHOLDING AND INFORMATION REPORTING

    If you are a no corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

       * payments of principal, any premium or interest (including OID) on your Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

       * the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

    Additionally, backup withholding will apply to such payments if you are a no corporate United States holder that:

       *     fails to provide an accurate taxpayer identification number,

       * is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

       * in certain circumstances, fails to comply with applicable certification requirements.

    If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

       * payments of principal, any premium or interest (including OID) made to you outside the United States by us or another non-United States payor and

       *     other payments of principal, any premium or interest (including
             OID) and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

             * the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

                 * an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

                 * other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

             *   you otherwise establish an exemption.

    Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

       * the proceeds are transferred to an account maintained by you in the United States,

       * the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

       * the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

    In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

       *     a United States person,

       *     a controlled foreign corporation for United States tax purposes,

       * a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

       *     a foreign partnership, if at any time during its tax year:

             * one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

             * such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

                              PLAN OF DISTRIBUTION

    Rentenbank may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the Securities offered thereby. Each prospectus supplement with respect to Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the price of such Securities or the basis on which the price will be determined and the net proceeds to Rentenbank from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from Rentenbank or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discount or commission received by them from Rentenbank and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from Rentenbank will be described, in the prospectus supplement.

    If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by Rentenbank to one or more purchasers, or through agents designated by Rentenbank from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by Rentenbank to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Under agreements which may be entered into by Rentenbank, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Rentenbank against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Rentenbank in the ordinary course of business.

    If so indicated in the prospectus supplement, Rentenbank will authorize underwriters or other persons acting as Rentenbank's agents to solicit offers by certain institutions to purchase Securities from Rentenbank pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rentenbank. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

    Limitations on sales to United States persons of Securities sold in bearer form, if any, will be described in the prospectus supplement relating thereto.

                           VALIDITY OF THE SECURITIES

    The validity of each series of Securities will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of each series of Securities will also be passed upon by Davis Polk & Wardwell. Davis Polk & Wardwell may rely as to all matters of German law on the opinion of the in-house legal advisors of Rentenbank. The in-house legal advisors of Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Davis Polk & Wardwell. All statements in this prospectus with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

               LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

    The Federal Republic will not waive any immunity from jurisdiction or appoint an agent in the United States for service of process for any purposes; the Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure. See also "Responsibility of the Federal Republic for Rentenbank".



               ENFORCEMENT OF CIVIL LIABILITIES AGAINST RENTENBANK

    We are located in Germany and the members of the Management Board and the Advisory Board, as well as the experts and governmental officials referred to in this prospectus, are nonresidents of the United States, and all or a substantial portion of the assets of Rentenbank and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service within the United States upon such persons, or to realize in the United States upon judgment of United States courts against such persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon such securities laws and as to the enforceability in such courts of judgments of United States courts including judgments imposing liabilities predicated upon such securities laws.



                 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

    The name and address of the authorized representative of Rentenbank and the Federal Republic in the United States for purposes of the Securities Act is German American Chamber of Commerce Inc., 40 West 57th Street, 31st Floor, New York, NY 10019-4092.



                        OFFICIAL STATEMENTS AND DOCUMENTS

    The information set forth herein relating to the Federal Republic is stated by Dietrich Jahn in his official capacity as Ministerialdirigent in the Federal Ministry of Finance. The documents referred to in the information incorporated herein by reference relating to the Federal Republic as being the sources of financial or statistical data set forth therein are in all cases official public documents of the Federal Republic or its agencies.



                               FURTHER INFORMATION

    A Registration Statement with respect to Rentenbank and the Securities has been filed with the Securities and Exchange Commission, 450 5th Street, N.W. Washington, D.C. 20549, under the Act. Additional information concerning Rentenbank and the Securities is to be found in such Registration Statement and any pre- or post-effective amendment thereto, including the various exhibits thereto, which may be inspected at the office of the Securities and Exchange Commission.

                          INDEX TO FINANCIAL STATEMENTS

Preparation of Financial Statements..............................   F-2
Summary of Material Differences Between German GAAP and U.S. GAAP   F-3
Auditor's Report.................................................   F-5
Financial Statements.............................................   F-6
Notes to Financial Statements....................................  F-17
Supplementary Information........................................  F-23



                       PREPARATION OF FINANCIAL STATEMENTS

    The accounts of Rentenbank are prepared in accordance with German GAAP. See "Notes to Financial Statements". German GAAP emphasizes the concepts of "a true and fair view" in the presentation of the statements to protect the interests of creditors. As a consequence, German GAAP permits credit institutions like Rentenbank to create general reserves which, in accordance with German law, are not disclosed. Under German GAAP applicable to Rentenbank, the presentation of borrowed funds in the Notes to the Financial Statements, were, up until 1997, based on initial maturities and divided borrowed funds into three maturity segments. In 1998, our balance sheet and profit and loss accounts were prepared for the first time in accordance with new regulations under the Bank and Financial Services Companies Accounting Regulations (Verordnung uber die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute). Under these new regulations, borrowed funds are broken down according to remaining terms and in four maturity segments.

    Pursuant to section 7 of Rentenbank's Statutes, the annual financial statements of Rentenbank are to be examined by a Wirtschaftsprufer (certified public accountant) who is appointed by the advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The public accountant's long-form audit report (Prufungsbericht) serves as the basis for the audit of the General Accounting Office (Bundesrechnungshof).

    Rentenbank's external auditors are WOLLERT-ELMENDORFF DEUTSCHE INDUSTRIE-TREUHAND GMBH Wirtschaftsprufungsgesellschaft, Dusseldorf, a member of Deloitte & Touche.

    The annual audit is conducted in accordance with German GAAP. In the case of a government-owned entity such as Rentenbank, the scope of the audit is extended to meet the requirements of the Budgeting and Accounting Act (Haushaltsgrundsatzegesetz). Such Act requires that the audit and the resulting report be designed in such a way that enables the advisory board, the supervisory authority, and the General Accounting Office to form their own opinion and take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of Rentenbank's business by its management.

     In accordance with section 340(h) of the German Commercial Code (HGB) foreign currency amounts were converted and valued on the balance sheet date. Where foreign currency was set up to hedge interest and interest currency swap transactions, they are valued as a single unit.

    In 2001, Landwirtschaftliche Rentenbank once again drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main, and DSV Silo-und Verwaltungsgesellschaft mbH, Frankfurt am Main. In view of the fact that all other companies affiliated to the Bank or Group are immaterial in terms of the Bank's net worth, financial and earnings position and in the absence of any sustained investment intentions, their inclusion in the consolidated financial statements has been waived in accordance with section 296 of the German Commercial Code (HGB).

    The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the Bank. The method used for capital consolidation was the book value in accordance with section 301(1)1 of the German Commercial Code (HGB).

    The date of the first inclusion of the subsidiary LR
Beteiligungsgesellschaft mbH ("LRB") in the consolidated accounts in 1993 was used for the transfer of asset values. As of December 31, 2001, LRB had total assets of euro 218.5 million.

    The date of the first inclusion of the subsidiary DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main ("DSV"), in the consolidated accounts in 1998 was also used for the transfer of asset values. As of December 31, 2001, DSV had total assets of euro 16.0 million.

    The consolidation of LRB and DSV has produced a total difference on the liability side of euro 23.8 million, which has the character of a reserve. In the consolidated accounts the net earnings brought forward of LRB are shown under "other reserves".
                                   F-2

                     SUMMARY OF MATERIAL DIFFERENCES BETWEEN
                            GERMAN GAAP AND U.S. GAAP

    The audited consolidated financial statements for the years ended December 31, 2001 and 2000 of Rentenbank have been prepared in accordance with German GAAP (see "Regulation and Supervision -- Audits and Financial Statements"), which emphasize the concept of "prudence" in the presentation of the financial statements in order to protect the interest of creditors in general. Rentenbank's consolidated financial statements included in this Offering Memorandum differ in certain respects from financial statements prepared in accordance with the accounting and financial reporting practices followed in the United States and have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933.

    The following is a summary of the principal features of German GAAP at December 31, 2001 and the date of this Offering Memorandum:

    1. Receivables (loans) and liabilities are classified under German GAAP according to their original maturity or the period after which the obligor thereof may, or may be required to, repay in full such receivables or liabilities at the earliest after inception, rather than according to their remaining maturity as of the balance sheet date as under generally accepted accounting principles in the United States ("U.S. GAAP"). In contrast to U.S. GAAP, which divide receivables and liabilities into current assets and debt with a remaining maturity of up to one year and long-term assets and debt with a remaining maturity of one year or longer, German GAAP for credit institutions require that a bank divide receivables and liabilities on its balance sheet into short-term assets and debt that are either payable on demand, have an original maturity of less than four years or may be, or may be required to be, repaid in full in less than four years after inception and long-term assets and debt that have an original maturity of four years or longer and may be, or may be required to be, repaid in full at the earliest at or after four years after inception.

    2. Under German GAAP, assets are categorized as fixed assets (Anlagevermogen) or current assets (Umlaufvermogen). Fixed assets are assets deemed to be held for permanent use or investment and current assets are deemed not to be held for permanent use or investment. Fixed assets and current assets are valued differently. Current assets are valued individually based on a strict minimum value principle at the lower of historic cost (the original purchase price), book value or market value. Fixed assets are valued based upon a modified minimum value principle according to which the historic cost (the original purchase price) is only subject to an exceptional depreciation where a permanent impairment in value is anticipated. Once the value of an asset has been written down, its book value is permitted, but is not required, to be readjusted to the historic cost when the reasons for the write-down are no longer applicable. The book value of an asset, therefore, may be lower than both market value on the balance sheet date and historic cost.

    Non-investment securities (current assets) are valued individually under the strict "minimum value principle", that is, at the lower of historic cost (the original purchase price), book value or market value. Once the value of a security has been written down, its book value is permitted, but is not required, to be readjusted to the historic cost when the reason for the write-down is no longer applicable. The book value of a security, therefore, may be lower than both market value on the balance sheet date and historic cost.

    Securities are defined in Section 7 of the Regulation on Accounting by Credit Institutions (Verordnung uber die Rechnungslegung der Kreditinstitute); in the balance sheet they are disclosed under "Bonds and other interest-bearing securities" and "Shares and other non interest-bearing securities". In disclosing income and expense, a distinction is made between securities held in trading portfolios (Handelsbestand) and those held as liquidity reserves in the liquidity portfolio (Liquiditatsreserve) (securities which are neither treated as fixed assets nor held for trading purposes). In both cases the securities are carried as current assets and are valued, for each type of security separately, at the lower of moving average values and market value at the balance sheet date. Expenses and income from securities held as liquidity reserves can be stated net of the general banking risk reserves allowed by
Section 340(f) of the German Commercial Code (Handelsgesetzbuch).

    Equity investments (Beteiligungen) in non-affiliated and affiliated companies are valued at cost.

    3. German GAAP, unlike U.S. GAAP, permit credit institutions like Rentenbank to create loss risk provisions that, in accordance with German law, are not disclosed. Provisions for risks are dealt with as follows under German GAAP:

      (a) The credit risk of the loan and securities portfolio is continuously assessed with respect to each individual exposure. Specific provisions are established in the loan portfolio and in the current asset securities portfolio held as liquidity reserve by writing down the book value of each such item according to its assessed risk (Einzelwertberichtigung). In addition, a general provision is established for risk that is not individually identifiable but is inherent in the loan portfolio (Pauschalwertberichtigung). Like specific provisions, general provisions are deducted from the assets reserved against and are therefore not shown separately on the balance sheet.

      (b) Under German law (Section 340(f) of the German Commercial Code (Handelsgesetzbuch)), in order to create a general provision for risks inherent in a bank's business, banks are permitted to record in the balance sheet certain receivables and non-investment securities at a lower value than would otherwise be required by specific valuation procedures (Vorsorge fur allgemeine Bankrisiken). Moreover, with respect to presentation in the profit and loss account, banks are permitted to offset (without disclosure) profits from the sale of certain securities (in the so- called liquidity portfolio, see paragraph No. 2 above) and the revaluation of receivables (i.e., payments received on loans previously written-off or write-backs of risk provisions) against write-downs of the respective receivables and securities. Based on the foregoing, the Bank discloses the net result from movements in risk provisions and management of the liquidity portfolio.

    In addition to the aforementioned German GAAP, further details of the manner in which Rentenbank has applied German GAAP are set out in the Notes to the Financial Statements.

                                AUDITOR'S REPORT

    The following opinion, financial statements and Notes thereto were originally prepared in German and have been translated by Rentenbank. Additionally, the figures in the financial statements have been rounded from the exact amounts into millions of euro.

    We have audited the (original German) annual statement of accounts including the bookkeeping of Landwirtschaftliche Rentenbank, Frankfurt am Main, as well as the consolidated statement of accounts prepared by the Bank, the management report and the consolidated management report provided for the business year
1st January 2001 to 31st December 2001. The provision of these documents according to the regulations of German commercial law lies within the responsibility of the Board of Managing Directors of the Bank. Our task is to give an opinion, on the basis of the audit carried out by us, of the statement of accounts including the bookkeeping together with the consolidated statement of accounts, the management report and the consolidated management report provided.

     We have carried out our audit of the annual statement of accounts and the consolidated statement of accounts according to section 317 German Commercial Code (HGB) in compliance with the principles established by the Institute of Accountants (Institut der Wirtschaftsprufer, IDW) for the proper auditing of statements of account. Accordingly, the audit must be planned and carried out so that errors and infringements which have a material effect on the picture of the Bank's net worth, financial and earnings position reflected in the annual statement of accounts and the consolidated statement of accounts, prepared in accordance with accepted accounting principles, and by the management report and the consolidated management report, can be identified with sufficient certainty. On establishing the auditing process knowledge about the business activity, the economic and legal area of the Bank and Group together with the anticipation of possible errors is taken into consideration. Within the framework of our audit the effectiveness of the internal control system as well as proofs of statements in the accounting procedures, in the annual and consolidated statement of accounts and in the management and consolidated management reports, are predominantly assessed on the basis of spot checks.

    Our audit includes an opinion of the applied balance sheet and consolidation principles, the essential considerations of the Board of Managing Directors as well as an evaluation of the overall representation of the annual statement of accounts, the consolidated statement of accounts together with the management report and the consolidated management report. In our view our audit forms a sufficiently sound basis for our opinion.

    Our audit led to no objections.

    We are of the conviction that the annual statement of accounts and the consolidated annual statement of accounts in compliance with generally accepted accounting principles convey a true and fair view of the net worth, financial and earnings position of the Landwirtschaftliche Rentenbank, Frankfurt am Main, and the Group. The management report and the consolidated management report give an altogether accurate picture of the situation of the Bank and the Group and accurately represent the risks of future development.

Dusseldorf, 15 March 2002

Wollert-Elmendorff
Deutsche Industrie-Treuhand GmbH
Wirtschaftsprufungsgesellschaft

Dr. Gottgens       Dr. Braun
Wirtschaftsprufer  Wirtschaftsprufer



    Several modifications have been made in the following translation of the financial statements in comparison to the German originals. The figures in the following financial statements have been rounded from the exact amounts into millions of euro. In the balance sheet and also in the consolidated balance sheet in item 4 under Assets and item 11 under Liabilities additional subtotals and further break downs have been included which are not to be found in the German originals. The list of the members of the Advisory Board (pages 28-30) referred to in the following translation of the notes is different from the composition of the Advisory Board at the time of our initial audit.


                              FINANCIAL STATEMENTS

                          UNCONSOLIDATED BALANCE SHEET



                                                                                               AS OF         AS OF
                                                                                            DECEMBER 31,  DECEMBER 31,
                                                                                                2001          2000
                                                                                            ------------  ------------

                                                                                            EURO MILLION   EURO MILLION
                                                                                            ------------  ------------

Assets
1.     Cash reserve
       a)    Cash in hand.................................................................           0.1           0.4
       b)    Balances at central banks....................................................           0.0           0.0
                                                                                            ------------  ------------
                                                                                                     0.1           0.4
             including:
             At the Deutsche Bundesbank...................................................
                 euro --.-- m (2000: euro --.-- m)
2.     Due from banks
       a)    On demand....................................................................         361.5         286.8
       b)    Other claims.................................................................      41,181.8      35,485.9
                                                                                            ------------  ------------
                                                                                                41,543.3      35,772.7
3.     Due from customers.................................................................
             including:
             Secured by mortgages on real estate
                 euro --.-- m (2000: euro --.-- m)
             Local government loans
                 euro 83.7 m (2000: euro 93.2 m)..........................................       2,537.7       2,316.4
4.     Bonds and other fixed-interest securities
       a)    Money market instruments
       aa)   From public issuers..........................................................           0.0           0.0
       ab)   From other issuers...........................................................           0.0       1,217.0
                                                                                            ------------  ------------
             including:                                                                              0.0       1,217.0
             Eligible as collateral with the Deutsche Bundesbank
                 euro --.-- m (2000: euro 1,217 m)
       b)    Debentures and bonds
       ba)   From public issuers..........................................................         658.7         715.7
       bb)   From other issuers...........................................................      14,073.3      11,003.2
                                                                                            ------------  ------------
             including:                                                                         14,732.0      11,718.9
             Eligible as collateral with the Deutsche Bundesbank..........................
                 euro 10,893.5 m (2000: euro 7,594.6 m)
       c)    Own bonds....................................................................          30.5          50.7
                                                                                            ------------  ------------
             Nominal value euro 30.4 m (2000: euro 50.6 m)................................      14,762.5      12,986.6
                                                                                            ------------  ------------
5.     Shares and other variable-yield securities.........................................           0.2           0.2

6.     Investment holdings
             Including:
             In banks
                 euro --.-- m (2000: euro --.-- m)
             In financial services companies
                 euro --.-- m (2000: euro --.-- m)........................................          19.0          18.7


                                       F-6



                    UNCONSOLIDATED BALANCE SHEET (CONTINUED)


                                                                                               AS OF         AS OF
                                                                                            DECEMBER 31,  DECEMBER 31,
                                                                                                2001          2000
                                                                                            ------------  ------------

                                                                                            EURO MILLION   EURO MILLION
                                                                                            ------------  ------------

7.     Shares in affiliated companies
             including:
             In banks
                 euro --.-- m (2000: euro --.-- m)
             In financial service companies
                 euro --.-- m (2000: euro --.-- m)........................................          26.6          26.6
8.     Trust asset:
             including:
             Loans on a trust basis
                 euro 192.6 m (2000: euro 198.6 m)........................................         192.6         198.6
9.     Compensation claims on the government including bonds arising from their conversion           8.2          72.5
10.    Tangible assets....................................................................           8.0           7.9
11.    Other assets.......................................................................           2.1           1.5
12.    Deferred items
       a)    Relating to issuing and loan business........................................          34.5          43.2
       b)    Others.......................................................................           1.5           1.6
                                                                                            ------------  ------------
                                                                                                    36.0          44.8
                                                                                            ------------  ------------
Total assets .............................................................................      59,136.3      51,446.9
                                                                                            ============  ============




                    UNCONSOLIDATED BALANCE SHEET (CONTINUED)


                                                                                               AS OF         AS OF
                                                                                            DECEMBER 31,  DECEMBER 31,
                                                                                                2001          2000
                                                                                            ------------  ------------

                                                                                            EURO MILLION   EURO MILLION
                                                                                            ------------  ------------

Liabilities
1.     Liabilities to banks
       a)    On demand....................................................................       3,547.6         113.2
       b)    With agreed term or period of notice.........................................      13,227.5      15,228.7
                                                                                            ------------  ------------
                                                                                                16,775.1      15,341.9
2.     Liabilities to customers
       Other liabilities
       a)    On demand....................................................................          43.2          40.8
       b)    With agreed term or period of notice.........................................       4,571.1       4,848.2
                                                                                            ------------  ------------
                                                                                                 4,614.3       4,889.0
3.     Liabilities in certificate form
       Bonds issued ......................................................................      35,207.5      28,685.1
4.     Trust liabilities
             including:
             Loans on a trust basis
                 euro 192.6 m (2000: euro 198.6 m)........................................         192.6         198.6
5.     Other liabilities .................................................................          23.4         105.4
6.     Edmund Rehwinkel-Foundation .......................................................           1.0           0.8
7.     Deferred items
       a)    Relating to issuing and loan business........................................           7.4           8.2
       b)    Others.......................................................................          31.0          39.0
                                                                                            ------------  ------------
                                                                                                    38.4          47.2
8.     Provisions
       a)    Provisions for pensions and similar obligations..............................          62.7          60.4
       b)    Taxation provisions..........................................................           0.0           0.0
       c)    Other provisions.............................................................         129.2         116.5
                                                                                            ------------  ------------
                                                                                                   191.9         176.9
9.     Subordinated liabilities ..........................................................         880.6         886.4
10.    Fund covering general banking risks ...............................................         555.0         485.0
11.    Capital and reserves
       a)    Subscribed capital...........................................................         135.0         135.0
       b)    Capital reserve..............................................................           0.0           0.0
       c)    Revenue reserves
             ca) Principal reserve as per section 2(2) of the Landwirtschaftliche
                 Rentenbank Law                                                                    169.3         161.1
                 Allocation from the surplus for the year.................................           8.5           8.2
                                                                                            ------------  ------------
                                                                                                   177.8         169.3
             cb) Guarantee reserve as per section 2(3) of the Landwirtschaftliche
                 Rentenbank Law                                                                    318.2         301.8
                 Allocation from the surplus for the year.................................          17.0          16.3
                                                                                            ------------  ------------
                                                                                                   335.2         318.1
             cc) Other reserves...........................................................           0.0           0.0
                                                                                            ------------  ------------
       d)    Net profit for the year......................................................           8.5           8.2
                                                                                            ------------  ------------
                                                                                                   656.5         630.6
                                                                                            ------------  ------------
Total liabilities ........................................................................      59,136.3      51,446.9
                                                                                            ============  ============



                                       F-8


                  UNCONSOLIDATED BALANCE SHEET (CONTINUED)



                                                                                AS OF         AS OF
                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 2001          2000
                                                                             ------------  ------------

                                                                             EURO MILLION   EURO MILLION
                                                                             ------------  ------------

1.     Contingent liabilities
             Liabilities resulting from guarantees and indemnity agreements          92.5          17.8
                                                                             ------------  ------------
2.     Other obligations
             Irrevocable loan commitments..................................         409.7       1,346.0



                     UNCONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                 FOR THE YEAR  FOR THE YEAR
                                                    ENDED         ENDED
                                                 DECEMBER 31,  DECEMBER 31,
                                                     2001          2000
                                                 ------------  ------------

                                                 EURO MILLION   EURO MILLION
                                                 ------------  ------------
EXPENSES
1.     Interest expenses.......................       2,781.8       2,503.0
2.     Commission expenses.....................           1.3           1.4
3.     Net expenses from financial operations..           0.0           0.0
4.     General administrative expenses
       a)    Personnel expenses
             aa) Wages and salaries............          13.4          12.1
             ab) Social security contributions
                 and expenses on pensions and
                 welfare benefits..............           8.1           6.5
                                                 ------------  ------------
                                                         21.5          18.6
                 Including:
                 Pensions
                 euro 6.3 m (2000: euro 4.8 m)
       b)    Other administrative expenses.....          10.6           9.0
                                                 ------------  ------------
                                                         32.1          27.6
5.     Depreciation and value adjustments on
       intangible and tangible assets..........           2.5           2.3
6.     Other operating expenses................           1.6           1.3
7.     Expenses related to particular
       securities and loans
       a)    Depreciation and value adjustments
             on loans and particular securities
             as well as allocations to reserves
             for lending operations............          30.0          18.1
       b)    Allocation to the fund covering
             general banking risks.............          70.0          63.2
                                                 ------------  ------------
                                                        100.0          81.3
8.     Depreciation and value adjustments
       relating to investment holdings, shares
       in affiliated companies and securities
       treated as fixed assets.................           0.0           0.0
9.     Extraordinary expenses..................           0.0           5.1
10.    Tax on income and earnings..............           0.1           0.0
11.    Other taxes unless reported under item 6           0.1           0.1
12.    Net income for the year.................          34.0          32.7
                                                 ------------  ------------
Total expenses ................................       2,953.5       2,654.8
                                                 ------------  ------------
1.     Net income for the year.................          34.0          32.7
2.     Allocation to revenue reserves
       a)    to the principle reserve as per
             section 2(2) of the
             Landwirtschaftliche Rentenbank Law.          8.5           8.2
       b)    to the guarantee reserve as per
             section 2(3) of the
             Landwirtschaftliche Rentenbank Law.         17.0          16.3
       c)    to other reserves                            0.0           0.0
                                                 ------------  ------------
                                                         25.5          24.5
3.     Net profit for the year.................           8.5           8.2

                                    F-10

                                                     FOR THE YEAR       FOR THE YEAR
                                                         ENDED              ENDED
                                                   DECEMBER 31, 2001  DECEMBER 31, 2000
                                                   -----------------  -----------------

                                                      EURO MILLION        EURO MILLION
                                                   -----------------  -----------------

Income
1.     Interest income from
       a)    Lending and money market
             operations..........................            2,210.3            1,925.1
       b)    Fixed interest securities
             and debt register claims............              739.2              725.0
                                                   -----------------  -----------------
                                                             2,949.5            2,650.1
2.     Current income from
       a)    Shares and variable-yield securities                0.0                0.0
       b)    Investment holdings.................                1.2                1.1
       c)    Shares in affiliated companies......                0.0                0.0
                                                   -----------------  -----------------
                                                                 1.2                1.1
3.     Commission income ........................                1.1                1.2
4.     Net revenue from financial operations ....                0.0                0.0
5.     Income from write-ups on loans and
       certain securities and from write-backs
       of provisions for lending operations .....                0.0                0.0
6.     Income from write-ups on investment
       holdings, shares in affiliated companies
       and securities treated as fixed assets  ..                0.0                0.0
7.     Other operating income ...................                1.7                2.4
8.     Extraordinary income .....................                0.0                0.0
                                                   -----------------  -----------------
Total income ....................................            2,953.5            2,654.8
                                                   =================  =================



                           CONSOLIDATED BALANCE SHEET



                                                                         AS OF         AS OF
                                                                      DECEMBER 31,  DECEMBER 31,
                                                                          2001          2000
                                                                      ------------  ------------
                                                                      EURO MILLION   EURO MILLION
                                                                      ------------  ------------

ASSETS
1.     Cash reserve ................................................
       a)    Cash in hand...........................................           0.1           0.4
       b)    Balances at central banks..............................           0.0           0.0
                                                                      ------------  ------------
                                                                               0.1           0.4
             including:
             At the Deutsche Bundesbank
             euro --.-- m (2000: euro --.-- m)
2.     Due from banks
       a)    On demand..............................................         361.5         286.8
       b)    Other claims...........................................      41,239.3      35,543.9
                                                                      ------------  ------------
                                                                          41,600.8      35,830.7
3.     Due from customers
             including:
             Secured by mortgages on real estate
             euro --.-- m (2000: euro --.-- m)
             Local government loans
             euro 83.7 m (2000: euro 93.2 m)........................       2,370.9       2,141.4
4.     Bonds and other fixed-interest securities
       a)    Money market instruments
             aa) From public issuers................................           0.0           0.0
             ab) From other issuers.................................           0.0       1,217.0
                                                                      ------------  ------------
                 including:                                                    0.0       1,217.0
                 Eligible as collateral with the Deutsche Bundesbank
                 euro --.-- m (2000: euro 1,217.0 m)
       b)    Debentures and bonds
             ba) From public issuers................................         658.7         715.7
             bb) From other issuers.................................      14,073.3      11,003.2
                                                                      ------------  ------------
                                                                          14,732.0      11,718.9
             including:
             Eligible as collateral with the Deutsche Bundesbank
             euro 10,893.5 m (2000: euro 7,594.6 m)
       c)    Own bonds..............................................          30.5          50.7
                                                                      ------------  ------------

             Nominal value
             euro 30.4 m (2000: euro 50.6 m)........................      14,762.5      12,986.6
                                                                      ------------  ------------

5.     Shares and other variable-yield securities ..................           2.8           7.9
6.     Investment holdings
             Including:
             In banks
             euro 148.1 m (2000: euro 148.1 m
       In financial services companies
             euro --.-- m (2000: euro --.-- m.......................         170.1         169.7
7.     Shares in affiliated companies
             Including:
             In banks
             euro --.-- m (2000: euro --.-- m)
       In financial services companies
             euro --.-- m (2000: euro --.-- m)......................           2.9           2.9

                                    F-12



                                                                         AS OF         AS OF
                                                                      DECEMBER 31,  DECEMBER 31,
                                                                          2001          2000
                                                                      ------------  ------------
                                                                      EURO MILLION   EURO MILLION
                                                                      ------------  ------------

8.     Trust assets
             Including:
             Loans on a trust basis
             euro 192.6 m (2000: euro 198.6 m)......................         192.6         198.6
9.     Compensation claims on the government
       including bonds arising from their conversion ...............           8.2          72.5
10.    Tangible assets .............................................           8.0           7.9
11.    Other assets ................................................           6.5          10.8
12.    Deferred items
       a)    Relating to issuing and loan business..................          34.5          43.2
       b)    Others.................................................           1.6           1.6
                                                                      ------------  ------------
                                                                              36.1          44.8
                                                                      ------------  ------------
Total assets .......................................................      59,161.5      51,474.2
                                                                      ============  ============



                                                                 AS OF         AS OF
                                                              DECEMBER 31,  DECEMBER 31,
                                                                  2001          2000
                                                              ------------  ------------
                                                              EURO MILLION   EURO MILLION
                                                              ------------  ------------

LIABILITIES
1.     Liabilities to banks
       a)    On demand......................................       3,547.6         113.2
       b)    With agreed term or period of notice...........      13,227.5      15,228.7
                                                              ------------  ------------
                                                                  16,775.1      15,341.9
2.     Liabilities to customers
       Other liabilities
       a)    On demand......................................          34.4          35.7
       b)    With agreed term or period of notice...........       4,571.1       4,848.2
                                                              ------------  ------------
                                                                   4,605.5       4,883.9
3.     Liabilities in certificate form
       Bonds issued ........................................      35,207.5      28,685.1
4.     Trust liabilities
       including:
       Loans on a trust basis
             euro 192.6 m (2000: euro 198.6 m)..............         192.6         198.6
5.     Other liabilities ...................................          23.6         105.6
6.     Edmund Rehwinkel Foundation .........................           1.0           0.8
7.     Deferred items
       a)    Relating to issuing and loan business..........           7.4           8.2
       b)    Others.........................................          31.0          39.0
                                                              ------------  ------------
                                                                      38.4          47.2
8.     Provisions
       a)    Provisions for pensions and similar obligations          69.2          67.1
       b)    Taxation provisions............................           0.0           0.0
       c)    Other provisions...............................         130.4         116.0
                                                              ------------  ------------
                                                                     199.6         183.1
9.     Subordinated liabilities                                      880.6         886.4
10.    Fund covering general banking risks .................         555.0         485.0
11.    Capital and reserves
       a)    Subscribed capital.............................         135.0         135.0
       b)    Capital reserve................................           0.0           0.0
       c)    Revenue reserves
             ca) Principal reserve as per section 2(2) of
                 the Landwirtschaftliche Rentenbank Law ....         169.3         161.1
                 Allocation from the surplus for the year ..           8.5           8.2
                                                              ------------  ------------
                                                                     177.8         169.3
             cb) Guarantee reserve as per section 2(3) of
                 the Landwirtschaftliche Rentenbank Law ....         318.2         301.8
                 Allocation from the surplus for the year ..          17.0          16.3
                                                              ------------  ------------
                                                                     335.2         318.1
             cc) Other reserves ............................           2.3           2.2
       d)    Differences from capital consolidation.........          23.8          23.8
       e)    Net profit for the year........................           8.5           8.2
                                                              ------------  ------------
                                                                     682.6         656.6
                                                              ------------  ------------
Total liabilities ..........................................      59,161.5      51,474.2
                                                              ============  ============
1.     Contingent liabilities
       Liabilities resulting from guarantees and
       indemnity agreements ................................          92.5          17.8
2.     Other obligations
       Irrevocable loan commitments ........................         402.4       1,343.4


                                      F-14



                                                          FOR THE YEAR  FOR THE YEAR
                                                             ENDED         ENDED
                                                          DECEMBER 31,  DECEMBER 31,
                                                              2001          2000
                                                          ------------  ------------
                                                          EURO MILLION   EURO MILLION
                                                          ------------  ------------

EXPENSES
1.     Interest expenses................................       2,781.5       2,502.9
2.     Commission expenses..............................           1.4           1.4
3.     Net expenses from financial operations...........           0.0           0.0
4.     General administrative expenses
       a)    Personnel expenses
             aa) Wages and salaries.....................          13.4          12.1
             ab) Social security contributions and
                 expenses on pensions and welfare
                 benefits...............................           9.9           8.4
                                                          ------------  ------------
                                                                  23.3          20.5
             including:
             Pensions
             euro 7.2 m (2000: euro 5.9 m)
       b)    Other administrative expenses..............          10.9           9.6
                                                          ------------  ------------
                                                                  34.2          30.1
5.     Depreciation and value adjustments on
       intangible and tangible assets...................           2.4           2.3
6.     Other operating expenses.........................           3.0           1.0
7.     Expenses related to particular securities
       and loans
       a)    Depreciation and value adjustments
             on loans and particular securities
             as well as allocations to reserves
             for lending operations.....................          27.0          18.4
       b)    Allocation to the fund covering
             general banking risks......................          70.0          63.2
                                                          ------------  ------------
                                                                  97.0          81.6
8.     Depreciation and value adjustments relating
       to investment holdings, shares in affiliated
       companies and securities treated as fixed assets            0.0           1.7
9.     Extraordinary expenses...........................           0.0           5.1
10.    Tax on income and earnings.......................           0.1           0.0
11.    Other taxes unless reported under item 6.........           0.1           0.1
12.    Net income for the year..........................          34.0          32.7
                                                          ------------  ------------
Total expenses .........................................       2,953.7       2,658.9
                                                          ============  ============





                                                      FOR THE YEAR  FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          2001          2000
                                                      ------------  ------------
                                                      EURO MILLION   EURO MILLION
                                                      ------------  ------------

INCOME
1.     Interest income from
       a)    Lending and money market operations....       2,202.8       1,917.5
       b)    Fixed-interest securities and debt
             register claims........................         739.2         725.0
                                                      ------------  ------------
                                                           2,942.0       2,642.5
2.     Current income from
       a)    Shares and variable-yield securities...           1.0           1.4
       b)    Investment holdings....................           7.3           9.4
       c)    Shares in affiliated companies.........           0.0           0.0
                                                      ------------  ------------
                                                               8.3          10.8
3.     Commission income............................           1.1           1.2
4.     Net revenue from financial operations........           0.0           0.0
5.     Income from write-ups on loans and certain
       securities and from write-backs of provisions
       for lending business.........................           0.0           0.0
6.     Income from write-ups on investment holdings,
       shares in affiliated companies and securities
       treated as fixed assets......................           0.0           0.0
7.     Other operating income.......................           2.3           4.4
8.     Extraordinary income.........................           0.0           0.0
                                                      ------------  ------------
Total income .......................................       2,953.7       2,658.9
                                                      ============  ============



                          NOTES TO FINANCIAL STATEMENTS

ACCOUNTING AND VALUATION METHODS

    Both the annual accounts and consolidated accounts of Landwirtschaftliche Rentenbank have been prepared in accordance with the legal guidelines for bank balance sheets and the bank and financial services companies accounting regulations (RechKredV) from 11 December 1998.

    The balance sheet and profit and loss account have been adapted to the RechKredV and to the forms.

     The valuation of assets and debit items follows the rules contained in sections 252ff and 340(e) of the German Commercial Code (HGB).

    Securities were valued in strict accordance with the lower of cost or market value principle.

    Off-balance sheet financial instruments, used as hedging for balance sheet items, are treated like secured transactions (with the necessary documentation) for the purposes of valuation.

    Zero bonds were valued at their issue price plus pro rata interest based on the issue yield.

    Investments in subsidiaries and affiliated companies are stated at their acquisition price less write-downs.

    Fixed assets were depreciated according to their expected useful life on a straight-line basis in accordance with commercial law.

    Liabilities were valued with the repayment sum or the nominal amount of the debt. Agio and disagio were marked down pro rata temporis.

    Pension provisions have been valued as previously, using an assumed annual rate of interest of 3.5%. The valuation of pension provisions has been based on the new legal tables drawn up in 1998 by Dr. K. Heubeck. Additional provisions have been included for anniversary bonuses and for early retirement in accordance with collective agreements.

    Provisions for the Bank's own special loan programmes cover the interest subsidy for the whole contracted term in its entirety.

    Adequate provisions were taken for all discernible credit risks. A general credit risk provision was also deducted from the assets concerned.

     In accordance with section 340(h) of the German Commercial Code (HGB) foreign currency amounts were converted and valued on the balance sheet date. Where hedge transactions were used for foreign currency amounts the items are valued as single valuation units.

     In 2001, Landwirtschaftliche Rentenbank drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main (LRB), and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (DSV). In view of the fact that all other companies affiliated to the Bank or Group are immaterial in terms of the Bank's net worth, financial position and profitability, their inclusion has been waived in accordance with section 296 of the German Commercial Code
(HGB).

     The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorised for the Bank. The method used for capital consolidation was as hitherto the book value in accordance with section 301(1)1 of the German Commercial Code (HGB).

    The capital consolidation of LRB is based on the asset value at the time the subsidiary has been first included in the consolidated accounts in 1993. On December 31, 2001 LRB reached total assets of euro 218.5 m.

    The capital consolidation of the DSV was in principle based on the asset value at the time this subsidiary has been first included in the consolidated accounts in 1998. The capital consolidation of the remaining shares of the DSV was based on the asset value at December 31, 2000, the ultimo of the month of purchase. On December 31, 2001 DSV reached total assets of euro 16 m.

    The consolidation of LRB and DSV (without the purchase of shares in 2000) has produced a total difference on the liability side of euro 23.8 m, which has the character of a reserve. The purchase of the residual shares of DSV in 2000 has produced a total difference on the asset side of euro 42.8 thou which was set off against the other reserves. In the consolidated accounts the profit carried forward of LR Beteiligungsgesellschaft mbH and of DSV Silo- und Verwaltungsgesellschaft mbH is shown under other reserves.

NOTES ON THE BALANCE SHEET AND CONSOLIDATED BALANCE SHEET

    The notes and explanations on individual items were drawn up in the order they appear in the balance sheet. Balance sheet items show no pro rata interest.

                                                                                   BANK         BANK         GROUP        GROUP
ASSET ITEMS IN THE BALANCE SHEET                                                   2001         2000         2001         2000
-----------------------------------------------------------------------------   -----------  -----------  -----------  -----------
                                                                               EURO MILLION EURO MILLION EURO MILLION EURO MILLION
                                                                                -----------  -----------  -----------  -----------

Item 2:      Due from banks
       This item includes:
       Due from companies in which the Bank has investment holdings...........          ---          ---         1202          235
       Subheading b) -- other claims -- includes subordinated loans...........            3            3            3            3
       Subheading b) -- other claims -- is divided
       according to the remaining time to maturity:
       -- Up to three months..................................................        7,144        5,372        7,144        5,372
       -- Longer than three months up to one year.............................        9,244        7,209        9,244        7,209
       -- Longer than one year up to five years...............................       12,676       10,969       12,705       10,998
       -- Longer than five years..............................................       11,128       11,046       11,156       11,082
Item 3:      Due from customers
       This item includes:
       Due from affiliated companies..........................................          164          172          ---          ---
       Due from companies in which the Bank has investment holdings...........           15           16           62           16
       This item is divided according to the remaining time to
       maturity:
       -- Up to three months..................................................        2,070        1,865        2,067        1,863
       -- Longer than three months up to one year.............................           39           21           39           21
       -- Longer than one year up to five years...............................           88          121           88          121
       -- Longer than five years..............................................          176          184           12           21
Item 4:      Bonds and other fixed-interest securities........................
       This item includes:....................................................
       The securities in this item eligible for stock exchange listing are:
       -- Listed securities...................................................       14,210       12,311       14,210       12,311
       -- Unlisted securities.................................................          430          386          430          386
       Additionally this item includes amounts which
       will be due in the year following the balance sheet date
       a) Money market instruments
       From other issuers.....................................................          ---        1,199          ---        1,199
       b) Bonds and other fixed-interest securities
       From public issuers....................................................           31           13           31           13
       From other issuers.....................................................        1,799        1,102        1,799        1,102
       In accordance with section 10 (2b) 7 in conjunction with (4a) and (4c)
       of the German Banking Law (KWG), the Bank has proved not realised reserves in the amount of euro
       11 m (2000: euro 6 m) and for the Group euro 101 m (2000:
       euro 96 m) as liable capital.
Item 5:      Shares and other variable-yield securities:
       Securities qualifying for a stock exchange listing:....................
       -- Unlisted............................................................          ---          ---          ---            5
Item 6:      Holdings
       Holdings in certificate form qualifying for a stock
       exchange listing:
       -- Listed..............................................................           18           18           18           18
Item 8:      Trust assets
       This item includes:
       -- Special-purpose fund................................................          102           97          102           97
       -- Due from banks......................................................           91          102           91          102
Item 10:     Tangible fixed assets
       The land and buildings used by the Bank were written down to a residual value of euro 5 m (2000: euro 2 m). The amounts shown under this heading
       (euro 3 m in 2001 and euro 3 m in 2000) are to be allocated to equipment, furniture and fittings
Item 11:     Other assets
       This item includes:
       -- Due interest coupons................................................            2            1            2            1
       -- Purchase money claim................................................          ---          ---          ---            4
       -- Tax refunds.........................................................          ---          ---            3            4
       -- Divided claims......................................................          ---          ---            1            1
       Assets denominated in foreign currencies...............................        3,478        3,611        3,478        3,611



FIXED ASSET SUMMARY -- BANK


                                                                                    BALANCE SHEET   BALANCE SHEET
FIXED ASSETS                      ACQUISITION                         CUMULATIVE   VALUE DECEMBER  VALUE DECEMBER  DEPRECIATION
  EURO MILLION                        COSTS     ADDITIONS  DISPOSALS  DEPRECIATION     31, 2001        31, 2000         2001
--------------------------------  -----------  ---------  ---------  ------------  --------------  --------------  ------------
Tangible assets.................           19          2        ---            13               8               8             2
Investment holdings.............           19        ---        ---           ---              19              19           ---
Holdings in affiliated companies           27        ---        ---           ---              27              27           ---
Total...........................           65          2        ---            13              54              54             2


FIXED ASSET SUMMARY -- GROUP


                                                                                                      BALANCE
                                                                                    BALANCE SHEET   SHEET VALUE
FIXED ASSETS                      ACQUISITION                         CUMULATIVE   VALUE DECEMBER  DECEMBER 31,  DEPRECIATION
  EURO MILLION                        COSTS     ADDITIONS  DISPOSALS  DEPRECIATION     31, 2001         2000          2001
--------------------------------  -----------  ---------  ---------  ------------  --------------  ------------  ------------
Tangible assets.................           19          2        ---            13               8             8             2
Investment holdings.............          183        ---        ---            13             170           170           ---
Holdings in affiliated companies            4        ---        ---             1               3             3           ---
Total...........................          206          2        ---            27             181           181             2


    We made use of the transitional ruling in accordance with Section 31 (6) EGHGB.

                                                                           BANK         BANK         GROUP        GROUP
LIABILITY ITEMS IN THE BALANCE SHEET                                       2001         2000         2001         2000
---------------------------------------------------------------------   -----------  -----------  -----------  -----------
                                                                       EURO MILLION EURO MILLION EURO MILLION EURO MILLION
                                                                        -----------  -----------  -----------  -----------

Item 1:      Liabilities to banks
       This item includes:............................................
       Liabilities to companies in which the Bank has
       investment holdings............................................          ---          ---          886           85
       Subheading b) -- with agreed term or period of
       notice -- is divided according to the remaining
       time to maturity:..............................................
       -- Up to three months..........................................        5,393        6,738        5,393        6,738
       -- Longer than three months up to one year.....................        2,128        1,965        2,128        1,965
       -- Longer than one year up to five years.......................        2,728        3,291        2,728        3,291
       -- Longer than five years......................................        2,474        2,716        2,474        2,716
       Securities worth a total value of nominal euro 10,275 m
       (2000: euro 8,748 m) have been deposited at the State
       Central Bank (LZB) for refinancing purposes. On December
       31, 2001 loans of a volume of euro 63 m (2000: euro 6 thou)
       were drawn from the European Central Bank (ECB). Within the framework of open-market transactions of the ECB securities at a volume of euro 4,385 m were credited from the LZB at the end of 2001 (2000: euro 5,000 m only Bank). Relating to the introduction of the euro as cash a total volume of euro 308 thou was made available from the Bundesbank for transfer
       (Subfrontloading and Starter-Kits) prior to maturity. The early hand-out of euro-coins for household use led to liabilities to the Bundesbank at a volume of euro 1.6 thou at year end.........
Item 2:      Liabilities to customers
       This item includes:............................................
       -- Liabilities to companies in which the Bank has
          investment holdings.........................................          ---          ---          166          153
       -- Liabilities to affiliated companies.........................           16           10          ---          ---
       Subheading b) -- with agreed term or period of notice
       -- is divided according to the remaining time to
       maturity:......................................................
       -- Up to three months..........................................           75           52           75           52
       -- Longer than three months up to one year.....................          232          262          232          262
       -- Longer than one year up to five years.......................        2,466        2,166        2,466        2,166
       -- Longer than five years......................................        1,624        2,199        1,624        2,199
Item 3:      Liabilities in certificate form
       This item includes:
       -- Liabilities in certificate form to affiliated
       companies......................................................            1            3          ---          ---
       Additionally in this item the following amount is
       included which will be due in the year following the
       balance sheet date.............................................        9,610        9,463        9,610        9,463
Item 4:      Trust Liabilities........................................
       This item includes:............................................
       -- Special-purpose fund........................................          102           97          102           97
       -- Liabilities to customers....................................           91          102           91          102
Item 5:      Other Liabilities........................................
       This item includes:............................................
       -- Called in participation-rights capital......................          ---           77          ---           77
       -- Payment for participation-rights capital....................          ---            6          ---            6
       -- Pro rata interest (before hedging) for subordinated
          liabilities.................................................           21           21           21           21


Item 9:      Subordinated Liabilities
       The net outlay after hedging for subordinated liabilities of euro 881 m (2000: euro 886 m) was euro 14 m (2000: euro 11 m). Four tranches (euro 82 m) of the subordinated liabilities were issued as note loans and the remaining as bearer bonds with global certificates. The liabilities were mainly issued in foreign currencies, predominantly in Yen, with a small amount in Dutch guilders and Portuguese escudos. The rate of interest of these securities (before hedging) ranges between 2.02% and 8.13% p.a.
       The conditions of finance fulfill the requirements of section 10 (5a)
       of the German Banking Law (KWG). Premature repayment is not possible. The first maturity of the individual sections is scheduled for 17.01.2005 and the last for 30.09.2022. A tranche for the amount of JPY 15bn, that is euro 99 m after hedging, due on the 09.06.2010 with an expenditure rate of around
       2.4% (before hedging) makes up a part of 11% of the
       total sum of subordinated liabilities. Premature repayment is not possible The conditions of this subordinated liability fulfill all the requirements of section 10 (5a) of the KWG. A possible conversion is excluded.
       Debts denominated in foreign currency..........................       17,936       15,578       17,936       15,578



                                                                             BANK         BANK         GROUP        GROUP
LIABILITIES BELOW THE LINE                                                   2001         2000         2001         2000
-----------------------------------------------------------------------   -----------  -----------  -----------  -----------
                                                                         EURO MILLION EURO MILLION EURO MILLION EURO MILLION
                                                                          -----------  -----------  -----------  -----------

Item 1:      Contingent liabilities.....................................
       --    Deficiency guarantees......................................           12           16           12           16
       --    Bailment of security furnishments..........................           80            2           80            2
Item 2:      Other liabilities
       The decrease of irrevocable loan commitments predominantly is due to commitments in money market business with banks...............
       Computation of cover.............................................
       Liabilities for which mandatory cover must be provided are:......
       --    Bearer securities..........................................        4,724        4,219        4,724        4,219
       --    Registered securities......................................        7,499        7,427        7,499        7,427
       The following assets are allocated to cover bonds issued:........
       --    Due from banks.............................................       15,337       13,791       15,337       13,791
       --    Due from customers.........................................           44           56           44           56
       --    Of which secured by mortgages on real estate...............        2,558        1,047        2,558        1,047
       On the balance sheet date in the trustee blocked security deposit there were around euro 390 m of cover securities, which under section 18(1)2 of the Landwirtschaftliche Rentenbank Law should be assigned to the cover register.



EXPLANATORY NOTES ON THE PROFIT AND LOSS ACCOUNT

INCOME


BREAKDOWN BY GEOGRAPHICAL MARKETS                                          BANK                        GROUP
--------------------------------------------------------        -------------------------  ----------------------------
                                                                FEDERAL REPUBLIC  EUROPE/  FEDERAL REPUBLIC OF  EUROPE/
                                                                   OF GERMANY       OECD         GERMANY          OECD
                                                                ----------------  -------  -------------------  -------
                                                                      (EURO MILLION)                (EURO MILLION)
                                                                -------------------------  ----------------------------
Interest Income.........................................  2001             1,917    1,033                1,909    1,033
                                                          2000             1,870      780                1,863      780
Current income from investment holdings.................  2001                 1      ---                    7      ---
                                                          2000                 1      ---                    9      ---
Current income from shares and variable-yield securities  2001               ---      ---                    1      ---
                                                          2000               ---      ---                    2      ---
Commission income.......................................  2001                 1      ---                    1      ---
                                                          2000                 1      ---                    1      ---
Other operating income..................................  2001                 2      ---                    2      ---
                                                          2000                 2      ---                    4      ---



                                                                 BANK         BANK        GROUP        GROUP
                                                                 2000         1999         2000         1999
                                                          -----------  -----------  -----------  -----------
                                                         EURO MILLION EURO MILLION EURO MILLION EURO MILLION
                                                          -----------  -----------  -----------  -----------

Item 7:      Other operating income.....................
       The main components included in this item are:
       --    Rental income from the Bank's own buildings            1            1            1            1
       --    Reversal of various provisions.............          ---            1          ---            1
       --    One-off special payments...................          ---          ---          ---            1


EXPENSES

    The items for interest expenses, commission expenses, general administration expenses and other operating expenses include no material amounts relating to prior years.

                            SUPPLEMENTARY INFORMATION

INFORMATION ON TRANSACTIONS INVOLVING A MARKET RISK

    Forward transactions, particularly those in foreign currencies, not yet completed by the balance sheet date, were concluded to cover market price fluctuations.


DERIVATIVE TRANSACTIONS -- VOLUMES

                                                          LOAN EQUIVALENT
                                           NOMINAL VALUE       AMOUNT
                                           DECEMBER 31,     DECEMBER 31,
                                          --------------  ---------------
                                           2001    2000         2001
                                          ------  ------  ---------------

                                                   (EURO MILLION)
                                          -------------------------------
INTEREST RATE RISKS
Interest rate swaps.....................  84,101  71,847            1,601
Forward rate agreements.................     250     ---                1
Interest rate options
--     Purchases........................     480     845              ---
--     Sales............................     563     986              ---
Caps, Floors............................     102     102                1
Other interest rate forward transactions      21      24                4
                                          ------  ------  ---------------
Interest rate risk total................  85,517  73,804            1,607
                                          ------  ------  ---------------
CURRENCY RISKS
Cross-currency swaps....................  16,559  10,740            2,812
Currency options
--     Purchases........................   1,160   1,095              ---
--     Sales............................   1,160   1,095              ---
FX-forwards.............................   2,193   4,173               44
                                          ------  ------  ---------------
Currency risk total.....................  21,072  17,103            2,856
                                          ------  ------  ---------------
STOCK AND OTHER PRICE RISKS
Stock-index swaps.......................     303     343               26
Stock options:
--     Purchases........................     927   2,514               76
--     Sales............................     927   2,514              ---
                                          ------  ------  ---------------
Stock and other price risks total.......   2,157   5,371              102
                                          ======  ======  ===============


DERIVATIVE TRANSACTIONS -- BREAKDOWN BY MATURITIES

                                                                EQUITY AND
                               INTEREST RATE                   OTHER PRICE
                               RISK DECEMBER   CURRENCY RISK      RISKS
NOMINAL VALUE                       31,         DECEMBER 31,   DECEMBER 31,
----------------------------   --------------  --------------  ------------
REMAINING TIME TO MATURITY      2001    2000    2001    2000   2001   2000
----------------------------   ------  ------  ------  ------  -----  -----
                                              (EURO MILLION)
                               --------------------------------------------
--     Up to one year........  56,640  49,236   5,341   6,012    ---  3,213
--     Up to five years......  15,610  12,612  11,467   8,150  2,103  2,128
--     Longer than five years  13,267  11,956   4,265   2,942     54     30
                               ------  ------  ------  ------  -----  -----
Total .......................  85,517  73,804  21,073  17,104  2,157  5,371
                               ======  ======  ======  ======  =====  =====



DERIVATIVE TRANSACTIONS -- BREAKDOWN OF COUNTERPARTIES(*)


                                       LOAN EQUIVALENT
                       NOMINAL VALUE        AMOUNT
                        DECEMBER 31,     DECEMBER 31,
                      ---------------  ---------------
                        2001    2000         2001
                      -------  ------  ---------------

                                (EURO MILLION)
                      --------------------------------
OECD banks..........   91,537  80,284            3,531
Other counterparties   12,083   8,067            1,029
                      -------  ------  ---------------

Total...............  103,620  88,351            4,560
                      =======  ======  ===============



(*) exclusively Principle I (Grundsatz I) relevant transactions

    Commitments for pending transactions comprise currency futures, interest rate and currency swaps, interest rate forward contracts, option transactions as well as interest caps.


MISCELLANEOUS

    During the 2001 financial year, the total remuneration of the Board of Managing Directors amounted to euro 1,544 thou (2000: euro 1,446 thou), the remuneration of the Advisory Board to euro 280 thou (2000: euro 259 thou) and the remuneration of the general managers of the consolidated companies euro 25 thou (2000: euro 25 thou).

    As at 31 December 2001, there were provisions totaling euro 3,834 thou (2000: euro 3,875 thou) to meet pension commitments to former members of the Board of Managing Directors and their surviving dependants. Current benefit payments amount to euro 400 thou (2000: euro 387 thou).

    The members of the Board borrowed loans of euro 3 thou during 2001 (2000: euro 3 thou)

    Average number of employees for the year without members the Board of Managing Directors (identical for both Bank and Group):

                             2001                 2000
                     -------------------  -------------------
                     MALE  FEMALE  TOTAL  MALE  FEMALE  TOTAL
                     ----  ------  -----  ----  ------  -----

Full-time employees   104      78    182    99      79    178
Part-time employees   ---      13     13   ---      11     11
                     ----  ------  -----  ----  ------  -----

Total..............   104      91    195    99      90    189
                     ====  ======  =====  ====  ======  =====



     Substantial Shareholdings as defined by section 285 (11) of the German Commercial Code (HGB):

                                                                  CAPITAL    PERCENTAGE
                                                                 RESOURCES      SHARE      RESULTS
                                                                EURO MILLION  OF CAPITAL  EURO MILLION
                                                                    2000          %          2000
                                                                -----------  ----------  -----------

Deutsche Bauernsiedlung -- Deutsche Gesellschaft fur
  Landentwicklung (DGL) GmbH, Dusseldorf (in liquidation).....          9.7        25.1          0.0
DSV Silo -- und Verwaltungsgesellschaft mbH, Frankfurt am Main          8.4(1)    100.0          0.1(1)
LR Beteiligungsgesellschaft mbH, Frankfurt am Main............         50.4(1)    100.0          0.1(1)
VK Muhlen AG, Hamburg.........................................         68.1        22.4          3.6



(1) 2001

     The listing of further companies according to section 285 (11) of the German Commercial Code (HGB), has been waived according to section 286 (3) 1 of the German Commercial Code (HGB) as they are of minor significance for the net worth, financial and earnings position of the Bank.

    For the same reason, an equity consolidation of investment holdings has been waived according to section 311 (2) of the German Commercial Code (HGB).

     In addition, the Group has investments holdings participations in the following large incorporated enterprises, which exceed five percent of the voting rights, (Statement under section 304a (4) 2 of the German Commercial Code (HGB)):

    NFZ Norddeutsche Fleischzentrale GmbH, Hamburg.

     The following table shows mandates for the legal constitution of the supervisory committees of large incorporated enterprises (section 267 (3) German Commercial Code (HGB)) held by legal representatives or other members of staff, under section 340a (4) 1 German Commercial Code (HGB):

       Karl-Ingo Bruns
       VK Muhlen AG, Hamburg (Chairman of the Supervisory Board)
       NFZ Norddeutsche Fleischzentrale GmbH, Hamburg (Member of the Supervisory Board)
       Wustenrot Bank AG, Ludwigsburg (Member of the Supervisory Board)

       Hans Jurgen Ploog
       VR-Leasing AG, Eschborn (Member of the Supervisory Board)

       Uwe Zimpelmann
       DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (Member of the Supervisory Board)
       Lohmann & Co. AG, Rechterfeld (Chairman of the Supervisory Board)

    The members of the Board of Managing Directors, of the Advisory Board, of the General Meeting and the Commissioner and the Trustee for the 2001 financial year are to be found on pages 28-30.

    General Managers of the LR Beteiligungsgesellschaft mbH and DSV Silo- und Verwaltungsgesellschaft mbH:

       Christian von Stralendorff
       Hans Erich Wassmuth

    Frankfurt am Main, March     LANDWIRTSCHAFTLICHE RENTENBANK
    2002                         The Board of Managing Directors



                                 Bruns      Ploog      Zimpelmann

                        [This page intentionally left blank]

                         THE FEDERAL REPUBLIC OF GERMANY

                                     GENERAL

AREA, LOCATION AND POPULATION

    The Federal Republic is situated in western Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.2 million in 1999. Approximately 15% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 3.1, 3.4 and 3.6)

GOVERNMENT

    The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 Federal States (Lander). The capital of the Federal Republic is Berlin. The Lander have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

    The Grundgesetz provides for a Federal President (Bundesprasident), two Houses of Parliament (the Bundestag, which currently has 666 members -- three of the 669 members elected in 1998 died or left the Bundestag without having been replaced --, and the Bundesrat, which consists of representatives of the 16 Lander governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundesprasident acts as head of state.

    General elections for the Bundestag are held every four years. The last general election was held in 1998, and the next general election will be held on September 22, 2002. A political party is not entitled to representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

POLITICAL PARTIES

    The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bundnis 90/Grune, the Free Democrats
(FDP) and the Party of Democratic Socialism (PDS).

    Since 1949, the Federal Republic has been governed by seven Chancellors over 14 electoral periods. From October 1982 to September 1998 a coalition of the CDU, CSU and the FDP governed under Chancellor Helmut Kohl. The last general elections in 1998 resulted in a victory for a coalition between the SPD and the Bundnis 90/Grune. The new Federal Government was formed in October 1998 and is led by Chancellor Gerhard Schroder of the SPD.

    The following table shows the results of the five most recent general elections to the Bundestag.

                         1998          1994          1990          1987          1983
                       ELECTIONS     ELECTIONS   ELECTIONS(1)  ELECTIONS(2)  ELECTIONS(2)
                     ------------  ------------  ------------  ------------  ------------
                      % OF          % OF          % OF          % OF          % OF
                     VOTES  SEATS  VOTES  SEATS  VOTES  SEATS  VOTES  SEATS  VOTES  SEATS
                     -----  -----  -----  -----  -----  -----  -----  -----  -----  -----

SPD................   40.9    298   36.4    252   33.5    239   37.0    186   38.2    193
CDU/CSU............   35.1    245   41.4    294   43.8    319   44.3    223   48.8    244
Bundnis 90/Grune(3)    6.7     47    7.3     49    5.0      8    8.3     42    5.6     27
FDP................    6.2     43    6.9     47   11.0     79    9.1     46    7.0     34
PDS................    5.1     36    4.4     30    2.4     17    ---    ---    ---    ---
Others.............    5.9    ---    3.6    ---    4.2    ---    1.4    ---    0.5    ---
                     -----  -----  -----  -----  -----  -----  -----  -----  -----  -----

Total..............           669           672           662           497           498
                     =====  =====  =====  =====  =====  =====  =====  =====  =====  =====






(1) In 1990, Bundnis 90 (east German Grune) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Lander.

(2) Does not include 22 members of the Bundestag from Berlin (West) without voting rights.

(3) For 1983 and 1987 includes only the results of the west German Grune party; for 1990 includes the results of the west German Grune party and of Bundnis 90 (east German Grune); for 1994 and all subsequent periods includes the results of the combined Bundnis 90/Grune.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 4.3 and
4.5)

INTERNATIONAL ORGANIZATIONS

    The Federal Republic was a founding member of the European Coal and Steel Community in 1951, which later developed into the European Union ("EU"). Today, the Federal Republic is one of 15 member states of the EU, together with Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the "Member States"). The aggregate population of the Member States is approximately 376 million.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001 fur das Ausland, Table 1.3)

    In addition to the 15 Member States, several other countries, located principally in Eastern Europe, have applied for membership in the EU. Following a European Council decision of December 1997, negotiations with Cyprus, the Czech Republic, Estonia, Hungary, Poland and Slovenia ("Luxembourg Group") commenced in the spring of 1998. It is expected that the negotiations with the Luxembourg Group will be finalized by the end of 2002 and that the first countries of that group will become members of the EU in 2004. At the Helsinki Summit in December 1999, the European Council recommended that the Member States open negotiations with Romania, the Slovak Republic, Latvia, Lithuania, Bulgaria and Malta ("Helsinki Group") and recognize Turkey as an applicant country. For further information on the European integration, see "The Federal Republic of Germany -- The Economy -- European Integration ".

(Source: www.europa.eu.int/comm/enlargement/negotiations/index.htm;
www.europa.eu.int/abc/history/index_en.htm)

    The Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development ("World Bank"), the Council of Europe, the Organization for Economic Cooperation and Development ("OECD"), the West European Union ("WEU"), and the North Atlantic Treaty Organization ("NATO"). In addition, it is a signatory to the General Agreement on Tariffs and Trade ("GATT") and a member of the World Trade Organization ("WTO"). The Federal Republic is also a shareholder of the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community. Further, the Federal Republic forms part of the European Economic and Monetary Union ("EMU"). On January 1, 1999, with the start of Stage Three of the EMU, the ECB assumed responsibility for the monetary policy in the euro area, which now consists of twelve Member States. These twelve Member States adopted the euro as a single currency to replace their national currencies. See "The Federal Republic of Germany -- Monetary and Financial System" for additional information on the Eurosystem and the EMU.


STATISTICAL DISCLOSURE STANDARDS OF THE INTERNATIONAL MONETARY FUND

    The Federal Republic currently meets the Special Data Dissemination Standard ("SDDS") of the International Monetary Fund ("IMF") relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

                                   THE ECONOMY

OVERVIEW

    The Federal Republic's economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.


KEY ECONOMIC FIGURES

    The German economy is one of the world's largest economies. In 2001, its gross domestic product ("GDP") expressed at current prices was EUR 2,063 billion. At constant prices (1991 = 100), real GDP for western Germany rose from DM 1,000 billion in 1960 to DM 2,520 billion in 1990 (the year of the German reunification). At 1995 prices, GDP for all of Germany, i.e. including the eastern Lander, rose from DM 3,346 billion in 1991 to DM 3,872 billion (EUR 1,980 billion) in 2001. This growth in GDP is primarily a result of substantial gains in productivity. At 1995 prices, real GDP per person employed was approximately EUR 50,976 (DM 99,700) in 2000, at which point 38.8 million persons were either employed or self-employed.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1; Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 24.1 and 24.3)

    As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2001, 22.9% of GDP, measured at 1995 prices, was generated by the producing sector (excluding construction), while construction contributed 4.8%. Distribution, catering trade and transportation services accounted for 18.0%, financing, rents and corporate services accounted for 29.8%, and other public and private services accounted for 19.4% of GDP. Private consumption totaled 56.6% of GDP, investment amounted to 20.6%, and state consumption equaled 19.5%. Exports and imports of goods and services accounted for 34.9% and 31.5% of GDP in 2001 at 1995 prices, respectively. Thus, the foreign balance of trade showed a surplus equal to 3.4% of GDP in 2001.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)

    In 2001, the general economic conditions deteriorated significantly. The economic downturn that emanated from the United States slowed down the economic growth in virtually all industrialized countries, including the Federal Republic. The principal reasons for this development were the continuing impact of high oil prices and the European Central Bank's tighter monetary policy in 2000, and the worldwide slump in the information and communications technology industry in 2001. These developments were aggravated by the terrorist attacks on the United States on September 11, 2001. In addition, the economy of the Federal Republic suffered from an increase of food prices induced by mad cow disease and foot and mouth disease in the EU. Moreover, an accelerated contraction of the German construction industry, especially in eastern Germany, hampered economic growth. The effects of these developments were partially offset by the stimulating effect of a tax reform that increased the disposable income of German households. As a result of the aforesaid developments, overall economic growth in the Federal Republic decreased considerably in 2001, as demonstrated by an annual average real GDP growth of 0.6%, compared to 3.0% in 2000, each expressed at 1995 prices.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1; Jahresbericht der Bundesregierung zur Wirtschafts- und Finanzpolitik -- Jahreswirtschaftsbericht 2000; Statistisches Bundesamt, press release dated January 17, 2002

    Exports of the Federal Republic totaled EUR 689.9 billion in 2001 at 1995 prices, corresponding to an increase of 4.7% compared to 2000 (in 2000, German exports increased by 13.2% compared to 1999). The unemployment rate fell slightly from 9.6% of the civil workforce in 2000 to 9.4% in 2001 (as computed under the "national definition" used by the German authorities). Based on the method of calculation promulgated by the International Labour Organization
(ILO) (the "ILO definition"), the unemployment rate decreased from 7.5% to 7.4%. For an explanation of the differences between the national definition and the ILO definition, see "-- Employment and Labor". The rate of consumer price inflation increased from 1.9% in 2000 to 2.5% in 2001. This increase was mainly caused by an increase in world market prices for energy, which had a particularly adverse effect on Germany because of unfavorable exchange rates, and the
                                       G-3
increase in food prices caused by the BSE and foot and mouth disease crises in the EU. Public debt totaled EUR 1,223.3 billion at year-end 2001. The figures provided in this paragraph are partially estimated.

(Source: Deutsche Bundesbank, Monthly Report April 2001, Tables VIII.7, IX.1,
IX.6 and IX.7; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2001, page 15)

    The following table shows certain key economic figures for the Federal Republic for the past five years.


                              KEY ECONOMIC FIGURES

                                                                        2001       2000     1999     1999     1998     1997
                                                                      -------    -------  -------  -------  -------  -------
                                                                           (EUR IN
                                                                          BILLIONS)              (DM IN BILLIONS)

GDP -- at current prices(1).........................................  2,063.0    2,025.5  1,974.3  3,861.4  3,773.6  3,660.5
(change in %).......................................................      1.9        2.6      2.3      2.3      3.1      2.2
GDP -- at 1995 prices(1)............................................  1,979.6    1,968.5  1,911.1  3,737.8  3,669.9  3,599.5
(change in %).......................................................      0.6        3.0      1.8      1.8      2.0      1.4
Unemployment Rate (national definition)
  (in %)............................................................      9.4        9.6     10.5     10.5     11.1     11.4
Rate of Inflation (year-to-year change in consumer price index in %)      2.5        1.9      0.6      0.6      1.0      1.9
Balance of Payments -- current account..............................      2.7      (22.6)   (17.9)   (35.0)   (10.9)    (4.7)
Debt of the Federal Republic, Lander, and municipalities............  1,223.3(2) 1,211.4  1,200.0   2347.0  2,280.2  2,215.9




(1) Figures computed in February 2002.

(2) Partly estimated.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Tables VIII.7, IX.1, IX.6, IX.7 and X.2)


EUROPEAN INTEGRATION

    The German economy is becoming increasingly integrated with the economies of the other Member States of the EU. Under the relevant EU legislation, an internal market that provides for the free movement of goods and services, persons and capital between the Member States was established as of January 1, 1993.

Economic and Monetary Integration

    The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the "Maastricht Treaty"). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union ("EMU"), which led to the introduction of the euro as the single European currency under the monetary control of the independent European Central Bank ("ECB").

    The Maastricht Treaty established specific convergence criteria regarding, among others, levels of inflation and interest rates, budget deficits and accumulated public debt, that Member States have to satisfy in order to participate in Stage Three of EMU. For example, the budget deficits of Member States must not exceed 3% of their respective GDPs, unless the ratio is declining and is close to the reference limit of 3% or the excess is exceptional and temporary. In addition, the Member States' overall public debt must not exceed 60% of their respective GDPs, unless the ratio is decreasing towards that reference value at a satisfactory rate.

    To ensure continuous budgetary discipline among the Member States participating in Stage Three of EMU, the Member States agreed on the main elements of a Stability and Growth Pact (the "Pact") in 1996. The Pact was formally adopted by the European Council in June 1997. According to the Pact, the Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations, while the general government deficit must be kept within the reference limit of 3% of GDP, established by the Maastricht Treaty. As part of the Pact, the European Council adopted regulations in July 1997 regarding the surveillance of the Member States' budgetary positions. These regulations, among other things, accelerated and clarified the implementation of the procedure regarding "excessive" government deficits set forth in the Maastricht Treaty. Under the Pact, a Member State whose total public debt exceeds the reference limit of 3% of GDP becomes subject to quasi-automatic sanctions. Only in the event of a severe economic downturn or an unusual event outside that Member State's control (e.g., a natural disaster) may the 3% limit be exceeded without triggering the sanction.

    The following table shows historical information on the Federal Republic's general government deficit and debt as a percentage of GDP. Although the general government deficit increased in 2001 due to the economic slowdown affecting the German economy, which was only partially compensated by the effects of the tax reform initiated in 2000, it remained within the limit of the relevant Maastricht criterion.


                               MAASTRICHT CRITERIA

                                        2001(1)  2000(2)  1999  1998
                                        -------  -------  ----  ----

General Government Deficit as % of GDP      2.7      1.3   1.6   2.2
General Government Debt as % of GDP...     59.8     60.3  61.3  60.9





(1) Provisional figures.

(2) Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). See "The Federal Republic of Germany -- The Economy -- Economic Policy -- 2001 general government budget results" for more information on the UMTS auction. In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under "net increase in non-produced assets". As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 24.0 billion, or 1.2% of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.3)

    At a special summit of the heads of state of the Member States in May 1998, the European Council confirmed that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) satisfied the conditions for adopting the euro as a single currency. With the commencement of the Stage Three of EMU on January 1, 1999, the euro became the legal currency of these Member States. Effective January 1, 2001, the European Council adopted a decision, resulting in Greece becoming the twelfth member of the euro area.

(Source: European Commission, press release dated May 3, 2000; document number IP/00/422, "The History of the European Union: 2001", www.europa.eu.int/abc/ history/2001/2001_en.htm)

    On December 31, 1998, the European Council adopted irrevocable conversion rates between the euro and the national currencies of the participating Member States. The conversion rate between the euro and the Greek Drachma was fixed on June 19, 2000. The official exchange rate for the Deutsche Mark was fixed at DM
1.95583 = EUR 1. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal currency in the 12 Member States of the European Union participating in Stage Three of EMU to replace the national currencies.

    The ECB was established on June 1, 1998, as part of the European System of Central Banks ("ESCB"). On January 1, 1999, the Governing Council of the ECB, consisting of 17 (now 18) members, assumed sole responsibility for monetary policy in the euro area. According to the Maastricht Treaty, the primary objective of the ECSB is to maintain price stability. The ECSB supports the general economic policies of the EU. See "Federal Republic of Germany -- Monetary and Financial System" for more information on the ESCB.

(Source: www.europa.eu.int/abc/history/1998/1998_en.htm; www.europa.eu.int/abc/ history/1999/1999_en.htm)

Political Integration

    In addition to forming the EMU, the Member States of the EU agreed upon the formation of a European Political Union. For the time being, however, the Member States retain sovereignty in most important areas of policy. The Treaty of Amsterdam, signed by all 15 Member States in October 1997, extends the scope of the Maastricht Treaty to various aspects of foreign policy, as well as internal and social affairs, without affecting the provisions relating to the EMU.

(Source: www.europa.eu.int/abc/history/1997/1997_en.htm)

Enlargement

     On March 26, 1999, the Member States agreed upon the Agenda 2000, a framework designed to prepare the EU for the accession of new Member States and to reform the EU's institutions and policies, especially the common agricultural policy. On March 31, 1999, the Member States entered into negotiations with Hungary, Poland, Estonia, Slovenia, the Czech Republic and Cyprus, the Luxembourg Group, to set the terms of their accession to the EU. The majority of the issues had been resolved by early 2002. Negotiations with respect to a limited number of issues, including agricultural policy, however, are still ongoing. It is expected that these negotiations will be finalized by the end of 2002 so that the first countries belonging to the Luxembourg Group will become members of the EU in 2004. On October 13, 1999, the European Commission recommended that the Member States open negotiations with Romania, the Slovak Republic, Latvia, Lithuania, Bulgaria, and Malta. The Member States endorsed this recommendation at the Helsinki summit on December 10/11, 1999. These negotiations commenced in February 2000. In addition, they recognized Turkey as an applicant country. In November 2000, the European Commission presented an "Accession Partnership" proposal identifying certain key issues that Turkey must address before starting accession negotiations. One month later, the European Council in Nice, France, welcomed the progress that Turkey had made in implementing the pre-accession strategy.

(Source: www.europa.eu.int/comm/enlargement/negotiations/index.htm;
www.europa.eu.int/comm/enlargement/intro/ag2000_opinions.htm;
www.europa.eu.int/scadplus/leg/en/lvb/e50005.htm; www.europa.eu.int/abc/
history/1999/1999_en.htm; www.europa.eu.int/abc/history/2000/2000_en.htm)


ECONOMIC POLICY

    The Federal Government's foremost economic policy objectives are to promote new employment and to continue reducing the number of people out of work. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic's position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, a further opening up of product markets and a comprehensive tax reform. The recent tax reform is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. See "The Federal Republic of Germany -- Public Finance -- Tax Structure" for further information on the tax reform. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards the conservation of energy and the protection of the environment. It also took steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

2001 general government budget results

    In 2001, the general government budget deficit amounted to EUR 56.3 billion. According to provisional figures, the general government deficit increased from 1.3% of GDP in 2000, adjusted for the proceeds from the UMTS license auction, to 2.7% of GDP in 2001. The Maastricht deficit criterion, which restricts general government deficits to a reference limit of 3% of GDP, was met for the fifth consecutive year. In August 2000, the Federal Government organized an auction in which it awarded six licenses for the operation of networks on the basis of Universal Mobile Telecommunications System ("UMTS") technology. UMTS is a global standard for the third generation of mobile telecommunications systems. The auction raised revenues of EUR 50.9 billion. Public debt decreased from 60.3% of GDP in 2000 to 59.8% of GDP in 2001, reflecting the application of the UMTS auction proceeds towards direct debt redemption. Thus, public debt has fallen slightly below the maximum level of 60% permitted by the Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.3.)

2002 budget

    In connection with the Federal budget for the 2002 fiscal year, the main aim of the Federal Government continues to be the consolidation of the budget. Its goal is to regain flexibility so as to be able to deal with future challenges, including challenges that may arise as a result of demographic developments.
The plan is to achieve a balanced federal budget by 2006. At the Ecofin Council meeting of February 12, 2002, the Federal Government confirmed its commitment to reaching a close to balance budget of the Federal Republic, Lander, and social security system in 2004. This intention was confirmed by an agreement between the Federal Republic and the Lander on a National Stability Pact in a session of the Financial Planning Council (Finanzplanungsrat) on March 21,
2002.

    The projected deficit for 2002 is EUR 23.7 billion, which would constitute an increase of EUR 0.8 billion compared to the budget deficit of 2001. Budgeted expenditures amount to EUR 247.5 billion, an increase of 1.8% compared to 2001. Revenue projections amount to EUR 223.8 billion, an increase of 1.6% compared to 2001. Net borrowings are budgeted at EUR 21.1 billion, whereas expenditures for investments are budgeted at EUR 25.0 billions.

(Source: Bundesministerium der Finanzen, Monatsbericht April 2002, page 125)

Tax revenues and other federal income

    The Federal budget is based on projected 2002 tax revenues of EUR 199.2 billion, which would represent an increase of EUR 5.5 billion, or 2.8%, compared to 2001. Other federal income included in the budget is estimated to amount to EUR 27.2 billion in 2002, an increase of EUR 0.6 billion compared to 2001. This other income includes EUR 3.5 billion in profits generated by the Deutsche Bundesbank and EUR 11.3 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: www.bundesfinanzministerium.de/Anlage10772/Sollbericht-2002.pdf, pages
80, 95 and 98)

Social security expenditures

    Projected social security expenditures are budgeted at EUR 106.0 billion, or 42.8% of total expenditures, in 2002, compared to EUR 102.0 billion in 2001. This figure includes EUR 72.2 billion in Federal contributions to the compulsory pension insurance system (gesetzliche Rentenversicherung), an increase of approximately EUR 3.1 billion compared to 2001.

(Source: www.bundesfinanzministerium.de/Anlage10772/Sollbericht-2002.pdf, pages
81-83)

Promotion of the economy

    The 2002 budget provides for an amount of EUR 9.0 billion, or 3.6% of total budgeted expenditures, to promote the German economy. This amount includes EUR
1.2 billion in regional subsidies, which mainly consist of expenditures for the "improvement of the regional economic structure" ("Verbesserung der regionalen Wirtschaftsstruktur"). An amount of EUR 3.0 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.8 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate. EUR 0.6 billion of this amount is earmarked for the promotion of research, education and science.

(Source: www.bundesfinanzministerium.de/Anlage10772/Sollbericht-2002.pdf, pages
89-90)

Interest payments

    The Federal budget projects EUR 38.9 billion in interest payments in 2002, an increase of 3.3% compared to the previous year.

(Source: www.bundesfinanzministerium.de/Anlage10772/Sollbericht-2002.pdf, page
93)

Privatizations

    In 2001, the Federal Government continued its policy of privatizing state-owned businesses. Recently privatized enterprises include Gesellschaft fur kommunale Altkredite und Sonderaufgaben der Wahrungsumstellung mbH, juris GmbH, Deutsche Investitions- und Entwicklungsgesellschaft mbH, Fraport AG and Frankfurter Siedlungsgesellschaft mbH. In June 2001, in connection with its acquisition of Voicestream/Powertel, Deutsche Telekom AG increased its share capital without issuing new shares to the Federal Republic. As a result of this transaction, the interest of the Federal Republic in Deutsche Telekom AG decreased to 30.9%. The Federal Republic expects to further reduce its stake in Deutsche Telekom AG and Deutsche Post AG as soon as market conditions permit. In addition, it is in the process of preparing Deutsche Bahn AG for a future privatization. The Federal Government expects that in 2002, proceeds from privatizations will amount to EUR 2.75 billion. By privatizing formerly state-owned businesses, the Federal Government intends to improve the competitiveness of the German economy, thereby fostering employment and economic growth.

(Source: Bundesregierung, Beteiligungsbericht 2001, pages 1-5;
www.bundesfinanzministerium.de/Anlage10772/ Sollbericht-2002.pdf, page 98)

GROSS DOMESTIC PRODUCT

    The following tables show the structure of the Federal Republic's real GDP at 1995 prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.


                       STRUCTURE OF GDP -- EXPENDITURE(1)

                           2001     2000     1999   1999(2)    1998     1997   2001  2000  1999  1998
                         -------  -------  -------  -------  -------  -------  ----  ----  ----  ----

                              (EUR IN
                             BILLIONS)              (DM IN BILLIONS)                (CHANGE IN %)


Private consumption....  1,120.9  1,108.2  1,092.4  2,136.5  2,072.2  2,036.4   1.1   1.4   3.1   1.8
Government consumption.    385.6    379.3    374.7    732.8    721.3    712.9   1.7   1.2   1.6   1.2
Machinery and equipment    165.5    174.3    160.4    313.7    292.5    268.0  (5.0)  8.7   7.2   9.2
Construction...........    228.5    242.6    248.8    486.6    479.5    484.3  (5.8) (2.5)  1.5  (1.0)
Other investment.......     26.8     25.3     23.2     45.4     40.0     36.1   6.0   8.9  13.7  10.7
Changes in stocks(3)...    (14.1)     3.1     (4.1)    (8.0)     8.0     (9.0)
Domestic demand........  1,913.2  1,932.7  1,895.5  3,707.3  3,613.6  3,528.7  (1.0)  2.0   2.6   2.4
Net exports(3).........     66.4     35.8     15.6     30.5     56.4     70.8
Exports................    689.9    658.8    581.8  1,137.9  1,077.3  1,008.4   4.7  13.2   5.6   6.8
Imports................    623.5    623.0    566.2  1,107.4  1,020.9    937.6   0.1  10.0   8.5   8.9
Gross domestic product.  1,979.6  1,968.5  1,911.1  3,737.8  3,669.9  3,599.5   0.6   3.0   1.8   2.0



(1) Figures computed in February 2002, assuming 1995 prices.

(2) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(3) Percentage changes are not presented.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)



                       STRUCTURE OF REAL GDP -- ORIGIN(1)


                                                    2001     2000     1999   1999(5)    1998     1997   2001   2000  1999  1998
                                                  -------  -------  -------  -------  -------  -------  ----  -----  ----  ----

                                                       (EUR IN
                                                      BILLIONS)              (DM IN BILLIONS)                (CHANGE IN %)

Agriculture, forestry and fishing(2)............     24.5     24.1     24,3     47.6     46.0     44.8   1,7  (0.8)   3,5   2.7
Producing sector (excluding construction).......    452.4    453.1    429.7    840.4    851.5    838.3  (0.1)   5.4  (1.3)  1.6
Construction....................................     95.8    102.6    105.4    206.1    206.8    210.9  (6.6)  (2.7) (0.3) (2.0)
Distribution, catering trade, transportation and
  telecommunications services...................    355.8    347.7    332.5    650.3    613.0    598.5   2.3    4.5   6.1   2.4
Financing, rents and corporate services.........    590.7    574.2    548.6  1,073.0  1,032.5    983.7   2,9    4,7   3,9   5,0
Public and private services(3)..................    384.7    383.2    378.3    739.9    736.6    731.0   0.4    1.3   0.4   0.8
All economic sectors............................  1,903.9  1,884.9  1,818.8  3,557.3  3,486.4  3,407.2   1.0    3.6   2.0   2.3
Economic sectors, adjusted(4)...................  1,799.2  1,785.7  1,726.3  3,376.3  3,319.7  3,253.9   0.8    3.4   1.7   2.0
Gross domestic product..........................  1,979.6  1,968.5  1,911.1  3,737.8  3,669.9  3,599.5   0.6    3.0   1.8   2.0





(1) Figures computed in February 2002, assuming 1995 prices.

(2) The gross value added of the sector "Agriculture, forestry and fishing" is computed by subtracting the gross value added of all other economic sectors from the total, using the official figures provided in Deutsche Bundesbank, Monthly Report, April 2002, Table IX.1.

(3) Includes care-at-home services.

(4) Gross value added after deduction of assumed bank charges, but excluding taxes on products (offset against subsidies on products).

(5) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)


SECTORS OF THE ECONOMY

Producing sector

     The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government's transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Lander has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Lander of North Rhine Westphalia, Bavaria, Baden Wurttemberg, Hesse, Lower Saxony, Hamburg and Schleswig- Holstein, and in the eastern Lander of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2001, the sector's aggregate contribution to real GDP was 22.9%.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)

    The following table shows the output of the producing sector in index form using 1995 as the base year (1995 = 100) for each of the years indicated.


                        OUTPUT IN THE PRODUCING SECTOR(1)

                         2001(2)   2000   1999   1998   1997
                         -------  -----  -----  -----  -----



Producing sector, total    113.2  113.4  107.7  106.2  102.8
Industry(3)............    119.9  119.1  111.5  109.7  104.7
of which
 Intermediate goods(4)     116.1  116.9  110.7  108.7  105.5
 Capital goods(5) .....    134.3  130.9  118.0  116.2  106.8
 Consumer goods(6) ....    105.2  105.6  103.4  101.7  100.5
Energy(7)..............     98.1   99.7  100.0  100.4  101.7
Construction...........     78.9   84.9   87.9   87.1   90.1




(1) Adjusted for working-day variations.

(2) Provisional figures.

(3) Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(4) Including mining and quarrying except energy-producing goods.

(5) Including manufacture of motor vehicles and components.

(6) Including printing and service activities related to printing.

(7) Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.2; Monthly Report January 2002, Table IX.2)

Services sector

    As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to real GDP. In 2001, the sector's aggregate contribution to real GDP was 67.2%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to GDP, contributing 29.8% of real GDP in 2001.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)


EMPLOYMENT AND LABOR

    From the late 1950s to the early 1970s, the Federal Republic experienced almost full employment. Thereafter, the unemployment rate increased to 9.0% in 1986 before declining until 1991. After 1991, following German reunification, the unemployment rate of the combined workforce of the western and eastern Lander, calculated in accordance with the national definition used by the German authorities, rose from 5.7%, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 5.4% in 1991 to 9.5% in 1997. Since then, the rate decreased to 9.4% under the national definition or 7.4% under the ILO definition in 2001. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. The ILO definition considers unemployed only those persons who are available and seeking work. The number of people who were either employed or self-employed in that year was approximately
38.8 million.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2001, page 15)

    The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Lander.


EMPLOYMENT AND UNEMPLOYMENT

                                                  2001(1)   2000    1999    1998    1997
                                                  -------  ------  ------  ------  ------



Employed (in thousands).........................   38,771  38,704  38,083  37,611  37,208
Unemployed (in thousands) national definition(2)    3,852   3,889   4,099   4,279   4,384
Unemployment rate (in %) national definition(3).      9.4     9.6    10.5    11.1    11.4
Unemployed (in thousands) ILO definition(4).....    3,112   3,133   3,416   3,684   3,882
Unemployment rate (in %) ILO definition(3)......      7.4     7.5     8.2     8.9     9.5




(1) Provisional figures.

(2) Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).

(3) As a percentage of the total work force (excluding armed forces).

(4) Unemployed persons, available and seeking work.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.6; Monthly Report February 2000, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2001, pages 15-16)

    Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Lander lost their jobs. In 2001, the unemployment rate in the eastern Lander was 17.5%, which is more than twice the unemployment rate of the western Lander (7.4%). Despite high unemployment, the Federal Republic still faces a shortage of high-skilled labor, especially in the IT sector. The Federal Government has tried to address this shortage through its Green Card initiative, which took effect on August 1, 2000, and which seeks to attract foreign specialists into the country by providing them with work permits limited to a duration of five years. In addition, a special law designed to attract employees with special skills is currently being discussed.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.6)

    In the past, wage increases in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.


                                  WAGE TRENDS
                                  (1995 = 100)


                                    2001(1)  2000(1)  1999(1)  1998(1)  1997(1)
                                    -------  -------  -------  -------  -------


Wages and salaries per employee(2)    107.8    105.8    104.2    102.7    101.7
Change from previous year in %....      1.8      1.6      1.4      1.0      0.3





(1) Figures computed in February 2002

(2) Work place concept.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.9)

     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eleven such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called "one union, one industry" principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector. The German trade union environment has changed considerably in 2001 when the five largest unions of the service sector merged to form ver.di (Vereinte Dienstleistungsgewerkschaft). Its approximately 3 million members in more than 1000 professions make ver.di the largest union worldwide.

    The unions and employers of each industry sector enter into collective labor agreements (Tarifvertrage), typically without government intervention. As a practical matter, the Tarifvertrage apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee's employer is a member of the relevant association of employers, which is typically the case. In the eastern Lander, unions and employers have agreed on Tarifvertrage that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Lander. Tarifvertrage are binding on both sides. Individual employment contracts may deviate from the terms of any applicable Tarifvertrag only if such deviations are expressly allowed by the Tarifvertrag or if they benefit solely the employee.

    Several German laws contain provisions that regulate labor disputes. These laws provide for, e.g., that any strike to be approved by a vote of three quarters of the members of the competent trade union. As a result, there are relatively few strikes in the Federal Republic compared to other countries.


SOCIAL SECURITY LEGISLATION

    The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workmen's compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, the church and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

    Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Lander, municipalities and other public institutions. The most important part of the social security insurance system -- retirement pensions, health insurance and unemployment insurance -- is funded primarily through equal contributions by employers and employees.

    In 2000, the social security funds received contributions in an aggregate amount of EUR 433.6 billion, thereby falling short of the funds' expenditures by EUR 0.3 billion. In 2001, social security contributions amounted to EUR
443.5 billion, and expenditures were EUR 447.6 billion. The social security budget thus incurred a deficit of EUR 4.1 billion in 2001.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.1)

    To ensure the long-term viability of the public pension scheme, the Bundestag adopted the Retirement Funds Act (Altersvermogensgesetz) in May 2001. The goal of the act, which will take effect in four stages until 2008, is to encourage people to invest in private pension schemes and to promote pension schemes run by employers. Under the act, employees receive certain bonuses and tax benefits in connection with investments in private pension schemes, depending on, among other things, the invested amounts, the employees' income and the number of children they have. The goal is that ultimately the expected decline of public pension scheme payments will be set off by payments by private pension schemes.


INTERNATIONAL ECONOMIC RELATIONS

    External economic relations are of major importance to the German economy. In 2001, exports and imports of goods and services were 34.9% and 31.5% of GDP at 1995 prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.1)

    Because the Federal Republic's economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. In March 2002, the U.S. introduced protective tariffs on steel imports of up to 30%. This measure is expected to decrease German steel exports to the United States and tighten competition in the world steel market. The EU is trying to resolve this trade dispute through negotiations within the WTO.

(Source: Bundesministerium fur Wirtschaft und Technologie, press release dated March 6, 2002; press release dated April 24, 2002)


BALANCE OF PAYMENTS

     The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been offset by deficits in other fields, such as in services, as well as by remissions by foreign employees to their home countries, the Federal Republic's net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. Since 1991, increases in expenditures for services and in transfer payments have resulted in persistent current account deficits. In 1997, the current account deficit was DM 4.7 billion (EUR 2.4 billion), the lowest level since German reunification. During the following years, the current account deficit has increased again reaching a peak of EUR
22.6 billion in 2000 due to, among other things, a rise of oil prices, structural readjustments of the capital markets in connection with the introduction of the euro and increases in the services deficit owing to expenditures of German tourists abroad. In 2001, however, the Federal Republic had a current account surplus of EUR 2.7 billion, reflecting lower oil prices than in 2000 and a decrease in the demand for IT products.

(Source: Deutsche Bundesbank, Monthly Report March 2002, page 41; Balance of payments statistics April 2002, Table I.1)

    The following table shows the Federal Republic's balance of payments for each of the years indicated.


                         BALANCE OF PAYMENTS (BALANCES)

                                               2001(1)   2000(1)   1999(1)   1999(1)(6)  1998(1)   1997(1)
                                               --------  --------  --------  ----------  --------  --------

                                               (EUR IN MILLIONS)               (DM IN MILLIONS)


Current account(2)
Foreign trade(3) ............................    94,195    59,138    65,211     127,542   126,970   116,467
Supplementary trade items(4) ................    (4,887)   (6,846)   (6,976)    (13,644)   (5,934)   (7,360)
Services(5) .................................   (47,382)  (44,425)  (41,460)    (81,089)  (65,301)  (58,715)
Factor Income ...............................   (12,609)   (3,325)   (8,966)    (17,536)  (13,337)   (2,376)
Current transfers ...........................   (26,665)  (27,144)  (25,701)    (50,267)  (53,304)  (52,742)
                                               --------  --------  --------  ----------  --------  --------

Total current account .......................     2,651   (22,602)  (17,819)    (34,992)  (10,905)   (4,727)
Capital transfers and purchases/ sales
  of intangible non-produced assets..........      (967)    6,826      (154)       (301)    1,289        52
Capital account
Total net capital (capital exports) .........   (46,084)   34,347   (26,084)    (51,016)   17,042       (76)
of which:
Total net German investment abroad
  (increase/capital exports: negative figure)  (265,061) (353,152) (347,069)   (678,808) (593,077) (387,266)
Total net foreign investment in Germany
  (increase/capital imports: positive figure)   218,976   387,499   320,985     627,792   610,119   387,190
Balance of unclassifiable transactions ......    38,369   (24,414)   31,593      61,791      (298)   (1,889)
Change in the Deutsche Bundesbank's net
  external assets at transaction values
  (increase: negative figure)................    32,677    48,230   (36,999)    (72,364)   (8,231)    8,468




(1) Figures are subject to significant uncertainty owing to changes in the method of data collection in foreign trade.

(2) Foreign trade and services are recorded on the basis exports (f.o.b.)/ imports (c.i.f.), i.e. including the freight and insurance costs of imports.

(3) Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278)

(4) Includes mainly warehouse transactions for the account of residents and deduction of goods returned.

(5) Excluding the freight and insurance costs included in the c.i.f. import value.

(6) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, April 2002, Tables I.1, and I.9)

                                BALANCE OF TRADE

    The following tables shows information relating to foreign trade of the Federal Republic for each of the years indicated:


                             FOREIGN TRADE OF GOODS

                             2001     2000     1999   1999(1)    1998     1997
                           -------  -------  -------  -------  -------  -------

                                (EUR IN
                               MILLIONS)              (DM IN MILLIONS)


Exports of goods (f.o.b.)  637,333  597,481  510,008  997,489  955,170  888,616
Imports of goods (c.i.f.)  543,138  538,343  444,797  869,947  828,200  772,149
Trade surplus............   94,195   59,138   65,211  127,541  126,970  116,467




(1) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, April 2002, Table I.1)

    The Federal Republic's principal export goods are motor vehicles, machinery of all kinds, and electrical engineering and chemical products.

    The principal import goods are motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to satisfy its demand of raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.


                   COMPOSITION OF EXPORTED AND IMPORTED GOODS


                                                                  2000
                                                            ----------------
                                                            EXPORTS  IMPORTS
                                                            -------  -------

                                                            (DM IN BILLIONS)

Total ....................................................  1,167.3  1,064.2
 of which:
   Coal and turf..........................................      0.4      1.9
   Petroleum and gas......................................      4.0     64.9
   Nutrition..............................................     36.3     46.3
   Textiles...............................................     22.6     25.7
   Clothing...............................................     12.8     33.4
   Paper..................................................     26.2     23.4
   Chemical products......................................    145.2     97.0
   Iron and steel, non-ferrous metals.....................     57.3     54.9
   Machinery..............................................    165.3     70.9
   Office machines and automatic data processing equipment     34.4     58.9
   Electrical machinery...................................     58.2     45.2
   Special mechanical and optical goods...................     44.3     29.8
   Motor vehicles and components..........................    204.6     92.6


(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 12.6 and 12.7)

FOREIGN TRADE (SPECIAL TRADE) BY GROUP OF COUNTRIES AND COUNTRY(1)

                               2001     2000     1999
                             -------  -------  -------

                                 (EUR IN BILLIONS)
Exports to:
Total......................  637,333  597,481  510,008
 France....................   70,672   67,418   58,578
 Central and Eastern Europe   69,934   59,908   49,020
 United States.............   67,307   61,765   51,425
 United Kingdom............   53,271   49,377   43,124
 Italy.....................   47,516   45,012   38,335
 The Netherlands...........   39,297   38,994   34,355
 Belgium/Luxembourg........   34,173   32,730   28,821
 Austria...................   32,644   32,437   28,295
 Switzerland...............   27,611   25,596   22,808
 Spain.....................   28,388   26,733   22,684
 Southeast Asia(2).........   24,527   24,031   18,775
 Sweden....................   12,932   13,525   11,657
 OPEC Countries............   13,687   10,758    9,135
 Japan.....................   13,073   13,196   10,367
 China(3)..................   12,064    9,459    6,949


Imports from:
Total......................  543,138  538,343  444,797
 France....................   51,671   50,863   45,559
 Central and Eastern Europe   68,420   62,784   47,723
 United States.............   45,454   47,124   36,790
 The Netherlands...........   46,280   44,740   36,089
 Italy.....................   35,677   35,778   33,107
 United Kingdom............   38,204   36,925   30,757
 Belgium/Luxembourg........   30,279   26,230   22,880
 Southeast Asia(2).........   27,784   30,502   22,586
 Japan.....................   22,599   26,848   21,779
 Switzerland...............   19,793   18,798   17,070
 Austria...................   20,755   20,498   18,288
 Spain.....................   15,618   16,088   14,666
 China(3)..................   19,740   18,555   13,795
 Sweden....................    9,116   10,202    8,305
 OPEC countries............    8,219   10,244    6,425





(1) Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278)

(2) Includes Brunei, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.

(3) Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table X.3)

                          MONETARY AND FINANCIAL SYSTEM

DEUTSCHE BUNDESBANK

    The Deutsche Bundesbank was established as the Federal Republic's central bank and bank of issue in August 1957. The Deutsche Bundesbank has its headquarters in Frankfurt am Main.

    Effective January 1, 1999, the European Central Bank ("ECB") has assumed the task of pursuing a single monetary policy within EMU in cooperation with the national central banks of the Member States that have adopted the euro as their legal currency.


THE EUROPEAN SYSTEM OF CENTRAL BANKS ("ESCB")

    The ESCB consists of the ECB and the national central banks of the 15 Member States of the EU. The Eurosystem consists of the ECB and the national central banks of the twelve Member States currently participating in Stage Three of EMU. The Eurosystem is responsible for the single monetary policy for the euro area. The national central banks of the Member States not participating in Stage Three have no vote in the decisions of the Eurosystem. The ECSB is governed by three decision-making bodies:

       * The Governing Council of the ECB, which consists of the members of the Executive Board and the governors of the national central banks of those Member States participating in Stage Three of EMU;

       * The Executive Board of the ECB, which comprises the President and the Vice-President of the ECB, as well as four other members who are appointed by the heads-of-state or governments of those Member States participating in Stage Three; and

       * The General Council, which consists of the President and the Vice-President of the ECB and the governors of all 15 national central banks of the Member States of the EU.


OBJECTIVES AND TASKS OF THE ESCB

    The ESCB's primary objective is to maintain price stability. The ESCB supports the general economic policies of the European Community. In pursuing its goals, the ESCB must act in accordance with principles of an open market economy, in which the allocation of resources is determined by free competition.

    The basic tasks of the ESCB include:

       *     Defining and implementing the monetary policy of the EU;

       *     Conducting foreign exchange operations;

       * Holding and managing the official foreign exchange reserves of the participating Member States;

       *     Monitoring payment systems; and

       * Supporting policies pursued by competent national authorities relating to the supervision of credit institutions and the stability of the financial system.

(Source: European Central Bank, Annual Report 1999, pages 135-138; www.ecb.int/about/statesch.htm -- Protocol no.18)


BACKGROUND OF THE ESCB

    In June 1988, the European Council confirmed its objective of gradually creating an economic union. For this purpose, it mandated a committee chaired by Jacques Delors, then-President of the European Commission, to study and propose concrete steps leading to this union. In his report, Mr. Delors recommended that economic union be attained in three steps. In accordance with Mr. Delors' recommendations, Stage One of EMU began on July 1, 1990, when all restrictions on the movement of capital between Member States were in principle abolished. In order to realize Stages Two and Three of EMU, it was necessary to revise the Treaty establishing the European Economic Community so as to create an appropriate institutional framework. For this purpose, an Intergovernmental Conference on EMU was convened that resulted in the conclusion of the Maastricht Treaty, which entered into force on November 1, 1993.

     The formation of the European Monetary Institute ("EMI") on January 1, 1994 marked the start of Stage Two of EMU. The main tasks of the EMI were to strengthen the cooperation among the central banks of the Member States, to coordinate the Member States' monetary policies and to pave the way for Stage Three of EMU, which included the creation of the ESCB, a single monetary policy and a single
                                      G-15
currency. The EMI had no responsibility, however, to conduct the EU's monetary policy, which remained within the responsibility of the Member States, nor did it have any authority to carry out foreign exchange interventions.

    In December 1995, the European Council confirmed that Stage Three of EMU would start on January 1, 1999 and agreed on "euro" as the name of the single currency unit that would replace the national currencies of the participating Member States. In May 1998, the Council of the EU unanimously decided that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) had satisfied the conditions for participating in Stage Three of EMU, and the governments of these Member States appointed the President, the Vice-President and the four other members of the Executive Board of the ECB. The appointment of these officials took effect in June 1998 and marked the establishment of the ECB.

    Stage Three of EMU commenced on January 1, 1999, when irrevocable exchange rates were fixed for the national currencies of the eleven Member States participating in the final stage of EMU, and the ECB became responsible to conduct a single monetary policy for the euro area. On January 1, 2000, Greece entered Stage Three of EMU, thereby increasing the number of participating Member States to twelve.

    On January 1, 2002, the euro banknotes and coins were successfully introduced in the twelve Member States participating in Stage Three of EMU, including the Federal Republic. The Deutsche Mark lost its status as legal tender on December 31, 2001, although many shops accepted both euro and the Deutsche Mark until February 28, 2002. In addition, people are entitled to exchange any remaining Deutsche Mark banknotes and coins for euro banknotes and coins at the central banks of the Lander for an unlimited period of time thereafter.

(Source: www.ecb.int/about/emu.htm; European Central Bank, press release dated January 2, 2002)


MONETARY POLICY INSTRUMENTS OF THE ESCB

    To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB.

    Open market operations, which may be executed as standard tenders, quick tenders or bilateral procedures, play an important role in the ESCB's monetary policy because they steer interest rates, manage the liquidity situation in the market and signal the ESCB's stance on monetary policy. The initiation of open market operations and the decision on the instruments to be used for executing them as well as their terms and conditions fall within the responsibility of the ECB. Five instruments are available for open market operations:

       * Reverse transactions (which apply to repurchase agreements or collateralized loans);

       *     Outright transactions;

       *     The issuance of debt certificates;

       *     The issuance of foreign exchange swaps; and

       *     The collection of fixed-term deposits.

    Standing facilities, which are designed to provide or absorb overnight liquidity, as the case may be, signal the ESCB's stance on monetary policy and bind overnight market interest rates.

    The imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion. The reserve requirements applicable to individual institutions are determined in relation to certain elements of their respective balance sheets.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/ about/monetarypolicy.htm)


MONEY SUPPLY AND PRICES

    The ECB's primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) a reference value for the euro area money supply M3, and (ii) a broadly based assessment of the outlook for price developments. The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months' notice, repurchase agreements, money market fund shares/units and money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In January 2002, the (provisional) annual growth rate of euro area M3 was 7.9%. The recent pick-up in the rate of growth of M3 can be explained partly as an adjustment of M3 following a sharp increase in the overall price level, induced by increases in oil and food prices in the euro area and partly as a consequence of the effects of portfolio shifts. Taking into account the continuing decline of private sector borrowing, the ECB does not see any risks to price stability in the medium term.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, March 2002, Table 2.4; press release "Review of the Quantitative Reference Value for Monetary Growth", December 2001)

    The following table shows price trends in Germany for the periods indicated.

                                  PRICE TRENDS

                                                                             2001  2000  1999  1998  1997
                                                                             ----  ----  ----  ----  ----
                                                                              (CHANGE FROM PREVIOUS YEAR
                                                                                         IN %)
                                                                             ----------------------------
Harmonized Consumer Price Index............................................   2.4   2.0   0.7   0.6   1.5
Consumer price index for all households....................................   2.5   1.9   0.6   1.0   1.9
Index of producer prices of industrial products sold on the domestic market   3.0   3.4  (1.0) (0.4)  1.1

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IX.7; Monthly Report March 2001, Table IX.7; www.destatis.de/indicators/d/vpi020vj.htm)

    The following tables show the principal indicators relating to money supply for each of the years indicated.

                            MAIN MONETARY INDICATORS

                                             AT DECEMBER 31,(1)
                            ----------------------------------------------------
                            2001(4)    2000     1999   1999(3)    1998     1997
                            -------  -------  -------  -------  -------  -------
                                 (EUR IN      (DM IN BILLIONS;  (DM IN BILLIONS;
                                BILLIONS;        EURO AREA)         GERMANY)
                               EURO AREA)
                            ----------------  ----------------  ----------------
Currency in circulation(2)    239.5    347.6    349.9    684.3    242.6    247.0
Money Stock M1............  2,203.3  2,076.4  1,964.0  3,841.3  1,042.1    938.0
Money Stock M2............  4,665.6  4,289.3  4,132.8  8,083.1  1,454.3  1,330.9
Money Stock M3............  5,422.5  4,899.1  4,791.0  9,370.4  2,425.7  2,259.7

                                  (ANNUAL CHANGE IN %, DECEMBER COMPARISON;
                               1997/1998: AVERAGE ANNUAL CHANGE IN %, BASED ON
                                            MONTHLY AVERAGES)(5)
                            ----------------------------------------------------
Money Stock M1............      4.9      5.7     10.1      6.3      8.5
Money Stock M2............      6.0      3.7      5.3      4.2      3.2
Money Stock M3............      7.7      4.2      6.2      4.3      6.2




(1) 1997-1998:  M1 means  currency in  circulation and  sight deposits  held by domestic non-banks at domestic banks.

                M2 means M1 plus time deposits for less than four years.

                M3 means M2 plus saving deposits at statutory notice. 1999-2001 M1 means currency in circulation, overnight deposits (excluding central governments deposits), and (for EMU) central governments monetary liabilities, which are not included in the consolidated balance sheet. M2 means M1 plus deposits with agreed maturities of up to 2 years and at agreed of up to 3 months (excluding central governments deposits).
                M3 means M2 plus repo transactions, money market fund certificates, money market papers and debt securities up to 2 years.

                M3 and its components exclude holdings by non-residents of the euro area of money market fund shares/units, money market paper and debt securities up to 2 years.

(2) Excluding credit institutions' cash in hand, including notes and coins held abroad.

(3) Calculated based on official figures provided in euro using the fixed calculation rate of DM 1.95583 = EUR 1.

(4) Euro area enlargement in 2001.

(5) Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, March 2002, Tables 2.4.1, 2.4.2; Monthly Bulletin April 2001, Tables 2.4.1, 2.4.2; Deutsche Bundesbank, Monthly Report February 1999, Tables I.1 and II.2)

OFFICIAL FOREIGN EXCHANGE RESERVES

    The following table shows the breakdown of the Federal Republic's official foreign exchange reserves as of the end of the years indicated.


           OFFICIAL FOREIGN EXCHANGE RESERVES OF THE FEDERAL REPUBLIC

                                                                AS OF DECEMBER 31,
                                              -----------------------------------------------------
                                               2001    2000   1999(1)  1999(1)(2)    1998     1997
                                              ------  ------  -------  ----------  -------  -------
                                                  (EUR IN
                                                 MILLIONS)               (DM IN MILLIONS)
                                              --------------           -------------------
Gold........................................  35,005  32,676   32,287      63,148   17,109   13,688
Foreign Currency Balances...................  49,489  53,377   52,420     102,525  100,363   76,673
International Monetary Fund
 Reserve Position and Special Drawing Rights   8,721   7,762    8,332      16,296   16,533   13,874
Claims on the European Central Bank (net)...     ---     ---      ---         ---      ---   22,649
                                              ------  ------  -------  ----------  -------  -------
Total                                         93,215  93,815   93,039     181,968  134,005  126,884
                                              ======  ======  =======  ==========  =======  =======





(1) External position of the Deutsche Bundesbank in the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.

(2) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table X.8. and X.9)

    The Federal Republic's foreign reserve assets are currently managed by both the ECB and the Deutsche Bundesbank. Following the commencement of Stage Three of EMU on January 1, 1999, the eleven originally participating Member States transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 39.5 billion to the ECB, 85% of which consisted of foreign currency reserves and 15% of which consisted of gold. Like the national central banks of other countries that so far have not entered Stage Three of EMU, the Bank of Greece originally paid up only EUR 102.8 million, or 5%, of the share of the ECB's capital that it had subscribed for. When Greece entered Stage Three of EMU in January 2001, however, the Bank of Greece paid up the remaining 95% of its subscribed capital.

    The ECB manages the foreign reserve assets that the twelve participating Member States have transferred to it and regularly communicates its management decisions to the respective national central banks, which are responsible for executing portfolio management operations in accordance with the instructions that they receive from the ECB. Management decisions by the ECB may include the setting of operational objectives in terms of currency distribution, interest rate risk, credit risk and liquidity requirements. The foreign reserve assets that were not transferred to the ECB at the start of Stage Three of EMU continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2000, page 82)

EXTERNAL POSITIONS OF BANKS

    The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.


               FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

                                          AS OF DECEMBER 31,
                              ------------------------------------------
                               2001   2000   1999  1999(1)   1998   1997
                              -----  -----  -----  -------  -----  -----
                                 (EUR IN               (DM IN
                                MILLIONS)             MILLIONS)
                              ------------         --------------
DEUTSCHE BUNDESBANK
Assets......................   76.1  100.8  142.0    277.7  135.1  127.8
Liabilities.................    8.8    6.6    6.2     12.1   16.0   16.9
Net Position................   67.4   94.2  135.8    265.6  119.1  110.9

BANKS
Loans to foreign banks......  596.1  507.7  427.1    835.3  774.9  689.1
Loans to foreign non-banks..  570.3  475.8  396.1    774.7  610.3  474.8
Loans from foreign banks....  622.7  586.0  483.6    945.8  875.7  670.3
Loans from foreign non-banks  350.6  314.9  284.4    556.2  390.3  333.9




(1) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Tables IV.4, X.8 and
X.9)


FOREIGN EXCHANGE RATES AND CONTROLS

    The euro is a freely convertible currency. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.


ANNUAL AVERAGE EXCHANGE RATES OF THE DEUTSCHE MARK(1)

                                1998    1997
                               ------  ------

DM to 1 U.S. dollar..........  1.7592  1.7348
DM to 1 pound sterling.......  2.9142  2.8410
DM to 1 Swiss franc..........  1.2141  1.1951
DM to 100 French franc.......  29.829  29.705
DM to 1,000 Italian lire.....  1.0132  1.0184
DM to 100 Netherlands guilder  88.714  88.857
DM to 100 Japanese yen.......  1.3484  1.4378




(1) Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Tables X.11 and X.12)


ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

                            2001    2000    1999
                           ------  ------  ------

U.S. dollars per 1 euro..  0.8956  0.9236  1.0658
Pound sterling per 1 euro  0.6219  0.6095  0.6588
Japanese yen per 1 euro..  108.68   99.47  121.32
Swiss franc per 1 euro...  1.5105  1.5579  1.6003




(1) Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table X.11)


BANKING SYSTEM

     As of January 2002, 2,510 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,336.5 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank's own classification, these institutions included 277 commercial banks with an aggregate balance sheet total of EUR 1,776.8 billion. These included four major commercial banks with an aggregate balance sheet total of
                                      G-19

EUR 1,012.3 billion, 193 regional and other commercial banks, including privately held commercial banks, and the Deutsche Postbank AG, (with an aggregate balance sheet total of EUR 633.2 billion), as well as 80 subsidiaries or branches of foreign banks located in the Federal Republic (with an aggregate balance sheet total of EUR 131.3 billion).

    In addition to the commercial banks, there were 528 savings banks and their 13 central institutions, the 12 Landesbanken and the DGZDekaBank, and 14 credit institutions with special purposes. As of January 2002, the aggregate balance sheet total of the savings banks was EUR 969.0 billion, and the aggregate balance sheet total of the Landesbanken and the DGZDekaBank was EUR 1,271.5 billion. The aggregate balance sheet total of the credit institutions with special purposes was EUR 501.5 billion.

    Furthermore, the Federal Republic's banking system comprises 1,619 credit cooperatives (with an aggregate balance sheet total of EUR 543.8 billion) and their 2 regional institutions (with an aggregate balance sheet total of EUR
201.5 billion), including the DZ Bank AG, which was formed after the merger of Deutsche Genossenschaftsbank with the GZ Bank, another regional institution of the credit cooperatives, 28 mortgage banks (with an aggregate balance sheet total of EUR 914.2 billion) and 29 building and loan associations (with an aggregate balance sheet total of EUR 158.2 billion).

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table IV.2)

    All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as "universal" banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.


SECURITIES MARKET

    The Federal Republic's securities market is among Europe's largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

    Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic's position in the world's capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

    In 2001, sales of debt securities and shares amounted to EUR 180.4 billion and EUR 80.1 billion, respectively.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VII.1)


FINANCIAL SUPERVISORY AUTHORITY

    In April 2002, the Act on Integrated Financial Services Supervision (Gesetz uber die integrierte Finanzdienstleistungsaufsicht) took effect. The act reorganizes the system of financial services supervision in Germany by merging the Federal Banking Supervisory Authority, the Federal Supervisory Authority for Securities Trading and the Federal Supervisory Authority for the Insurance Industry into one single Supervisory Authority, the Federal Institute for Financial Services Supervision (Bundesanstalt fur Finanzdienstleistungsaufsicht), located in Bonn and Frankfurt. It is organized as a public law institution (Anstalt des offentlichen Rechts), and will be funded exclusively from fees paid by the companies subject to its supervision. This organizational change is a response to recent developments in the financial markets and the fact that companies are increasingly forming business combinations across sectors in order to efficiently offer comprehensive financial services, as demonstrated by recent mergers of insurance companies and banks.

    The new Financial Supervisory Authority with President Sanio began operations on May 1, 2002. Its task is to provide a one-stop shop for financial services supervision, thereby better addressing the needs of the capital markets for protection of investors and insured persons, and enabling financial services providers to install more adequate cross-sector risk-management devices. The reform is intended to strengthen the German financial markets, especially in competition with other European countries.

     While the organizational framework of financial markets supervision changed as a result of the adoption of the act, the substantive rules and regulations will remain the same, except for the course of cooperation with the Deutsche Bundesbank in the ongoing supervision. For the first time, the cooperation of the Deutsche Bundesbank in banking supervision is regulated by law. The Deutsche Bundesbank will be closely integrated into the ongoing supervision of the banking sector.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt fur Finanzdienstleistungsaufsicht, press release dated April 29,
2002)

                                 PUBLIC FINANCE

RECEIPTS AND EXPENDITURES

    The Federal Government, each of the Lander governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

    The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

    In addition to the federal, Lander and municipal budgets, there are separate budgets of the social security system and various special funds
(Sondervermogen) of the federal administration that are created for specific public purposes.

    Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

    In 2001, total consolidated public sector receipts as shown in the national accounts according to ESA figures amounted to EUR 952.1 billion, with tax receipts of EUR 488.7 billion and social security receipts of EUR 383.6 billion.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.3)

    In 2001, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 138.9 billion and EUR 170.8 billion, respectively. In addition to these taxes, the Federal Government and the Lander governments each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Lander governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.5)

    Consolidated public sector expenditures in 2001, as shown in the national accounts, amounted to a total of EUR 1,008.4 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR
548.3 billion) and employee compensation (EUR 165.3 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 36.1 billion, and interest on public debt, which totaled EUR 66.5 billion.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.3)

    The consolidated budget deficit shown in the national accounts increased from an amount, adjusted for receipts from UMTS license auctions, of EUR 26.9 billion in 2000 to EUR 56.3 billion in 2001. The UMTS license auction generated proceeds of EUR 50.9 billion resulting in an actual net budget surplus of EUR
24.0 billion or 1.2% in 2000 before the adjustment. In 2001, the budget deficit was 2.7% of GDP.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.3)

                            PUBLIC SECTOR ACCOUNTS(1)

                                                               2001(2)(6)  2000(2)  1999(2)  1999(6)(7)  1998(6)    1997
                                                               ----------  -------  -------  ----------  -------  -------

                                                                     (EUR IN BILLIONS)             (DM IN BILLIONS)
                                                               ----------------------------  ----------------------------
Federal Government, Lander governments and municipalities (3)
 Receipts ...................................................       553.5    613.3    566.0     1,107.0  1,072.1  1,014.3
   of which taxes............................................       446.2    467.3    453.1       886.2    833.0    797.2
 Expenditures ...............................................       601.3    594.9    592.9     1,159.6  1,128.8  1,108.9
 Balance ....................................................       (47.8)    18.4    (26.9)      (52.6)   (56.7)   (94.5)
Social security(4)
 Receipts(5) ................................................       443.5    433.6    429.1       839.2    812.2    797.3
 Expenditures ...............................................       447.6    433.8    425.7       832.6    808.9    794.5
 Balance ....................................................        (4.1)    (0.3)     3.5         6.8      3.3      2.9
Consolidated public sector...................................
 Receipts ...................................................       920.1    975.5    925.4     1,809.9  1,766.0  1,705.3
 Expenditures ...............................................       972.2    957.1    948.8     1,855.7  1,819.3  1,797.0
 Balance ....................................................       (52.2)    18.4    (23.4)      (45.8)   (53.3)   (91.7)





(1) The budgetary definition used here differs from the methods used for the government account of the national accounts as shown in the text above.

(2) Figures are partly based on estimates.

(3) Includes special funds.

(4) Includes statutory pension insurance funds, the Federal Labor Office, statutory health insurance and accident insurance, retirement pension funds for farmers and supplementary pension funds for government employees.

(5) Includes  Federal  Government  liquidity  assistance  to the  Federal  Labor
    Office.

(6) Preliminary.

(7) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Table VIII.1)



                           FEDERAL GOVERNMENT ACCOUNTS

                 2001(1)  2000(1)  1999(2)  1999(2)(3)   1998   1997
                 -------  -------  -------  ----------  -----  -----

                     (EUR IN BILLIONS)          (DM IN BILLIONS)
                 -------------------------  ------------------------
Receipts.......    261.0    291.4    240.3       470.0  439.0  416.8
 of which taxes    212.8(2) 219.0    211.7       414.1  379.5  368.2
Expenditures...    261.0    264.6    266.5       521.2  495.6  480.3
Total balance..     (0.0)    26.8    (26.2)      (51.5) (56.6) (63.5)




(1) Partly estimated.

(2) Provisional figures.

(3) Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Tables VIII.2 and
VIII.4)

                       FEDERAL GOVERNMENT EXPENDITURES(1)

                                                2003(2)  2002(2)    2001   2000(3)  1999(3)
                                                -------  -------  -------  -------  -------

                                                             (EUR IN BILLIONS)
                                                -------------------------------------------
Expenditures total............................  249,400  247,500  243,145  244,405  246,869
Selected categories:
Education, science, research, cultural affairs   11,042   10,994   10,645    9,888    9,930
Social security...............................  105,020  105,997  102,034  100,761  100,301
 of which:
 Subsidies to social welfare Insurance
   (including unemployment insurance) ........   80,525   79,738   75,896   70,420   68,977
 Family and child benefits ...................    3,498    3,461    3,325    3,409    3,519
 Labor market policy .........................   12,166   13,678   13,462   14,645   17,833
 Promotion of savings and investments ........      500      500      486      451      423
Defense.......................................   27,549   27,485   27,958   23,251   24,599
Transportation/Communication..................    9,821    9,965    9,775    9,404    9,612
General Financing.............................   44,456   43,589   43,530   51,620   53,422
 of which:
 Debt service ................................   40,464   38,995   37,662   39,198   41,126
Other expenditures
 Economic Cooperation ........................    3,512    3,621    3,697    3,602    3,933
 Health ......................................      332      353      403      118      126
 Housing, Regional Planning ..................    1,898    2,075    2,200    2,297    2,505
 Food, Agriculture, Forestry .................    1,277    1,316    1,371    1,633    1,621




(1) The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table "Federal Government Accounts" as the information is derived from different sources and is the result of different methods of data compilation.

(2) Government projection.

(3) Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, Table 2, pages 212-214, Table 4, pages 222-223; Ebersichten zum Bundeshaushaltsplan 2002, pages 14-20)


TAX STRUCTURE

Income tax

    The Federal Government's largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees' salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. The income tax payable with respect to taxable income generated during the 2002 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,235 for single persons/ EUR 14,471 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 19.9% to 48.5%, and (iii) a flat rate of 48.5% for net income in excess of EUR 55,007 for single persons/ EUR 110,015 for married couples. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate to finance the restructuring processes in the eastern Lander. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragssteuer) at a rate of 30% for interest payments and 20% for dividend payments, respectively, subject to an allowance in the amount of EUR 1,601 (EUR 3,202 for married couples). The tax withheld is credited against the taxpayers' income tax liability. Tax rates and allowances will change in future periods. See "---Tax Reform 2000".

     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25%, which is a drastic reduction compared to the former 45% for retained earnings and 30% for distributed profits. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called "half income system" in 2002 to make cross- border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation is included in the shareholders' income. Accordingly, it is no longer necessary to credit the corporate tax paid by the company against the shareholders' income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another are generally tax-exempt. Private shareholders are able to sell their stakes after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest. If the sale is taxable, the half income method is applied to it. Furthermore, the tax-free allowance for the sale or closure of a business has been raised from approximately EUR 30,680 to EUR 51,200 in 2002. In addition, the "half-average tax rate", which was abolished in 1999, has been reintroduced for entrepreneurs retiring from business. Various measures have been adopted to finance the tax relief, including a reduction of the depreciation rate that applies to current assets from 30% to 20% as well as a reduction of the respective rate for fixed assets from 4% to 3%.

Value-added tax

    Value-added tax ("VAT") is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

    On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation, to lower social security contributions of labor and to allocate the burden of taxes and contributions more equally among labor, capital and natural resources. Pursuant to this scheme and subject to certain exceptions, electricity consumption initially was taxable at a rate of EUR
0.0102 per kWh, and the petroleum tax was increased by EUR 0.0307 per liter of gasoline, EUR 0.0205 per liter of fuel oil, and EUR 0.0164 per kWh of gas. While the tax increase on fuel oil and gas was a non-recurring measure, the petroleum tax and the electricity tax have increased annually by EUR 0.0307 per liter and by EUR 0.026 per kWh, respectively, since 1999 and will continue to do so until 2003. Additionally, since November 1, 2001, the petroleum tax rate is differentiated according to the gasoline's sulfur content. The higher revenues generated by these energy taxes have enabled the Federal Government to reduce and stabilize the rate of contribution to the pension insurance scheme (Beitragssatz der gesetzlichen Rentenversicherung).

Trade tax

    Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished, effective January 1, 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business' trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business' earnings as calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already particularly benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000, thereby obtain an additional reduction of their tax burden.

Tax reform 2000

    In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) was adopted. Following a resolution of the Bundesrat, calling for additional tax relief for small and medium sized enterprises, the Federal Government presented the Supplementary Tax Reduction Act (Steuersenkungserganzungsgesetz), which was passed in November/December 2000. The entire tax reform package, called the "Tax Reform 2000", is the most ambitious tax reduction program in the history of the Federal Republic. It came into effect on January 1, 2001. The main beneficiaries of the Tax Reform 2000 are families, employees and small and medium-sized enterprises. Until 2005, the Tax Reform 2000 provides for a total annual relief in the amount of EUR 32 billion compared to the 1998 tax burden.

    As far as personal income tax is concerned, the first stage of the Tax Reform 2000 accelerated the effective date of a previously enacted tax decrease by one year from January 1, 2002 to January 1, 2001. In two subsequent stages, which will take effect on January 1, 2003 and January 1, 2005, the personal allowance will be increased to EUR 7,664 for single persons (from currently EUR 7,235) and EUR 15,329 for married couples (from currently EUR 14,471), the minimum tax bracket will be lowered to 15% (from currently 19.9%), and the maximum tax bracket will be lowered to 42% (from currently 48.5%). In addition, effective January 1, 2005, the maximum flat rate will be applied only to income in excess of EUR 52,151 for single persons (currently EUR 55,007) and EUR 104,303 for married couples (currently EUR 110,015).

     In addition to the Tax Reform 2000, the Bundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. It contains a number of short-term measures particularly benefiting small and medium sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises.

(Source: www.bundesfinanzministerium.de/Steuern-und-Zoelle/Lexikon-Steuern-A-Z-
..701.htm,
www.bundesfinanzministerium.de/Anlage10009/Tax-Reform-2000-an-Overview.pdf,
www.bundesfinanzministerium.de/Anlage10654/Die-Oekosteuer-ein-Plus-fuer-Arbeit-
und-Umwelt.pdf, www.bundesfinanzministerium.de/Anlage1937/BMF-Schreiben-vom-
16.05.2001.pdf)

          TAX REVENUES OF THE FEDERAL, LANDER AND LOCAL AUTHORITIES(1)

                                        2002(2)  20001(2)  2000(3)  1999(3)    1999     1998
                                        -------  --------  -------  -------  -------  -------

                                             (EUR IN MILLIONS)           (DM IN MILLIONS)
                                        --------------------------  -------------------------
Federal taxes(4)......................   84,108    79,277   75,503   72,235  141,279  130,513
Share of the Federal Government in(5):
 Wage tax and assessed income
   tax ...............................   60,094    62,236   62,882   61,496  120,275  114,492
 Capital gains tax and corporate
   tax ...............................   11,200    10,229   18,545   16,834   32,924   29,474
 Interest withholding tax ............    3,973     3,943    3,227    2,660    5,202    5,232
 Value added and import-
   turnover tax ......................   74,865    72,257   66,494   66,162  129,401  115,394
 Trade tax ...........................    2,058     1,513    1,327    1,305    2,552    2,351
 Total Federal taxes(6) ..............  199,472   193,766  198,790  192,447  376,394  341,485
Lander taxes(7).......................   19,824    19,628   18,443   19,564   38,263   37,300
Share of the Lander governmentsin(5):
 Wage tax and assessed
   incometax .........................   62,236    60,094   62,882   61,496  120,275  114,492
 Capital gains tax and
   corporationtax ....................   11,200    10,229   18,545   16,834   32,924   29,474
 Interest withholding tax ............    3,973     3,943    3,227    2,660    5,202    5,232
 Value added and import-
   turnover tax ......................   67,741    63,794   61,957   60,013  117,375  111,696
 Trade tax ...........................    4,694     3,997    4,194    4,158    8,133    7,933
 Total Lander taxes(8) ...............  189,957   178,690  189,493  184,003  359,879  344,132

Municipal authorities taxes(9)........    9,950     9,898    9,633    9,460   18,502   17,760
Share of the municipalities in:
 Wage tax and assessed
   incometax .........................   23,050    22,285   23,074   22,430   43,869   41,836
 Value added and import-
   turnover tax(10) ..................    3,023     2,884    2,925    2,847    5,569    5,304
 Trade tax ...........................   19,131    18,851   21,505   21,596   42,239   40,225
 Total municipal authorities
   taxes .............................   55,154    53,918   57,136   56,334  110,180  105,125
Revenues of EU (11):
 Customs duties ......................    3,225     3,191    3,394    3,186    6,231    6,486
 Value added tax .....................    6,000     8,031    9,496    8,134   15,908   17,820
 Tax based on nominal GNP ............   12,700     8,031    8,943    8,964   17,533   17,965
 Total tax revenues                     466,508   446,107  467,252  453,069  886,125  833,013




(1) The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the table "Federal Government Accounts" as the information was derived from different sources and is the result of different methods of data compilation.

(2) 2001: Municipal authorities taxes and trade tax estimated. 2002: Projected figures, Arbeitskreis Steuerschatzung, November 2001, adjusted to actual legislation.

(3) Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(4) Including, among others, taxes on tobacco, distilled spirits and mineral fuels.

(5) Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Lander governments and the municipalities according to specific distribution schedules.

(6) Net of Federal grants to certain Lander and of EU contributions.

(7) Includes, among others, taxes on property, motor vehicles and beer.

(8) Including Federal grants to certain Lander.

(9) Includes, among others, inheritance and gift tax, taxes on real property.

(10)Beginning in 1998, municipalities share in value added tax and import-turnover tax.

(11)Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, Table 13, pages 268-278)

GOVERNMENT PARTICIPATIONS

    At the end of 2000, the Federal Republic held direct participations in 103 public or private enterprises, and various special funds held participations in 22 (19 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 14.8 billion (DM 28.9 billion) as per December 31, 2000 compared to EUR 15.0 billion (DM 29.3 billion) as per December 31, 1999. Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2000, page 3; Beteiligungsbericht 2001, pages 1, 3)

    The following table shows information on the Federal Republic's significant participations (including those held through its "special funds") at the end of September 2001.

                                                      NOMINAL CAPITAL       PARTICIPATION OF THE
                                                    OF ENTERPRISE AS PER  FEDERAL REPUBLIC AS PER
                    ENTERPRISES                    SEPTEMBER 30, 2001(1)     SEPTEMBER 30, 2001
-------------------------------------------------  ---------------------  -----------------------
                                                     (EUR IN MILLIONS)           (PERCENT)
                                                   ---------------------  -----------------------

Significant majority participations:
Deutsche Ausgleichsbank..........................                    511                    100.0
Deutsche Bahn AG.................................                  2,147                    100.0
Deutsche Post AG.................................                  1,113                     50.0
                                                                                   plus 26 shares
Kreditanstalt fur Wiederaufbau...................                    511                     80.0

Significant minority participations exceeding 25%
Deutsche Telekom AG..............................                  7,756                     30.9
Flughafen Munchen GmbH...........................                    307                     26.0




(1) Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

Source: Bundesministerium der Finanzen, Beteiligungsbericht 2001, pages 3-7, 12, 102-103, 142 and Chapter K, Table III, pages 253-296)

                         DEBT OF THE FEDERAL GOVERNMENT

    As per December 31, 2001, the Federal Government's total debt, not including the debt of the Lander governments and the municipalities, amounted to EUR
701.1 billion, or 35.2% of the 2000 GDP at current prices, compared to EUR
715.8 billion, or 36.0% of the 1999 GDP at prices of December 31, 1999. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermogen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report April 2002, Tables VIII.10 and
IX.1)

    The Federal Government raises funds primarily through the issuance of bonds and notes and through Schuldscheindarlehen. The Federal Government does not raise funds in foreign currencies and does not issue secured debt. Starting January 1, 1999, the Federal Government has been raising all funds in euro. Bonds and notes issued by the Federal Republic are evidenced by book entry and no certificates are issued.

    In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 211,644 billion as per June 30, 2001. Of this amount, EUR 105,505 billion was outstanding in the form of export credit insurance, which is handled by HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, Overview 4, page
328)

    For more detailed information regarding the Federal Government's debt and guarantees, see "Tables and Supplementary Information".

    For information on the Federal Government's liability as per December 31, 2000 for capital subscriptions to various international financial organizations, see the table entitled "III. Liabilities to International Financial Organizations", below.

                      TABLES AND SUPPLEMENTARY INFORMATION

                    I. DIRECT DEBT OF THE FEDERAL GOVERNMENT

                                     SUMMARY

                                          PRINCIPAL
                                            AMOUNT
                                        OUTSTANDING AS
                                         PER DECEMBER
                                           31, 2001
                                      -----------------

                                      (EUR IN MILLIONS)

Federal bonds.......................            433,573
Bonds of the Federal Railways.......              7,669
Five-year special Federal bonds.....            132,750
Federal Treasury notes..............             64,000
Federal savings bonds...............             26,394
Treasury discount paper.............             19,478
Federal Treasury financing paper....              1,658
Borrowers' note loans of which:.....             44,790
 -- from residents .................             43,707
 -- from non-residents .............              1,083
Old debt(2) of which:...............              9,180
 Equalization claims ...............              8,671
Assumed debt of equalization fund...                  0
Other...............................                 40
Repurchased debt....................             43,201
Medium term notes of Treuhandanstalt               9,56
                                      -----------------

Total...............................            697,290
                                      =================



(1) Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Ubersicht uber den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2001, Bundesanzeiger Nr. 44 of March 5, 2002, page 3867)

                                   DEBT TABLES

1.  FEDERAL BONDS(1)

                                                                                                      PRINCIPAL
                                                                                                        AMOUNT
                                                                                                    OUTSTANDING AS
                                                                                                     PER DECEMBER
TITLE                                                     INTEREST RATE  YEAR OF ISSUE  MATURITY       31, 2001
--------------------------------------------------------  -------------  -------------  --------  -----------------
                                                             (% P.A.)                             (EUR IN MILLIONS)

6% Bonds of the Federal Republic of 1986 (Second Series)              6           1986      2016           3,579.04
5.625% Bonds of the Federal Republic of 1986............          5.625           1986      2016             511.29
8% Bonds of the Federal Republic of 1992................              8           1992      2002           7,669.38
7.25% Bonds of the Federal Republic of 1992.............           7.25           1992      2002           5,112.92
7.125% Bonds of the Federal Republic of 1992............          7.125           1992      2002           8,180.67
7.75% Bonds of the Treuhandanstalt of 1992..............           7.75           1992      2002           5,112.92
7.375% Bonds of the Treuhandanstalt of 1992.............          7.375           1992      2002           5,112.92
8% Bonds of the Federal Railways of 1992................              8           1992      2002           3,067.75
7.5% Bonds of the Federal Railways of 1992..............            7.5           1992      2002           2,045.17
6.75% Bonds of the Federal Republic of 1993.............           6.75           1993      2003           5,112.92
6.5% Bonds of the Federal Republic of 1993..............            6.5           1993      2003           8,180.67
6% Bonds of the Federal Republic of 1993................            6.0           1993      2003           6,135.50
7.125% Bonds of the Treuhandanstalt of 1993.............          7.125           1993      2003           7,158.09
6.5% Bonds of the Treuhandanstalt of 1993...............            6.5           1993      2003           5,112.92
6.875% Bonds of the Treuhandanstalt of 1993.............          6.875           1993      2003           5,112.92
6.625% Bonds of the Treuhandanstalt of 1993.............          6.625           1993      2003           5,112.92
6% Bonds of the Treuhandanstalt of 1993.................              6           1993      2003           5,112.92
6.125% Bonds of the Federal Railways of 1993............          6.125           1993      2003           2,556.46
6.25% Bonds of the Federal Republic of 1994.............           6.25           1994      2024          10,225.84
6.75% Bonds of the Federal Republic of 1994.............           6.75           1994      2004           5,112.92
7.5% Bonds of the Federal Republic of 1994..............            7.5           1994      2004           5,112.92
Floating Bonds of the Federal Republic of 1994..........         float.           1994      2004           5,112.92
6.25% Bonds of the Treuhandanstalt of 1994..............           6.25           1994      2004           4,090.34
6.75% Bonds of the Treuhandanstalt of 1994..............           6.75           1994      2004           4,090.34
7.5% Bonds of the Treuhandanstalt of 1994...............            7.5           1994      2004           5,112.92
7.375% Bonds of the Federal Republic of 1995............          7.375           1995      2005           8,691.96
6.875% Bonds of the Federal Republic of 1995............          6.875           1995      2005          10,225.84
6.5% Bonds of the Federal Republic of 1995..............            6.5           1995      2005          10,225.84
6% Bonds of the Federal Republic of 1996................              6           1996      2006          12,782.30
6% Bonds of the Federal Republic of 1996................              6           1996      2006           6,135.50
6.25% Bonds of the Federal Republic of 1996.............           6.25           1996      2006           7,158.09
6% Bonds of the Federal Republic of 1997................              6           1997      2007          15,338.76
6% Bonds of the Federal Republic of 1997 (Second Series)              6           1997      2007          15,338.76
6.5% Bonds of the Federal Republic of 1997..............              6           1997      2027          11,248.42
5.25% Bonds of the Federal Republic of 1998.............           5.25           1998      2008          15,338.76
5.625% Bonds of the Federal Republic of 1998............          5.625           1998      2028          14,316.17
4.75% Bonds of the Federal Republic of 1998.............           4.75           1998      2008           8,691.96
4.75% Bonds of the Federal Republic of 1998.............           4.75           1998      2028          11,100.00
4.125% Bonds of the Federal Republic of 1998............          4.125           1998      2008          13,804.88
3.75% Bonds of the Federal Republic of 1999.............           3.75           1999      2009          14,000.00
4% Bonds of the Federal Republic of 1999................              4           1999      2009          11,000.00
4.5% Bonds of the Federal Republic of 1999..............            4.5           1999      2009          20,000.00
5.375% Bonds of the Federal Republic of 1999............          5.375           1999      2010          20,000.00
6,25% Bonds of the Federal Republic of 2000.............           6.25           2000      2030           9,000.00
5,5% Bonds of the Federal Republic of 2000..............            5.5           2000      2031          11,000.00
5,25% Bonds of the Federal Republic of 2000.............           5.25           2000      2010          20,000.00
5,25% Bonds of the Federal Republic of 2000.............           5.25           2000      2011          23,000.00
5% Bonds of the Federal Republic of 2001................              5           2001      2011          24,000.00
                                                                                                  -----------------
Total Federal Bonds.....................................                                                 441,242.82
                                                                                                  =================


(1) Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; incl. principal strips.
                                      G-30

2.  FIVE-YEAR SPECIAL FEDERAL BONDS(1)

                                                                                   PRINCIPAL
                                                                                     AMOUNT
                                                                                 OUTSTANDING AS
                                                                                  PER DECEMBER
TITLE                                  INTEREST RATE  YEAR OF ISSUE  MATURITY       31, 2001
-------------------------------------  -------------  -------------  --------  -----------------
                                          (% P.A.)                             (EUR IN MILLIONS)

4.5% Bonds of 1997-Series 122........            4.5           1997      2002           6,646.79
4.5% Bonds of 1997-Series 123........            4.5           1997      2002           6,646.79
4.5% Bonds of 1997-Series 124........            4.5           1997      2002           7,669.38
5% Bonds of 1997-Series 125..........              5           1997      2002           8,180.67
4.5% Bonds of 1998-Series 126........            4.5           1998      2003           6,646.79
4.5% Bonds of 1998-Series 127........            4.5           1998      2003           7,669.38
3.75% Bonds of 1998-Series 128.......           3.75           1998      2003           6,624.21
3.5% Bonds of 1998-Series 129........            3.5           1998      2003           6,000.00
3.25% Bonds of 1999-Series 130.......           3.25           1999      2004           8,000.00
3.25% Bonds of 1999-Series 131.......           3.25           1999      2004           1,500.00
4.125% Bonds of 1999-Series 132......          4.125           1999      2004           5,000.00
4.250% Bonds of 1999-Series 133......          4.250           1999      2004           6,000.00
4.250% Bonds of 1999-Series 134......          4.250           1999      2005           7,000.00
5% Bonds of 2000-Series 135..........              5           2000      2005           6,000.00
5% Bonds of 2000-Series 136..........              5           2000      2005          15,000.00
5% Bonds of 2000-Series 137..........              5           2000      2006          14,000.00
4,5% Bonds of 2001-Series 138........            4,5           2001      2006          14,000.00
4% Bonds of 2001-Series 139..........              4           2001      2006             166.37
                                                                               -----------------
Total Five Year Special Federal Bonds                                                 132,750.38
                                                                               =================


(1) Five Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.


3.  FEDERAL TREASURY NOTES(1)


                                                                          PRINCIPAL
                                                                            AMOUNT
                                                                        OUTSTANDING AS
                                                                         PER DECEMBER
TITLE                         INTEREST RATE  YEAR OF ISSUE  MATURITY       31, 2001
----------------------------  -------------  -------------  --------  -----------------
                                 (% P.A.)                             (EUR IN MILLIONS)
4.50% Notes of 2000.........           4.50           2000      2002           6,000.00
5.00% Notes of 2000.........           5.00           2000      2002           5,000.00
5.00% Notes of 2000.........           5.00           2000      2002           5,000.00
4.75% Notes of 2000.........           4.75           2000      2002           8,000.00
4.25% Notes of 2001.........           4.25           2001      2003          10,000.00
4.25% Notes of 2001.........           4.25           2001      2003          10,000.00
3.75% Notes of 2001.........           3.75           2001      2003          10,000.00
3.5% Notes of 2001..........            3.5           2001      2003          10,000.00
                                                                      -----------------
Total Federal Treasury Notes                                                  64,000.00
                                                                      =================



(1) Federal Treasury Notes are evidenced by book entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity.

4.  FEDERAL SAVINGS BONDS(1)

                                                                     PRINCIPAL AMOUNT
                                                                    OUTSTANDING AS PER
                        INTEREST RATE  YEAR OF ISSUE    MATURITY     DECEMBER 31, 2001
                       --------------  -------------  ------------  ------------------

                                                                     (EUR IN MILLIONS)

Federal Savings Bonds  2.25% to 8.25%   1995 to 2001  2002 to 2008           26,394.13


5.  TREASURY DISCOUNT PAPER(2)


                                                                     PRINCIPAL AMOUNT
                                                                    OUTSTANDING AS PER
                         INTEREST RATE(3)  YEAR OF ISSUE  MATURITY   DECEMBER 31, 2001
                         ----------------  -------------  --------  ------------------

                                                                     (EUR IN MILLIONS)
Treasury Discount Paper     3.4% to 4.30%           2001      2002              19,478

6.  FEDERAL TREASURY FINANCING PAPER(4)

                                                                                  PRINCIPAL AMOUNT
                                                                                 OUTSTANDING AS PER
                                  INTEREST RATE(3)  YEAR OF ISSUE    MATURITY     DECEMBER 31, 2001
                                  ----------------  -------------  ------------  ------------------

                                                                                  (EUR IN MILLIONS)
Federal Treasury Financing Paper    2.72% to 4.63%   2000 to 2001  2002 to 2003               1,658

7.  BORROWERS' NOTE LOANS(5)

                                                                         PRINCIPAL AMOUNT
                                                                        OUTSTANDING AS PER
                       INTEREST RATE  YEAR OF INCURRENCE    MATURITY     DECEMBER 31, 2001
                       -------------  ------------------  ------------  ------------------

                                                                         (EUR IN MILLIONS)
Borrowers' note loans  3.3% to 8.00%        1979 to 2001  2002 to 2007              44,790



(1) Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The Bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the Bonds. In addition, the seven year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.

(2) Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3) Reflects annual interest rate paid to the holder by way of the initial issue discount.

(4) Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5) Borrowers' note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

8.  OTHER LIABILITIES

                                                                                                                    PRINCIPAL
                                                                                                                      AMOUNT
                                                                                                                  OUTSTANDING AS
                                                                                            YEAR OF                PER DECEMBER
TITLE                                                                      INTEREST RATE  INCURRENCE  MATURITY       31, 2001
-------------------------------------------------------------------------  -------------  ----------  --------  -----------------
                                                                                                                (EUR IN MILLIONS)

Old debt(1)..............................................................     1% to 8.9%     Various   Various              9,180
Debt of Equalization of Burdens Fund taken over by the Federal Government        Various        1980   Various               0.31
Other debt(2)............................................................        Various     Various   Various              40.47


(1) Includes   mainly  equalization   and  covering   claims  of   the  Deutsche
    Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(2) Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Ubersicht uber den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2001, Bundesanzeiger Nr. 44 of March 5, 2002, page 3867; internal documents of the Federal Ministry of Finance)

                    II. GUARANTEES BY THE FEDERAL GOVERNMENT

                                                                        PRINCIPAL AMOUNT
                                                                           OUTSTANDING
                                                                         AS PER JUNE 30,
                                                                     ----------------------
DEBTOR OR PURPOSE OF DEBT                                            2000(1)(2)  2001(1)(2)
-------------------------------------------------------------------  ----------  ----------
                                                                        (EUR IN MILLIONS)

Export finance loans (including rescheduled loans).................     105,278     105,505
Untied loans; direct foreign investments by German companies;
  Loans of the European Investment Bank to non-EU borrowers........      24,985      25,006
Loans in connection with EU agricultural policy measures...........       6,647       6,647
Loans to domestic corporations and for projects in areas of
  Agriculture, fishing and housing construction....................      42,531      40,482
Contributions to international financing institutions..............      31,325      31,638
Co-Financing of bilateral projects of German financial co-operation         622         667
Successor agencies to Treuhandanstalt..............................       1,204       1,339
                                                                     ----------  ----------

Total Guaranteed Debt..............................................     212,592     211,644
                                                                     ==========  ==========



(1) No year end or quarterly figures are available.

(2) Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, page 328; Finanzbericht 2001, page 328)

           III.  LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

    The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right ("SDR"), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one third of the value of the basket. Since January 1, 1981, the exchange rate between world currencies and the SDR has been determined on the basis of a basket of five currencies, including the U.S. dollar, which accounts since January 1, 1996 for 39% of the value of the basket. On December 30, 2001, SDR 1 equaled DM 2.78655.


                          SUBSCRIPTIONS OR COMMITMENTS
                             BY THE FEDERAL REPUBLIC
                           TO INTERNATIONAL FINANCIAL
                     ORGANIZATIONS AS PER DECEMBER 31, 2001

                                                               SUBSCRIPTION OR
                                                                COMMITMENT BY
                                                                 THE FEDERAL
NAME OF ORGANIZATION                                             REPUBLIC(1)    AMOUNT PAID IN
-------------------------------------------------------------  ---------------  --------------
                                                                       (U.S.$ MILLIONS)

International Monetary Fund(2)...............................         16,347.8        16,347.8
International Bank for Reconstruction and Development(3).....          8,734.0           542.9
International Development Association (IDA)(3)...............         12,065.6        11,007.0
International Finance Corporation (IFC)(3)...................            128.9           128.9
European Investment Bank(4)..................................         16,531.6           992.8
African Development Bank(3)..................................          1,147.0            97.0
African Development Fund(3)..................................          1,391.7         1,391.7
Asian Development Bank(3)....................................          1,994.3           147.2
Asian Development Fund(3)....................................          1,065.7         1,065.7
Inter-American Development Bank(3)...........................          1,913.7            82.3
Inter-American Investment Corporation(3).....................             13.0            13.0
Fund for Special Operations(3)...............................            229.6           229.6
International Fund for Agricultural Development (IFAD)(3)....            242.6           231.0
Caribbean Development Bank(3)................................             50.2            11.1
Special Development Fund of the Caribbean Development Bank(3)             51.0            51.0
European Bank for Reconstruction and Development (EBRD)(3)(5)          1,585.1           416.1


(1) Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 =. $ 1.20635.

(2) Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year end exchange rates.

(3) Source:    computation   provided   by   Bundesministerium   der   Finanzen,
    Bundesministerium fur wirtschaftliche Zusammenarbeit und Entwicklung.

(4) Source: computation provided by European Investment Bank.

(5) Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 29, 2000, which was EUR 1 per $ 0.9388.